     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1999
                                                      REGISTRATION NO. 333-82049

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               ALLIEDSIGNAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             3728
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL                22-2640650
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     (IRS EMPLOYER IDENTIFICATION NO.)

                            ------------------------

                               ALLIEDSIGNAL INC.
                               101 COLUMBIA ROAD
                                 P.O. BOX 4000
                     MORRIS TOWNSHIP, NEW JERSEY 07962-2497
                                 (973) 455-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            PETER M. KREINDLER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               ALLIEDSIGNAL INC.
                               101 COLUMBIA ROAD
                                 P.O. BOX 4000
                     MORRIS TOWNSHIP, NEW JERSEY 07962-2497
                                 (973) 455-2000
     (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

 ARTHUR FLEISCHER, JR., ESQ.        EDWARD D. GRAYSON, ESQ.          PETER ALLAN ATKINS, ESQ.
   CHARLES M. NATHAN, ESQ.     VICE PRESIDENT AND GENERAL COUNSEL     DAVID J. FRIEDMAN, ESQ.
FRIED, FRANK, HARRIS, SHRIVER            HONEYWELL INC.            SKADDEN, ARPS, SLATE, MEAGHER
         & JACOBSON                 2701 FOURTH AVENUE SOUTH                & FLOM LLP
     ONE NEW YORK PLAZA           MINNEAPOLIS, MINNESOTA 55408           919 THIRD AVENUE
  NEW YORK, NEW YORK 10004               (612) 951-1000            NEW YORK, NEW YORK 10022-3897
       (212) 859-8000                                                     (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 22, 1999

   [LOGO]                                                             [LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of AlliedSignal Inc. and Honeywell Inc. have approved a merger agreement that provides for the combination of our two companies. We believe this combination will create a leading global technology company that will have significant financial strength, customer focus, technological leadership, 'Six Sigma' quality process discipline and reduced exposure to economic cycles. In connection with the merger, AlliedSignal will be renamed Honeywell International Inc. Its headquarters will remain in Morris Township, New Jersey.

     If we complete the merger, Honeywell shareowners will receive, for each share of Honeywell common stock, 1.875 shares of common stock of the combined company. We estimate that the combined company will issue approximately 240 million shares to Honeywell shareowners in the merger. Excluding employee options and similar employee awards, these shares will represent in total approximately 30% of the combined company's outstanding shares of common stock after the merger. AlliedSignal shares held by AlliedSignal shareowners before the merger will continue to remain outstanding after the merger and will represent in total approximately 70% of the combined company's outstanding shares.


     The shares of the combined company will be listed on the New York, Chicago and Pacific stock exchanges under the symbol 'HON' and will also be listed on the London stock exchange.


     We are asking AlliedSignal shareowners to approve the merger, including the related issuance of shares of common stock to Honeywell shareowners, and to approve an amendment to AlliedSignal's certificate of incorporation to increase the number of shares of common and preferred stock the combined company will be authorized to issue after the merger is completed.

     We are asking Honeywell shareowners to approve the merger agreement and the merger.

     We cannot complete the merger unless shareowners of both companies approve it. Approval of the amendment of AlliedSignal's certificate of incorporation is not a condition to completing the merger.

     We have each scheduled a special meeting of our respective shareowners to vote on these important matters.

     The dates, times and places of the meetings are:

For ALLIEDSIGNAL shareowners:

September 1, 1999,
10:00 a.m., local time
AlliedSignal Inc.
101 Columbia Road
Morris Township, New Jersey


For HONEYWELL shareowners:

September 1, 1999,
9:00 a.m., local time
Honeywell Inc.
2701 Fourth Avenue South
Minneapolis, Minnesota



     This document gives you detailed information about the special meetings and the proposed transactions. We encourage you to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE 'RISK FACTORS' SECTION BEGINNING ON PAGE 13 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTION.


     We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company. We join all the other members of the two companies' boards of directors in recommending that you vote in favor of the merger.


                               Very truly yours,



               /s/ Larry Bossidy                         /s/ MR Bonsignore
               Lawrence A. Bossidy                       Michael R. Bonsignore
               Chairman of the Board and                 Chairman of the Board and
                 Chief Executive Officer                   Chief Executive Officer
               AlliedSignal Inc.                         Honeywell Inc.

-------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

JOINT PROXY STATEMENT/PROSPECTUS, DATED JULY   , 1999, AND FIRST MAILED TO
SHAREOWNERS ON JULY 29, 1999.

                                     [Logo]

                   NOTICE OF A SPECIAL MEETING OF SHAREOWNERS

To the Shareowners of AlliedSignal Inc.:


     A Special Meeting of Shareowners of AlliedSignal Inc. will be held on Wednesday, September 1, 1999 at 10:00 a.m., local time, at AlliedSignal's headquarters, 101 Columbia Road, Morris Township, New Jersey. At the special meeting, shareowners will consider and vote on the following matters described in the accompanying joint proxy statement/prospectus:



     1. A proposed merger to be implemented pursuant to an Agreement and Plan of Merger, dated as of June 4, 1999, among AlliedSignal Inc., Honeywell Inc. and a subsidiary of AlliedSignal, including the related issuance of shares of common stock;


     2. A proposal to amend AlliedSignal's certificate of incorporation to increase the number of authorized shares of common stock from one billion to two billion shares, to increase the number of authorized shares of preferred stock from 20 million to 40 million shares and to eliminate several series of preferred stock not currently outstanding; and

will transact any other business that may properly come before the special meeting.


     The board of directors has determined that owners of record of AlliedSignal's common stock at the close of business on July 22, 1999 are entitled to notice of and to vote at the special meeting.


                                          By Order of the Board of Directors,


                                          /s/ Peter Kreindler
                                          Peter M. Kreindler
                                          Senior Vice President,
                                          General Counsel and Secretary

AlliedSignal Inc.
101 Columbia Road
Morris Township, New Jersey 07962
July 29, 1999


                             YOUR VOTE IS IMPORTANT

             To be sure your shares are represented at the meeting, please vote by telephone or complete, date, sign and return your proxy card in the enclosed postage-paid envelope as soon as possible.
               You may vote in person at the meeting even if you
                 vote by telephone or send in your proxy card.

                                     [Logo]

                   NOTICE OF A SPECIAL MEETING OF SHAREOWNERS

To the Shareowners of Honeywell Inc.:


     A Special Meeting of Shareowners of Honeywell Inc. will be held on Wednesday, September 1, 1999 at 9:00 a.m., local time, at Honeywell's headquarters, 2701 Fourth Avenue South, Minneapolis, Minnesota to consider and vote on the following matters described in the accompanying joint proxy statement/prospectus:


    The approval and adoption of an Agreement and Plan of Merger, dated as of June 4, 1999, among AlliedSignal Inc., Honeywell Inc. and a subsidiary of AlliedSignal, and the merger pursuant to this agreement; and

to transact any other business that may properly come before the special meeting.


     The board of directors has determined that owners of record of Honeywell's common stock at the close of business on July 22, 1999 are entitled to notice of and to vote at the special meeting.


                                          By Order of the Board of Directors,


                                          /s/ Kathleen M. Gibson
                                          Kathleen M. Gibson
                                          Vice President and Corporate Secretary


July 29, 1999


                             YOUR VOTE IS IMPORTANT

             To be sure your shares are represented at the meeting, please vote by telephone or complete, date, sign and return your proxy card in the enclosed postage-paid envelope as soon as possible.
               You may vote in person at the meeting even if you
                 vote by telephone or send in your proxy card.

               TABLE OF CONTENTS


                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................    1

SUMMARY...............................    2
     The Companies....................    2
     Reasons for the Merger...........    2
     Merger Recommendations to
       Shareowners....................    2
     Interests of Officers and
       Directors of Honeywell in the
       Merger.........................    2
     Opinions of Financial Advisors...    3
     The Terms of the Merger
       Agreement......................    3
     Name Change......................    3
     What Shareowners Will Receive....    3
     Comparative Per Share Market
       Price Information..............    3
     Record Date for Shareowners to
       Vote at the Special Meeting....    4
     Vote of Shareowners Required.....    4
     Board of Directors of the
       Combined Company and Related
       Matters After the Merger.......    4
     Employment Agreement with Michael
       R. Bonsignore..................    4
     Amendment to AlliedSignal
       By-Laws........................    4
     Amendment to AlliedSignal's
       Certificate of Incorporation...    4
     Accounting Treatment.............    5
     Tax Consequences of the Merger...    5
     Conditions to the Completion of
       the Merger.....................    5
     Regulatory Approvals.............    5
     Termination of the Merger
       Agreement......................    6
     Termination Fees and Expense
       Reimbursement..................    6
     Stock Option Agreements..........    7
     No Appraisal Rights..............    7

SELECTED HISTORICAL AND PRO FORMA
  FINANCIAL DATA......................    8
     Selected Historical Financial
       Data of AlliedSignal...........    9
     Selected Historical Financial
       Data of Honeywell..............   10
     Selected Unaudited Pro Forma
       Combined Financial Data........   11
     Comparative Per Share Data.......   12

                                        PAGE
                                        ----

RISK FACTORS..........................   13
     We may not achieve the cost
       savings and sales enhancements
       we expect to result from the
       integration of AlliedSignal and
       Honeywell......................   13
     Honeywell shareowners will
       receive consideration with a
       lower market value if the
       market price of AlliedSignal
       common stock declines..........   13
     The combined company may be
       required to make significant
       payments when Honeywell's
       current litigation with Litton
       Systems, Inc. is resolved......   13

     A large decline in the aerospace
       market could have a negative
       impact on the combined
       company's revenues and
       results of operations,
       given that a significant
       percentage of the sales
       of the combined company
       are to aerospace customers.....   14

     We may become subject to
       year 2000 litigation as
       a result of older
       Honeywell products.............   14

CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS..........   15

THE MERGER TRANSACTION................   16
     AlliedSignal Proposals...........   16
     Honeywell Proposal...............   16
     Background of the Merger.........   16
     Our Reasons for the Merger.......   20
     Factors Considered by, and
       Recommendation of, the Board of
       Directors of AlliedSignal......   22
     Factors Considered by, and
       Recommendation of, the Board of
       Directors of Honeywell.........   25
     Amendment of AlliedSignal's
       By-laws........................   27
     Accounting Treatment.............   27
     Material Federal Income Tax
       Consequences...................   28
     Regulatory Matters...............   29
     Appraisal Rights.................   30

COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION................   31

INFORMATION ABOUT OUR COMPANIES.......   32
     Information About AlliedSignal...   32
     Information About Honeywell......   33

UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION...............   34

                                        PAGE
                                        ----
INTERESTS OF CERTAIN PERSONS IN THE
  MERGER..............................   43
     New Employment Agreement.........   43
     Existing Termination Agreements
       with Honeywell Executive
       Officers.......................   44
     Indemnification; Directors' and
       Officers' Insurance............   45
     Incentive Compensation and Stock
       Ownership Plans................   45

OPINIONS OF FINANCIAL ADVISORS........   46
     Opinion of Financial Advisor to
       AlliedSignal...................   46
     Opinion of Financial Advisor to
       Honeywell......................   51

MATERIAL TERMS OF THE MERGER
  AGREEMENT...........................   57
     Structure of the Merger..........   57
     Timing of Closing and Effective
       Time...........................   57
     Merger Consideration.............   57
     Cancellation of Shares...........   57
     Procedures for Surrender of
       Certificates; Fractional
       Shares.........................   57
     Treatment of Honeywell Stock
       Options........................   58
     Name Change; Company
       Headquarters; Board of
       Directors and Related
       Matters........................   58
     Covenants........................   59
     Representations and Warranties...   62
     Additional Agreements............   63
     Conditions to the Completion of
       the Merger.....................   63
     Termination of the Merger
       Agreement......................   64
     Amendments and Waiver............   66

MATERIAL TERMS OF THE STOCK OPTION
  AGREEMENTS..........................   67
     The Stock Options................   67
     Exercise of the Stock Options....   67
     Cash Election....................   67
     Effect of Stock Option
       Agreements.....................   68
     Standstill Provisions............   68

DIRECTORS OF THE COMBINED COMPANY.....   69

                                        PAGE
                                        ----

MANAGEMENT OF THE COMBINED COMPANY....   76
     Chairman and Chief Executive
       Officer........................   76
     Chief Operating Officers and
       Executive Vice Presidents......   76
     Executive Office.................   76
     Integration Team.................   76
     Biographical Information.........   76

THE SPECIAL MEETINGS..................   78
     Date, Times and Places...........   78
     Matters to be Considered at the
       Special Meetings...............   78
     Record Date; Stock Entitled to
       Vote; Quorum...................   78
     Votes Required...................   79
     Share Ownership of Management....   79
     Shares Held in Street Name;
       Voting of Proxies..............   80

FEDERAL SECURITIES LAWS CONSEQUENCES;
  STOCK TRANSFER RESTRICTIONS.........   82

COMPARISON OF SHAREOWNER RIGHTS.......   83

DESCRIPTION OF ALLIEDSIGNAL CAPITAL
  STOCK...............................   87
     Authorized Capital Stock.........   87
     AlliedSignal Common Stock........   87
     AlliedSignal Preferred Stock.....   88
     Possible Anti-Takeover
       Provisions.....................   88
     Proposed Amendment to
       AlliedSignal's Certificate of
       Incorporation..................   89

WHERE YOU CAN FIND MORE INFORMATION...   90

EXPERTS...............................   91

LEGAL MATTERS.........................   92

SUBMISSION OF SHAREOWNER PROPOSALS....   92
     AlliedSignal or the Combined
       Company........................   92
     Honeywell........................   93


                                    ANNEXES

ANNEX A   Agreement and Plan of Merger................................  A-1
ANNEX B   Honeywell Stock Option Agreement............................  B-1
ANNEX C   AlliedSignal Stock Option Agreement.........................  C-1
ANNEX D   Opinion of J.P. Morgan Securities Inc. .....................  D-1
ANNEX E   Opinion of Bear, Stearns & Co. Inc. ........................  E-1
ANNEX F   Form of Amendment to Certificate of Incorporation of          F-1
          AlliedSignal Inc. ..........................................

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANIES FROM DOCUMENTS WE HAVE FILED WITH THE SEC THAT WE HAVE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. ALLIEDSIGNAL WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO ALLIEDSIGNAL, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                            ALLIEDSIGNAL INC.
                            101 COLUMBIA ROAD
                            P.O. BOX 2245
                            MORRIS TOWNSHIP, NEW JERSEY 07962-2245
                            ATTENTION: CORPORATE PUBLICATIONS
                            TELEPHONE NUMBER: (973) 455-5402

     HONEYWELL WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO HONEYWELL, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:


                            HONEYWELL INC.
                            2701 FOURTH AVENUE SOUTH
                            MINNEAPOLIS, MINNESOTA 55408
                            ATTENTION: OFFICE OF INVESTOR RELATIONS
                            TELEPHONE NUMBER: (612) 951-2122



     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF OUR SPECIAL MEETINGS OF SHAREOWNERS, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN AUGUST 25, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  When and where are the special meetings of shareowners?


A: Each company's special meeting will take place on September 1, 1999. The location of each special meeting is indicated on page 73.


Q:  What do I need to do now?


A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Complete, sign, date and mail the proxy card in the enclosed return envelope as soon as possible. If you are a shareowner of record, you may also vote your shares by telephone by following the instructions accompanying your proxy card. The boards of directors of AlliedSignal and Honeywell each recommend that its shareowners vote in favor of the merger.


AlliedSignal's board of directors also recommends that AlliedSignal shareowners vote to approve the proposed amendment to its certificate of incorporation. Approval of the amendment is not a condition to completing the merger.

Q: If my shares are held in 'street name' by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your shares held in 'street name', your broker will not be permitted to vote your shares on the proposals presented at your special meeting. You should therefore provide your broker with instructions as to how to vote your shares. Please check the voting form used by your broker to see if you may vote by telephone.

Q:  What do I do if I want to change my vote?

A:  You may change your vote:

      by sending a written notice to the corporate secretary of your company prior to your special meeting stating that you would like to revoke your proxy;

      by completing, signing and dating another proxy card and returning it by mail prior to your special meeting;

      by telephone by following the instructions provided on your proxy card; or

      by attending your special meeting and voting in person.

Q:  Should I send in my stock certificates at this time?

A: No. After we complete the merger, we will send Honeywell shareowners written instructions for exchanging their stock certificates. Stock certificates held by AlliedSignal shareowners do not need to be exchanged even though the name of the combined company will be changed to Honeywell International Inc.

Q:  When do you expect to complete the merger?

A: We must first obtain the approvals of our shareowners at the special meetings and the necessary regulatory clearances. We presently expect to complete the merger in the fall of 1999. However, we cannot assure you when or if the merger will occur.

Q: Where can I find more information about the companies, the special meetings or the merger?

A: Both AlliedSignal and Honeywell file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and at the offices of the New York Stock Exchange, or you can request copies of these documents from us.


AlliedSignal and Honeywell shareowners may call 1-800-390-9338 for information on the merger and the special meetings.

                                   SUMMARY


     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the legal terms of the merger, you should carefully read the rest of this document and the other documents we refer to. See 'Where You Can Find More Information' on page 90. We have included page references directing you to a more complete description of each item presented in this summary.


THE COMPANIES (SEE PAGE 32)

ALLIEDSIGNAL INC.
101 Columbia Road
P.O. Box 4000
Morris Township, New Jersey 07962-2497
(973) 455-2000
website: http://www.alliedsignal.com

     AlliedSignal is an advanced technology and manufacturing company serving customers worldwide with aerospace products and services, automotive products, chemicals, fibers, plastics and advanced materials. AlliedSignal is organized into eleven strategic business units reporting results of operations and financial condition in the following five segments: Aerospace Systems, Specialty Chemicals & Electronic Solutions, Turbine Technologies, Performance Polymers and Transportation Products.


HONEYWELL INC.
2701 Fourth Avenue South
Minneapolis, Minnesota 55408
(612) 951-1000
website: http://www.honeywell.com


     Founded in 1885, Honeywell is one of the leading technology and controls companies in the world, serving customers in homes, commercial buildings, the industrial arena and space and aviation. Honeywell's home and building control business is a global provider of comfortable, healthy, safe and energy-efficient indoor environments, offering more than 3,500 products to both the consumer market and the building industry. The industrial control business of Honeywell is a worldwide leader in automation solutions from sensors to integrated systems, serving industries such as hydrocarbon processing, chemicals and pulp and paper. Honeywell's space and aviation control business is a leading supplier of avionics systems and products for the commercial, military and space markets with customers ranging from aircraft manufacturers and business aircraft operators to prime space contractors and the U.S. government.

REASONS FOR THE MERGER (SEE PAGE 20)

     We believe that the merger offers an excellent opportunity to create value for the shareowners of AlliedSignal and Honeywell by creating a global technology company with:

   the opportunity to realize significant cost savings;

   increased opportunities for growth, particularly through our complementary aerospace businesses; and


   reduced cyclicality and sustained earnings growth as a result of a diverse business portfolio.


MERGER RECOMMENDATIONS TO SHAREOWNERS (SEE PAGES 22 AND 25)

To AlliedSignal shareowners:


     The AlliedSignal board of directors believes that the merger is fair to you and in your best interest and recommends that you vote FOR the merger, including the related issuance of shares of common stock.


To Honeywell shareowners:

     The Honeywell board of directors believes that the merger is advisable, fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

INTERESTS OF OFFICERS AND DIRECTORS OF HONEYWELL IN THE MERGER (SEE PAGE 43)

     When Honeywell shareowners consider the Honeywell board of directors' recommendation that Honeywell shareowners vote in favor of the merger, Honeywell shareowners should be aware that a number of Honeywell officers and directors may have interests in the merger that may be different from, or in addition to, theirs.
                                       2

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 46 AND 51)

     In deciding to approve the merger, each board of directors considered the opinion of its financial advisor. AlliedSignal's board of directors received an opinion from J.P. Morgan Securities Inc. that, as of the date the merger agreement was entered into, the consideration to be paid by AlliedSignal in the merger was fair from a financial point of view to AlliedSignal. Honeywell received an opinion from Bear, Stearns & Co. Inc. that, as of the date the merger agreement was entered into, the exchange ratio was fair from a financial point of view to shareowners of Honeywell. These opinions are attached as Annex D and Annex E to this joint proxy statement/ prospectus. We encourage you to review these opinions.

THE TERMS OF THE MERGER AGREEMENT (SEE PAGE 57)

     We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to review the merger agreement as it is the legal document that governs the merger.

NAME CHANGE (SEE PAGE 58)

     In connection with the merger, AlliedSignal will change its name to Honeywell International Inc.

WHAT SHAREOWNERS WILL RECEIVE (SEE PAGE 57)

Honeywell Shareowners

     As a result of the merger, Honeywell shareowners will receive for each share of Honeywell common stock 1.875 shares of common stock of the combined company.


     No fractional shares will be issued. Each Honeywell shareowner otherwise entitled to receive a fractional share will receive a check in an amount, rounded to the nearest one cent, equal to the average of the closing prices for the shares of AlliedSignal common stock reported on the NYSE Composite Transaction Reporting System over the ten trading days before the completion of the merger multiplied by the fraction represented by that fractional share.

EXAMPLE:


      If you currently own 500 shares of Honeywell common stock, after the merger you will receive 937 shares of common stock of the combined company (500 x 1.875 = 937.5) and a check for an amount equal to the average closing price of the shares of AlliedSignal common stock reported on the NYSE Composite Transaction Reporting System over the ten trading day period before the completion of the merger multiplied by .50, rounded to the nearest one cent.



      On July 22, 1999 the closing price for AlliedSignal common stock on the
      NYSE Composite Transaction Reporting System was $       . Applying the
      1.875 exchange ratio to this closing price, a Honeywell shareowner would be entitled to receive, for each share of Honeywell common stock, shares of common stock of the combined company with a market value of
      approximately $       . The market prices for the shares of AlliedSignal
      and Honeywell common stock are likely to change between now and the date the merger is completed. You are urged to obtain current price quotes for the shares of AlliedSignal and Honeywell common stock.


AlliedSignal Shareowners

     AlliedSignal shares held by AlliedSignal shareowners before the merger will continue to remain outstanding after the merger and will represent an equal number of shares of common stock of the combined company.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 31)


     The shares of both AlliedSignal and Honeywell common stock are listed on the New York Stock Exchange. On June 3, 1999, the last full trading day before rumors of the merger appeared in the marketplace, the closing price for AlliedSignal common stock reported on the NYSE Composite Transaction Reporting System was $60.375 and the closing price for Honeywell common stock reported on the NYSE Composite Transaction Reporting System was $95.875. On July 22, 1999, AlliedSignal common stock closed at

$       and Honeywell common stock closed at $       .


RECORD DATE FOR SHAREOWNERS TO VOTE AT THE SPECIAL MEETING (SEE PAGE 78)


AlliedSignal


     If you are an AlliedSignal shareowner, you may vote at your special meeting if you owned shares of AlliedSignal common stock at the close of business on
July 22, 1999. As of the close of business on that day,        shares of
AlliedSignal common stock were outstanding.


Honeywell


     If you are a Honeywell shareowner, you may vote at your special meeting if you owned shares of Honeywell common stock at the close of business on July 22,
1999. As of the close of business on that day,        shares of Honeywell common
stock were outstanding.



VOTE OF SHAREOWNERS REQUIRED (SEE PAGE 79)


For AlliedSignal shareowners

     Approval of the merger, including the related issuance of shares of common stock, requires the affirmative vote of a majority of the votes cast on the proposal, so long as the total number of votes cast in favor of and against the proposal represents a majority of the shares of AlliedSignal common stock that are outstanding on the AlliedSignal record date. AlliedSignal shareowners will have one vote for each share of AlliedSignal common stock owned on the AlliedSignal record date.

For Honeywell shareowners

     Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Honeywell common stock. Honeywell shareowners will have one vote for each share of Honeywell common stock owned on the Honeywell record date.


BOARD OF DIRECTORS OF THE COMBINED COMPANY AND RELATED MATTERS AFTER THE MERGER (SEE PAGES 69 THROUGH 77)


     Following the merger, the board of directors of the combined company will consist of 15 members, nine of whom will be designated by AlliedSignal and six of whom will be designated by Honeywell. Lawrence A. Bossidy, presently Chairman of the Board and Chief Executive Officer of AlliedSignal, will remain as Chairman of the Board of the combined company until April 1, 2000, or his earlier retirement. Michael R. Bonsignore, presently Chairman of the Board and Chief Executive Officer of Honeywell, will be the Chief Executive Officer of the combined company as of the completion of the merger and has been elected to become Chairman of the Board of the combined company effective upon Mr. Bossidy's retirement.

EMPLOYMENT AGREEMENT WITH MICHAEL R. BONSIGNORE (SEE PAGE 43)

     Upon the completion of the merger, Mr. Bonsignore will enter into a new employment agreement with the combined company.

AMENDMENT TO ALLIEDSIGNAL'S BY-LAWS (SEE PAGE 27)

     In accordance with the terms of the merger agreement, the board of directors of AlliedSignal has approved an amendment to AlliedSignal's by-laws, to be effective as of the completion of the merger. This amendment provides that, until the second anniversary of completing the merger, a 75% supermajority vote of the board of directors of the combined company will be required:

      to remove Mr. Bonsignore as Chairman of the Board or Chief Executive Officer of the combined company;

      prior to the effective date of Mr. Bonsignore's election as Chairman of the Board of the combined company, to reverse this election; and

      without his concurrence, to change Mr. Bonsignore's duties and responsibilities as provided in his employment agreement with the combined company.


AMENDMENT TO ALLIEDSIGNAL'S CERTIFICATE OF INCORPORATION (SEE PAGE 89)


     In addition to the vote on the merger, AlliedSignal's board of directors has proposed, and requests that AlliedSignal shareowners approve, an amendment to AlliedSignal's certificate of incorporation to:

      increase the number of authorized shares of common stock from one billion to two billion shares;

      increase the number of authorized shares of preferred stock from 20 million to 40 million shares; and

      eliminate several series of preferred stock not currently outstanding.

     We have attached the form of the proposed amendment as Annex F to this joint proxy statement/prospectus and encourage you to review it.

     Approval of the proposed amendment requires the affirmative vote of a majority of the outstanding shares of AlliedSignal common stock.

     The AlliedSignal board of directors believes that the proposed amendment to AlliedSignal's certificate of incorporation is advisable and in your best interest and recommends that you vote FOR the proposed amendment to AlliedSignal's certificate of incorporation.

     Approval of the proposed amendment is not a condition to completing the merger.

ACCOUNTING TREATMENT (SEE PAGE 27)

     We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

TAX CONSEQUENCES OF THE MERGER (SEE PAGE 28)

     Honeywell shareowners generally will not recognize any gain or loss on the exchange of their Honeywell shares for shares of the combined company's common stock, except for any gain or loss recognized in connection with cash received for a fractional share of the combined company's common stock.

     The federal income tax consequences described above may not apply to some owners of Honeywell shares, including some types of owners specifically referred to on page 28. Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 63)

     Our respective obligations to complete the merger are subject to a number of conditions. These include:

      approval of the merger by the shareowners of AlliedSignal and Honeywell;

      expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

      receipt of all material regulatory approvals that are required to complete the merger, including the approval of the European Commission;

      our respective independent public accountants confirming that the merger will qualify for pooling of interests accounting treatment; and

      our respective attorneys having issued opinions that the merger will qualify as a reorganization.

     AlliedSignal's obligation to complete the merger is also conditioned on:


      there being no legal proceeding existing in which a governmental agency is seeking to require the combined company to divest assets or limit its ability to conduct business to an extent that could reasonably be expected to have a material adverse effect on the combined company; and

      there being no law or court order in effect that would reasonably be expected to have a material adverse effect on the combined company.

REGULATORY APPROVALS (SEE PAGE 29)

     Under the Hart-Scott-Rodino Antitrust Improvements Act, we cannot complete the merger until:

      we have given certain information and materials to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice; and
                                       5
      a required waiting period has expired or been terminated.

     We submitted pre-merger notification and report forms to the Federal Trade Commission and the Department of Justice on June 25, 1999. Based on discussions we have had with the Department of Justice, we anticipate receiving a request from the Department of Justice for additional information regarding certain of our companies' aerospace businesses. We cannot complete the merger until 20 days after we have substantially complied with the request, unless the waiting period is terminated earlier. The Federal Trade Commission and the Department of Justice have the authority to challenge the merger on antitrust grounds by seeking a federal court order enjoining the transaction pending an administrative hearing.



     The merger is also subject to the approval of the European Commission under the competition laws of the European Union. We made the required filings to obtain this approval with the European Commission on July 15, 1999.


     The merger may also be subject to regulatory review by U.S. state governmental authorities and by regulatory authorities in other jurisdictions.

     We are working to obtain the required regulatory approvals and consents. However, we can give no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed, such as divestitures of product lines.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 64)

     Either AlliedSignal or Honeywell may terminate the merger agreement if any of the following occurs:

     (1) we do not complete the merger by February 4, 2000; however, that date becomes April 4, 2000 if the merger is not completed by February 4, 2000 only because we have not yet received all necessary regulatory approvals;

     (2) AlliedSignal or Honeywell shareowners do not approve the merger;

     (3) a law or court order permanently prohibits the completion of the merger; or

     (4) the other company is in material breach of the representations or warranties it made in the merger agreement or there is a material breach by the other company of its obligations under the merger agreement, in each case which is incapable of being cured.

     In addition, AlliedSignal may terminate the merger agreement if the Honeywell board of directors changes, in a manner adverse to AlliedSignal, its recommendation of the merger. An adverse change would include the Honeywell board of directors' withdrawing or qualifying its recommendation or changing its recommendation to support another transaction. Honeywell may similarly terminate the merger agreement if the AlliedSignal board of directors changes its recommendation of the merger in a manner adverse to Honeywell.

     Neither Honeywell nor AlliedSignal may terminate the merger agreement because it receives a proposal for another transaction, without first presenting the merger to a vote of its shareowners.

TERMINATION FEES AND EXPENSE REIMBURSEMENT (SEE PAGE 65)

     Honeywell or AlliedSignal, as applicable, would be required to pay the other company a termination fee of:

     (1) $350 million, if the merger agreement is terminated because its board of directors changes, in a manner adverse to the other company, its recommendation of the merger;

     (2) $200 million, if the merger agreement is terminated because (a) the merger is not approved by its shareowners or (b) because it breaches the merger agreement, and in either case, before the merger agreement is terminated, it receives a proposal for another transaction. An additional $150 million will be payable if, within nine months of the termination of the merger agreement, it enters into an agreement for another transaction; or

     (3) $350 million, if (a) the merger agreement is terminated because the merger has not been completed by February 4, 2000, or April 4, 2000 if the failure to complete the merger is only because of the failure to obtain the necessary governmental approvals, (b) before the merger agreement is terminated, it receives a proposal for another transaction and (c) within nine months of termination it enters into another transaction.


     Honeywell or AlliedSignal, as applicable, would be required to reimburse the other company for up to $20 million of the other company's transaction expenses if the merger agreement is terminated because (a) its shareowners fail to approve the merger or (b) it materially breaches its representations, warranties or obligations under the merger agreement and, in either case, no proposal for another transaction had been made to that company before termination.


STOCK OPTION AGREEMENTS (SEE PAGE 67)

     In connection with the merger agreement, AlliedSignal and Honeywell entered into two stock option agreements under which Honeywell granted to AlliedSignal an option to purchase approximately 19.9% of Honeywell's outstanding common stock, at a price of $109.453 per share, and AlliedSignal granted to Honeywell an option to purchase approximately 19.9% of AlliedSignal's outstanding common stock, at a price of $58.375 per share. The option is exercisable under the same circumstances in which Honeywell is required to pay to AlliedSignal or AlliedSignal is required to pay to Honeywell, as applicable, the full $350 million termination fee as described above.

     The stock option agreements limit the amount of profit a company is permitted to receive as a result of payment of the termination fee and the exercise of the option to $400 million in total. We have attached the stock option agreements as Annexes B and C to this joint proxy statement/prospectus.

NO APPRAISAL RIGHTS (SEE PAGE 30)

     The owners of shares of AlliedSignal and Honeywell common stock do not have any right to an appraisal of the value of their shares in connection with the merger.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from:

      the audited financial statements of AlliedSignal for the years ended December 31, 1994 through 1998;

      the unaudited financial statements of AlliedSignal for the quarters ended March 31, 1998 and 1999;

      the audited financial statements of Honeywell for the years ended December 31, 1994 through 1998; and

      the unaudited financial statements of Honeywell for the quarters ended April 5, 1998 and April 4, 1999.

     The following information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see 'Where You Can Find More Information' on page 90.


POOLING OF INTERESTS ACCOUNTING TREATMENT

     We expect that the merger will be accounted for as a pooling of interests. This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see 'The Merger Transaction -- Accounting Treatment' on page 27.

     We have presented unaudited pro forma combined condensed financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they been combined since January 1, 1996. We prepared the pro forma combined condensed statements of income and pro forma combined condensed balance sheet by adding or combining the historical accounts of each company. The accounting policies of AlliedSignal and Honeywell are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma combined condensed financial statements to conform the accounting policies of the combined companies. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma combined condensed financial information as being indicative of the historical results that we would have achieved had our companies always been combined or the future results that the combined company will experience after the merger. See 'Unaudited Pro Forma Combined Condensed Financial Information' on page 34.

MERGER-RELATED EXPENSES


     We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $63 million. See note 5 on page 41.


INTEGRATION-RELATED EXPENSES


     Based on our current plans, we estimate that costs of between approximately $400 million and $600 million will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. These costs will be charged to operations in the relevant period and therefore are not reflected in the unaudited pro forma combined condensed financial statements. See note 5 on page 41.

PERIODS COVERED

     The unaudited pro forma combined condensed statements of income combine AlliedSignal's results of operations for the years ended December 31, 1998, 1997 and 1996 and for the quarters ended March 31, 1999 and 1998 with Honeywell's results of operations for the years ended December 31, 1998, 1997 and 1996 and for the quarters ended April 4, 1999 and April 5, 1998, giving effect to the merger as if it had occurred on January 1, 1996. The unaudited pro forma combined condensed balance sheet combines the balance sheet of AlliedSignal as of March 31, 1999, the last day of AlliedSignal's first quarter of 1999, and the statement of financial position of Honeywell as of April 4, 1999, the last day of Honeywell's first quarter of 1999, giving effect to the merger as if it had occurred as of the end of the combined company's first quarter of 1999.

SELECTED HISTORICAL FINANCIAL DATA OF ALLIEDSIGNAL


     AlliedSignal derived the selected historical financial data set out below for each of the years ended December 31, 1994 through 1998 from AlliedSignal's audited consolidated financial statements for those years, and derived the selected historical financial data set out below for each of the quarters ended March 31, 1999 and 1998 from AlliedSignal's unaudited consolidated financial statements for those quarters. This information is only a summary and you should read it together with AlliedSignal's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see 'Where You Can Find More Information' on page 90.


                                QUARTERS ENDED
                                   MARCH 31,                  YEARS ENDED DECEMBER 31,
                               -----------------   -----------------------------------------------
                                1999      1998      1998      1997      1996      1995      1994
                                ----      ----      ----      ----      ----      ----      ----
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales....................  $ 3,596   $ 3,646   $15,128   $14,472   $13,971   $14,346   $12,817
Net income...................      335       300     1,331     1,170     1,020       875       759
Earnings per share of common
  stock -- basic.............     0.60      0.53      2.37      2.07      1.80      1.54      1.34
Earnings per share of common
  stock -- assuming
  dilution...................     0.59      0.52      2.32      2.02      1.76      1.52      1.32

BALANCE SHEET DATA:
  (AS OF THE END OF THE
  PERIOD)
Total assets.................   15,380    13,608    15,560    13,707    12,829    12,465    11,321
Long-term debt...............    1,457     1,592     1,476     1,215     1,317     1,366     1,424

DIVIDENDS:
Cash dividends per share of
  common stock...............     0.17      0.15      0.60      0.52      0.45      0.39    0.3238

SELECTED HISTORICAL FINANCIAL DATA OF HONEYWELL


     Honeywell derived the selected historical financial data set out below for each of the years ended December 31, 1994 through 1998 from Honeywell's audited consolidated financial statements for those years, and derived the selected historical financial data set out below for each of the quarters ended April 4, 1999 and April 5, 1998 from Honeywell's unaudited consolidated financial statements for those quarters. This information is only a summary and you should read it together with Honeywell's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see 'Where You Can Find More Information' on page 90.


                                        QUARTERS ENDED               YEARS ENDED DECEMBER 31,
                                      -------------------   ------------------------------------------
                                      APRIL 4,   APRIL 5,
                                        1999       1998      1998     1997     1996     1995     1994
                                        ----       ----      ----     ----     ----     ----     ----
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales...............................   $1,986     $1,923    $8,427   $8,027   $7,312   $6,731   $6,057
Net income..........................      105         96       572      471      403      334      279
Basic earnings per common share.....     0.84       0.76      4.54     3.71     3.18     2.62     2.15
Diluted earnings per common share...     0.83       0.75      4.48     3.65     3.11     2.58     2.15

STATEMENT OF FINANCIAL POSITION
  DATA: (AS OF THE END OF
  THE PERIOD)
Total assets........................    6,844      6,406     7,170    6,411    5,493    5,060    4,886
Long-term debt......................    1,300      1,173     1,299    1,177      715      481      502

DIVIDENDS:
Cash dividends per common share.....     0.29       0.28      1.13     1.09     1.06     1.01     0.97

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data has been derived from and should be read with the unaudited pro forma combined condensed financial statements and related notes on pages 34 through 42. This information is based on the historical consolidated balance sheet and related historical consolidated statements of income of AlliedSignal and the historical consolidated statement of financial position and the related historical consolidated income statements of Honeywell, giving effect to the merger using the pooling of interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                 FIRST QUARTERS OF    YEARS ENDED DECEMBER 31,
                                                 -----------------   ---------------------------
                                                  1999      1998      1998      1997      1996
                                                  ----      ----      ----      ----      ----
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales......................................  $ 5,582   $ 5,569   $23,555   $22,499   $21,283
Net income.....................................      440       396     1,903     1,641     1,423
Earnings per share of common stock -- basic....     0.55      0.49      2.38      2.04      1.77
Earnings per share of common stock -- assuming
  dilution.....................................     0.54      0.48      2.34      2.00      1.73

BALANCE SHEET DATA AS OF END OF FIRST QUARTER
  OF 1999:
Total assets...................................   22,224
Long-term debt.................................    2,757

DIVIDENDS:
Cash dividends per share of common stock.......     0.16      0.15      0.60      0.54      0.49

COMPARATIVE PER SHARE DATA


     We present below separate net income, cash dividends and book value per common share data for AlliedSignal on an historical basis, for the combined company on a pro forma combined basis, for Honeywell on an historical basis and for the combined company on a pro forma combined basis per Honeywell equivalent share.


     We derived the pro forma data for the combined company by combining the historical consolidated financial information of AlliedSignal and Honeywell using the pooling of interests method of accounting for business combinations as described under 'Unaudited Pro Forma Combined Condensed Financial Information' beginning on page 34.

     Under 'Pro Forma Combined per Honeywell Equivalent Common Share Data' below, we show the effect of the merger from the perspective of an owner of shares of Honeywell common stock. We computed the information set out under that caption by multiplying the combined company pro forma information by the exchange ratio of 1.875.


     You should read the information below together with our respective historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see 'Where You Can Find More Information' on page 90. We have provided the unaudited pro forma combined data below for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that we would have achieved had our companies always been combined or the future results that the combined company will experience after the merger.



                                                    FIRST QUARTERS OF        YEARS ENDED DECEMBER 31,
                                                    -----------------      ----------------------------
                                                     1999       1998        1998       1997       1996
                                                     ----       ----        ----       ----       ----
ALLIEDSIGNAL HISTORICAL PER COMMON SHARE DATA:
Earnings -- basic.................................  $ 0.60      $0.53      $ 2.37      $2.07      $1.80
Earnings -- assuming dilution.....................    0.59       0.52        2.32       2.02       1.76
Cash dividends....................................    0.17       0.15        0.60       0.52       0.45
Book value (as of end of the period)..............    9.52                   9.49

PRO FORMA COMBINED PER COMMON SHARE DATA FOR THE
COMBINED COMPANY:
Earnings -- basic.................................  $ 0.55      $0.49      $ 2.38      $2.04      $1.77
Earnings -- assuming dilution.....................    0.54       0.48        2.34       2.00       1.73
Cash dividends....................................    0.16       0.15        0.60       0.54       0.49
Book value (as of end of the period)..............   10.11                  10.08

HONEYWELL HISTORICAL PER COMMON SHARE DATA:
Earnings -- basic.................................  $ 0.84      $0.76      $ 4.54      $3.71      $3.18
Earnings -- diluted...............................    0.83       0.75        4.48       3.65       3.11
Cash dividends....................................    0.29       0.28        1.13       1.09       1.06
Book value (as of end of the period)..............   22.04                  22.05

PRO FORMA COMBINED PER HONEYWELL EQUIVALENT
COMMON SHARE DATA:
Earnings -- basic.................................  $ 1.03      $0.92      $ 4.46      $3.83      $3.32
Earnings -- assuming dilution.....................    1.01       0.90        4.39       3.75       3.24
Cash dividends....................................    0.30       0.28        1.13       1.01       0.92
Book value (as of end of the period)..............   18.96                  18.90

                                  RISK FACTORS

     In addition to the other information that we have included and incorporated by reference in this joint proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at your special shareowners' meeting.

     WE MAY NOT ACHIEVE THE COST SAVINGS AND SALES ENHANCEMENTS WE EXPECT TO RESULT FROM THE INTEGRATION OF ALLIEDSIGNAL AND HONEYWELL.

     We expect the integration of AlliedSignal and Honeywell to result in significant cost savings and enhanced sales. However, our success in realizing these cost savings and sales enhancements, and the timing of this realization, depends on the quality and speed of the integration of our two companies. Our two companies have already established an integration team that has identified specific areas for cost savings and is continuing to plan the integration of the two companies. However, we may not realize the cost savings and sales enhancements that we anticipate from integrating our operations following completion of the merger as fully or as quickly as we expect for a number of reasons, including:

       our large size and worldwide presence and the resulting complexity of our organization;

       errors in our planning or integration;

       unexpected events such as major changes in the markets in which we operate; and

       conditions antitrust or competition regulatory authorities may impose on us in connection with granting approval of the merger, such as divestiture of product lines.

     HONEYWELL SHAREOWNERS WILL RECEIVE CONSIDERATION WITH A LOWER MARKET VALUE IF THE MARKET PRICE OF ALLIEDSIGNAL COMMON STOCK DECLINES.

     Because the number of shares of common stock of the combined company that Honeywell shareowners will receive in the merger is fixed, the market value of these shares will depend on the market price of AlliedSignal common stock when the merger becomes effective. If the AlliedSignal common stock price declines, the market value of the combined company's common stock to be received by Honeywell shareowners in the merger will correspondingly decline. The price of AlliedSignal common stock may vary from its price at the date of this joint proxy statement/prospectus because of various factors, including:

       general market, industry and economic conditions;

       changes in the business, operations or prospects of AlliedSignal and the combined company; and

       market assessments of the timing and probability of achieving integration cost savings and sales enhancements after the merger.

     Neither AlliedSignal nor Honeywell will have the right to terminate the merger agreement as a result of changes in AlliedSignal's common stock price. You should obtain current market quotations for AlliedSignal common stock.

     THE COMBINED COMPANY MAY BE REQUIRED TO MAKE SIGNIFICANT PAYMENTS WHEN HONEYWELL'S CURRENT LITIGATION WITH LITTON SYSTEMS, INC. IS RESOLVED.

     Litton Systems, Inc. has filed two lawsuits against Honeywell alleging that Honeywell is engaging in monopolistic practices in violation of federal antitrust laws and has infringed a Litton patent. Depending on the ultimate resolution of these lawsuits, the combined company may be required to make significant payments.

     Earlier this year, a federal District Court entered a $750 million judgment against Honeywell on the antitrust claim. Although Honeywell's obligation to satisfy this judgment is suspended pending post-judgment motions and appeals, at this time, we are not able to predict the outcome of these motions and appeals. The potential remains for adverse judgments against Honeywell which could have a material adverse impact on the combined company's financial position or results of operations.

     In January 1995, a $1.2 billion jury verdict rendered against Honeywell in the patent infringement suit was set aside by a federal District Court. On appeal, the Litton patent was found to be valid but not literally infringed by Honeywell. The matter has been returned to the District Court before which motions to dispose of the matter are now pending. If the District Court does not dispose of the matter, Litton may request a jury trial to address its allegations with respect to the patent infringement claim and other claims under state law. If the jury finds Honeywell liable under any of these claims, it could return another verdict against Honeywell which could have a material adverse impact on the combined company's financial position or results of operations.


     A LARGE DECLINE IN THE AEROSPACE MARKET COULD HAVE A NEGATIVE IMPACT ON THE COMBINED COMPANY'S REVENUES AND RESULTS OF OPERATIONS, GIVEN THAT A SIGNIFICANT PERCENTAGE OF THE SALES OF THE COMBINED COMPANY ARE TO AEROSPACE CUSTOMERS.



     AlliedSignal's 1998 sales to aerospace customers, including sales of aircraft engines and components through its Turbine Technologies business unit, were approximately 50% of its total sales. Honeywell's 1998 sales to aerospace customers were approximately 28% of its total sales. On a pro forma combined basis, the combined company's 1998 sales to aerospace customers, including sales of aircraft engines and components through its Turbine Technologies business unit, would have been approximately 42% of total sales.



     Approximately 17% of AlliedSignal's 1998 sales and approximately 16% of Honeywell's 1998 sales were to original equipment aerospace manufacturers. On a pro forma combined basis, the combined company's 1998 sales to original equipment aerospace manufacturers would have been approximately 17% of total sales. If there were a large decline in sales of aircraft that use the combined company's components, sales revenue and results of operations could be negatively impacted.



     In addition, approximately 25% of AlliedSignal's 1998 sales and approximately 7% of Honeywell's 1998 sales were to aftermarket customers of aerospace products and services. On a pro forma combined basis, the combined company's 1998 sales to aftermarket customers of aerospace products and services would have been approximately 18% of total sales. If there were a large decline in the number of flight hours for aircraft that use the combined company's components or services, sales revenue and results of operations could be negatively impacted.




     WE MAY BECOME SUBJECT TO YEAR 2000 LITIGATION AS A RESULT OF OLDER HONEYWELL PRODUCTS.

     While substantially all of Honeywell's current product offerings are year 2000 ready, certain older Honeywell products still in use by customers may not be year 2000 ready, including access control systems used in public and private institutions and industrial process control systems used in petroleum refineries and chemical processing plants. Honeywell has communicated with, and is continuing to locate and communicate with, distributors and customers to make them aware of potential year 2000 problems with these products and encourage them to modify or replace the affected products. We cannot assure you that all customers with these products will be located or that all necessary modifications and replacements to these products will be made by customers.
The failure of Honeywell products that are not year 2000 ready to be properly modified or replaced could result in these products malfunctioning and the combined company becoming subject to litigation.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and in documents that are incorporated by reference in this document that are subject to risks


efficiencies                                       business diversification
cost savings                                       future economic performance
sales enhancements                                 the combined company
income and margins                                 the timetable for completing the merger
earnings per share                                 future acquisitions
free cash flow                                     management's plans
growth                                             business portfolios
merger and integration related expenses


     With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed in 'Risk Factors' above and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of AlliedSignal and Honeywell, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

Economic and Industry Conditions

       materially adverse changes in economic and industry conditions and customer demand generally or in the markets served by our companies supply and demand for and pricing of supplies and components changes in demographics and consumer preferences or demands for AlliedSignal's and Honeywell's goods and services fluctuations of foreign currencies

Competitive Factors

       the competitiveness of product substitutes

       the actions of competitors

       new technologies

       industry consolidation

       deregulation

Operating Factors

       supply disruptions

       technical difficulties, including the inability of material customers and suppliers to replace, modify or upgrade computer programs in order to adequately address Year 2000 concerns acquisitions or divestitures

       changes in operating conditions and costs

       risks relating to performance of contracts, including dependence on performance of third-parties availability of intellectual property rights for newly developed products changes in regulatory environment

Transaction Factors

       the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the integration process the impact of the loss of employees

                             THE MERGER TRANSACTION

     We are furnishing this joint proxy statement/prospectus to shareowners of AlliedSignal and Honeywell in connection with the solicitation of proxies by the board of directors of AlliedSignal and the board of directors of Honeywell for use at the special meetings of their respective shareowners.

ALLIEDSIGNAL PROPOSALS

     At AlliedSignal's special meeting, shareowners will be asked to vote to:

     (1) approve the merger pursuant to the merger agreement, including the related issuance of shares of common stock; and

     (2) approve an amendment to the certificate of incorporation of AlliedSignal providing for:

            an increase in the number of authorized shares of common stock of AlliedSignal from one billion to two billion shares;

            an increase in the number of authorized shares of preferred stock of AlliedSignal from 20 million to 40 million shares; and

            the elimination of the Series A, Series C, Series D, Series F, Series G and Series AA preferred stock of AlliedSignal, none of which is currently outstanding.

     We have attached a copy of the proposed amendment as Annex F and encourage you to review it.

     The merger will not be completed unless AlliedSignal's shareowners approve proposal (1). Approval of proposal (2), however, is not required to complete the merger.


HONEYWELL PROPOSAL

     At Honeywell's special meeting, Honeywell shareowners will be asked to vote to approve and adopt the merger agreement and the merger.

     The merger will not be completed until the merger agreement and the merger are approved and adopted by Honeywell's shareowners.

BACKGROUND OF THE MERGER

     AlliedSignal's board of directors and management continually review AlliedSignal's results of operations and competitive position in the industries in which it operates. In connection with these reviews, AlliedSignal's board of directors and management evaluate and consider a range of strategic options that might be available to AlliedSignal to sustain AlliedSignal's past level of growth and further enhance shareowner value, including acquisitions and dispositions of assets, possible partnerships and joint ventures and other strategic corporate transactions.

     Honeywell's board of directors and management also regularly review industry trends and Honeywell's results of operations and competitive position, as well as Honeywell's strategic goals and options.

     The following describes events leading to execution of the merger agreement by AlliedSignal and Honeywell.

     In early 1998, Lawrence A. Bossidy, Chairman of the Board and Chief Executive Officer of AlliedSignal, telephoned Michael R. Bonsignore, Chairman of the Board and Chief Executive Officer of Honeywell, to schedule a meeting to discuss the possibility of exploring strategic alternatives involving AlliedSignal and Honeywell.

     On February 24, 1998, Mr. Bossidy and Mr. Bonsignore met at the St. Regis Hotel in New York City to discuss a possible business combination of their respective companies. Shortly thereafter, the Vice Chairman responsible for AlliedSignal's aerospace business and the President of Honeywell's avionics business met to discuss strategic opportunities. Following these meetings,

Mr. Bonsignore indicated that Honeywell had no interest in pursuing a business combination with AlliedSignal.

     After receiving Honeywell's negative response, AlliedSignal's board of directors and management reviewed other potential strategic business combinations. In August 1998, AlliedSignal commenced an unsolicited tender offer for all of the outstanding shares of common stock of AMP Incorporated, a Pennsylvania manufacturer of electrical connectors. After AMP announced a merger with Tyco International Ltd. on November 23, 1998, AlliedSignal discontinued its attempt to acquire AMP.

     In mid-February 1999, in an effort to assess possible strategic options available at that time to AlliedSignal, Mr. Bossidy telephoned Mr. Bonsignore to inquire whether Honeywell had changed its view and would be interested in discussing a business combination or other strategic initiatives. Mr. Bonsignore indicated that he would consider Mr. Bossidy's inquiry.

     As a result of their periodic review of strategic alternatives, the board of directors and senior management of Honeywell had come to recognize that Honeywell may need to increase the scale and scope of Honeywell's business activities in order to secure Honeywell's long-term future.

     On April 9, 1999, in response to Mr. Bossidy's earlier telephone call in mid-February 1999, Mr. Bonsignore telephoned Mr. Bossidy to express interest in commencing discussions regarding possible combination alternatives involving AlliedSignal and Honeywell and to determine AlliedSignal's level of interest. Mr. Bonsignore indicated to Mr. Bossidy that he would have an interest in discussions if a transaction could be structured as a strategic combination, not as an acquisition, and if he and Mr. Bossidy could reach agreement regarding the management of a combined company and other issues relating to the corporate governance of a combined company. Mr. Bossidy and Mr. Bonsignore agreed to meet again later in April.

     At a regular meeting of the board of directors of Honeywell held on April 20, 1999, Mr. Bonsignore informed the board of directors of his earlier conversation with Mr. Bossidy and indicated that a meeting with Mr. Bossidy was to be held later in the month. Historical financial information with respect to AlliedSignal was reviewed with the board of directors. Representatives of Bear Stearns, Honeywell's financial advisor, were also present at the meeting.

     On April 28, 1999, Mr. Bossidy and Mr. Bonsignore again met at the St. Regis Hotel in New York City. At this meeting, Mr. Bossidy confirmed his interest in exploring further the possibility of a combination of the two companies. Messrs. Bossidy and Bonsignore agreed that any transaction should be structured as a strategic combination, bringing together the best of both companies. Mr. Bossidy confirmed his intention to retire no later than April 1, 2000 and indicated that he would support Mr. Bonsignore's becoming the Chief Executive Officer of a combined company upon completion of the merger and, when Mr. Bossidy retires, Chairman of the Board of a combined company. Messrs. Bossidy and Bonsignore also agreed that the composition of the board of directors of a combined company should be reflective of both companies' boards. They agreed to discuss at subsequent meetings the composition of the management team of a combined company and an acceptable exchange ratio for the merger.

     A meeting of the respective senior management teams of the two companies was scheduled for May 12, 1999. Messrs. Bossidy and Bonsignore recognized the importance of their respective management teams' support of the transaction if their two companies were to continue their efforts to pursue a transaction. Between April 28 and May 12, 1999, Mr. Bossidy and Mr. Bonsignore had several telephone conversations regarding the purpose of and agenda for the May 12th meeting.

     On May 12, 1999, Mr. Bossidy and several other members of AlliedSignal's senior management met with Mr. Bonsignore and several other members of Honeywell's senior management at the Four Seasons Hotel in Chicago. At this meeting, AlliedSignal and Honeywell signed a confidentiality and standstill agreement in connection with the proposed transaction restricting the disclosure of confidential information and the purchase of the other company's common stock. Pursuant to this agreement, each company agreed, for a period of thirty days, not to enter into discussions with another party regarding a possible business combination. Members of each company's senior management then conducted a due diligence review of the other company's business and operations and discussed the potential benefits of a combination. Following the meeting, it was the consensus of senior management of AlliedSignal and Honeywell that a combination would be beneficial to both companies and that further efforts should be made to explore a potential combination.

     On May 16, 1999, Mr. Bossidy telephoned Mr. Bonsignore to confirm a meeting for the upcoming week. Mr. Bonsignore again stressed to Mr. Bossidy the importance of a potential combination being structured as a strategic combination and establishing an acceptable exchange ratio.

     On May 18, 1999, members of senior management of the two companies met to discuss the potential bases for setting an acceptable exchange ratio and to prepare relevant financial information to be presented to their respective Chief Executive Officers in subsequent discussions regarding the establishment of an acceptable exchange ratio. Representatives of Bear Stearns were also present at this meeting.

     On May 20, 1999, members of senior management of AlliedSignal and Honeywell met to discuss possible transaction structures, further due diligence that AlliedSignal and Honeywell expected to conduct, potential terms of a merger transaction and a possible timetable for the transaction. Representatives of Bear Stearns; Fried, Frank, Harris, Shriver & Jacobson, AlliedSignal's outside counsel; and Skadden, Arps, Slate, Meagher & Flom LLP, Honeywell's outside counsel, were also present at the meeting. At the end of this meeting, representatives of AlliedSignal and Honeywell agreed that they would continue their discussions on Monday, May 24th, assuming that a meeting between Messrs. Bossidy and Bonsignore scheduled for May 21st was productive.

     On May 21, 1999, Mr. Bossidy met with Mr. Bonsignore in Santa Barbara, California. At this meeting, Messrs. Bossidy and Bonsignore reached an understanding, subject to approval of the respective boards of directors, on the following important items, which would serve as a basis for further exploration of a potential business combination:

      the proposed combination would be a strategic combination;

      the exchange ratio would be 1.875 AlliedSignal shares for each Honeywell share;

      the composition of the board of directors and executive management of the combined company;

      a combined entity would be called 'Honeywell'; and

      while a combined company would maintain Honeywell's commitment to the Minneapolis-St. Paul community, its corporate headquarters would be in Morris Township, New Jersey.

     At the conclusion of the meeting, the two Chief Executive Officers agreed to have further discussions relating to the integration of the managements of the two companies.

     On May 24, 1999, members of AlliedSignal's and Honeywell's management and their respective advisors conducted a telephonic meeting. At this meeting, the representatives discussed the tasks that each company would have to complete in order to be ready to present a possible transaction to its board of directors, including additional due diligence and the preparation and negotiation of definitive agreements.

     On May 25, 1999, Mr. Bossidy telephoned Mr. Bonsignore. During their conversation, Messrs. Bossidy and Bonsignore discussed the potential timing for presenting a transaction for consideration by their respective boards of directors. They also discussed the potential cost savings that could be derived from a combination, as well as other issues related to the integration of the two companies.

     On May 26, 1999, the board of directors of Honeywell held a telephonic meeting to review and consider the proposed transaction with AlliedSignal and the proposed terms of the merger, including the exchange ratio, the name of a combined company, the location of its headquarters, succession of the Chief Executive Officer and Chairman of the Board and composition of the board of directors of a combined company. Management discussed with the board of directors the strategic rationale for the merger. At the meeting, management reviewed with the board of directors preliminary financial information with respect to the proposed merger, as well as historical financial information of each of AlliedSignal and Honeywell. Mr. Bonsignore informed the board of directors that management intended, subject to the board of directors' concurrence, to continue merger negotiations with AlliedSignal and, assuming these negotiations were successful, to reconvene the board of directors on June 3, 1999, at which time a more in-depth analysis and presentation would be made to the board of directors regarding the proposed merger.

     On May 26, 1999, Fried Frank, AlliedSignal's outside counsel, distributed a draft merger agreement and related transaction documents to Honeywell and its outside counsel, Skadden Arps. During the week of May 30 through June 4, representatives of AlliedSignal and Fried Frank and Honeywell and Skadden Arps engaged in discussions regarding the proposed merger agreement and related documents.

     On May 27 and 28, 1999, the board of directors of AlliedSignal met to review and consider the proposed transaction with Honeywell and the terms of the merger agreement being negotiated with Honeywell. During this meeting, Mr. Bossidy described AlliedSignal's prior discussions with Honeywell and the status of the ongoing negotiations. He also described Honeywell's business, historical operating results and analysts' estimates of Honeywell's future performance, as well as Honeywell's competitive position in the industries in which it operates. Mr. Bossidy discussed with the AlliedSignal board of directors the potential benefits of the merger and the anticipated senior management of a combined company, indicating that the current proposal was that Mr. Bonsignore would become the Chief Executive Officer of a combined company at the completion of the merger and would become Chairman of the Board on April 1, 2000, or upon Mr. Bossidy's earlier retirement.

     At that meeting, Peter M. Kreindler, Senior Vice President, General Counsel and Secretary of AlliedSignal, reviewed the proposed legal terms and conditions of the then current draft of the merger agreement and the legal duties and responsibilities of the board of directors in connection with the proposed transaction. Mr. Kreindler also described to the board of directors the results of the due diligence investigations conducted by AlliedSignal, including the status of Honeywell's antitrust and patent litigation with Litton Systems, Inc. At the meeting, J.P. Morgan, AlliedSignal's financial advisor, presented an analysis of the financial terms of the merger, reviewing among other things those matters described below under 'Opinions of Financial Advisors -- Opinion of Financial Advisor to AlliedSignal.' The AlliedSignal board of directors engaged in discussions regarding AlliedSignal, Honeywell and the benefits and risks to AlliedSignal and its shareowners of the proposed transaction, considering the matters described below under ' -- Our Reasons for the Merger' and ' -- Factors Considered by, and Recommendation of, the Board of Directors of AlliedSignal.' As a result of these discussions, AlliedSignal's board of directors instructed AlliedSignal management to continue merger negotiations with Honeywell.

     Between May 26, 1999 and June 4, 1999, Mr. Bossidy and Mr. Bonsignore communicated on a regular basis regarding the potential transaction, including the post-closing integration of the two companies and Honeywell's request that a supermajority board vote be required to change Mr. Bonsignore's responsibilities as Chief Executive Officer or Chairman of the Board during the two-year period following consummation of the merger.

     On June 3, 1999, the board of directors of Honeywell met to review the terms and conditions of the proposed merger agreement. Honeywell management once again reviewed in detail the objectives and strategic benefits of a merger with AlliedSignal, including those matters discussed below under ' -- Our Reasons for the Merger' and ' -- Factors Considered by, and Recommendation of, the Board of Directors of Honeywell'. The legal advisors to Honeywell reviewed the fiduciary duties of directors, as well as the principal terms and conditions of the proposed merger agreement and related documents. Bear Stearns, Honeywell's financial advisor, then gave a detailed presentation with respect to the financial terms of the proposed merger, reviewing, among other things, those matters described below under 'Opinions of Financial Advisors -- Opinion of Financial Advisor to Honeywell'. Management also reported on the results of its due diligence investigations of AlliedSignal. After discussion, it was the consensus of the members of the board of directors of Honeywell that management should complete the negotiations so that the merger agreement and related documents, in definitive form, could be presented the following day for the board of directors' consideration.

     On the morning of June 4, 1999, Messrs. Bossidy and Bonsignore met to finalize their plans regarding the establishment of an integration team and the structure of the initial management team of the combined company. Later that day, Mr. Bonsignore met with two members of the AlliedSignal board of directors, both of whom are members of the board's Management Development and Compensation Committee, in order to provide Mr. Bonsignore and those directors the opportunity to speak with one another before the meeting of the board of directors of each company scheduled for later that day.

     Later on June 4, 1999, the board of directors of AlliedSignal again met to review the terms and conditions of the proposed merger agreement. Prior to the meeting, the board's Management Development and Compensation Committee considered and approved the terms of a proposed employment agreement and related compensation package for Mr. Bonsignore. At the meeting of the full board of directors of AlliedSignal, Mr. Kreindler described to the board of directors the prior weeks' negotiations with Honeywell and the changes to the proposed terms of the merger agreement that resulted from those negotiations. J.P. Morgan gave its opinion, confirmed in writing, that, as of that date, the consideration to be paid by AlliedSignal in the proposed merger was fair from a financial point of view to AlliedSignal.

     Following discussion, the AlliedSignal board of directors unanimously approved the merger agreement, the related documents, the merger, including the related issuance of shares of common stock, the change of AlliedSignal's name to Honeywell International Inc., and the proposed employment agreement for Mr. Bonsignore. The AlliedSignal board of directors also determined that it was advisable that the certificate of incorporation of AlliedSignal be amended to increase the number of authorized shares of common and preferred stock and eliminate several series of preferred stock not currently outstanding. The AlliedSignal board of directors also elected Mr. Bonsignore as Chief Executive Officer, effective as of the completion of the merger, and as Chairman of the Board, effective as of April 1, 2000 or upon the earlier retirement of Mr. Bossidy, and approved the proposed amendment to the by-laws to be effective upon completion of the merger.

     In the evening of June 4, 1999, a special telephonic meeting of the board of directors of Honeywell was held, at which all of Honeywell's directors were present. At this meeting, Bear Stearns delivered its fairness opinion and the legal advisors updated the board of directors on the final terms of the merger agreement. Following these presentations and further discussion, the Honeywell board of directors unanimously approved the merger agreement and determined to recommend that the Honeywell shareowners approve and adopt the merger agreement and the merger.

     On June 4, 1999, following the approval of AlliedSignal's and Honeywell's respective boards of directors, the parties executed the merger agreement and the related documents. Prior to the commencement of trading on June 7, 1999, AlliedSignal and Honeywell issued a joint press release announcing the execution of the merger agreement.

OUR REASONS FOR THE MERGER

     Since January 1, 1994, AlliedSignal and Honeywell have enjoyed consistent sales growth from continuing businesses, continuous margin improvement and double-digit earnings growth. While each company continues to have positive growth potential and good prospects for its immediate and long term future, we believe that a combination of the two companies will create a leading global supplier of products and services with greater diversity, breadth and financial resources that will have the opportunity to enhance shareowner value in ways that are unlikely to be achieved by AlliedSignal or Honeywell on an individual basis. Specifically, the combined company will be uniquely positioned to:

      realize significant cost savings;

      achieve accelerated growth, particularly as a result of the joining of our two companies' complementary aerospace businesses; and

      enjoy reduced cyclicality and sustained earnings growth as a result of a diverse business portfolio.

     Significant Cost Savings: Based on our review of and assumptions about the operations and infrastructure of the two companies, we expect that the combined company will realize annual cost savings of approximately $250 million in 2000, $400 million in 2001 and $500 million in 2002. We expect to realize approximately $500 million in cost savings in 2002 as follows:

      $150 million, by accelerating implementation of AlliedSignal's 'Six Sigma' initiative to achieve defect-free performance in manufacturing and other business processes, and applying this initiative to Honeywell's business, to further enhance the quality of our products and services and increase productivity;

      $100 million, by achieving procurement and purchasing efficiencies by utilizing AlliedSignal's and Honeywell's combined purchasing capabilities, centralizing the two companies' purchasing processes and benefiting from the added buying efficiencies that we expect as a result of higher volume purchases;

      $90 million, by rationalizing corporate overhead costs through the elimination of redundant corporate functions and facilities;

      $90 million, by reducing overhead in the combined company's aerospace businesses by eliminating redundancies in the sales and administrative functions and field service operations of these businesses;

      $30 million, by integrating the two companies' research and development programs and achieving research and development efficiencies;

      $20 million, by reducing the combined company's infrastructure costs by integrating AlliedSignal's and Honeywell's international operations and eliminating infrastructure redundancies; and

      $20 million, by providing to Honeywell's business units administrative services in the areas of accounting, human resources, travel, information technology and training, through AlliedSignal's centralized shared services organization, and eliminating similar services currently provided by Honeywell to its business units.

     While we expect that we will be able to realize these cost savings, we can give no assurance that we will actually be able to do so.

     Achieving Accelerated Growth: We believe that because of the highly complementary nature of our aerospace businesses, the combined company will be in a unique position to achieve accelerated growth by:

      taking advantage of our complementary capabilities in the flight control, navigation and safety areas to:

      --  lower development and production costs; and

      -- develop safety improvement products and systems that will be affordable by regional airlines as well as business and general aviation customers;

      utilizing our complementary technologies and products to create:

      -- a complete global positioning system with air navigation and safety capability; and

      -- airport systems linking AlliedSignal's airborne capabilities with Honeywell's ground-based systems; and

      taking advantage of the many areas in which our respective aerospace products and services have complementary strengths, including general air transportation, business and regional jets and military and space aircraft.

The combined company will also be in a position to achieve accelerated growth in other areas of its business by:

      utilizing its financial strength to pursue business opportunities;

      accelerating the use of e-commerce in our businesses;

      offering more competitive pricing and products to customers as a result of its implementation of AlliedSignal's 'Six Sigma' initiative;

      capitalizing on the wide recognition of the Honeywell name; and

      utilizing the combined company's larger, more diverse servicing capabilities to provide enhanced and more comprehensive services to customers.

     Diverse Business Portfolio: The merger of AlliedSignal and Honeywell will create a combined company with a diverse business portfolio and reduced reliance on any particular industry. The estimated pro forma combined sales of the two companies for 1999 is expected to be divided up among the following businesses as indicated:

        Aerospace...............................................   30%
        Turbine technologies, including aerospace engines.......   16%
        Home and buildings controls.............................   15%
        Industrial controls.....................................   11%
        Specialty chemicals and electronic solutions............   10%
        Transportation products.................................   10%
        Performance polymers....................................    8%

     The increased diversification will also reduce the combined company's overall exposure to cyclical economic swings and industry specific fluctuations and increase the likelihood of achieving consistent earnings growth.

     Our immediate task, beginning prior to the completion of the merger, is to plan the integration of our two businesses and then successfully and quickly complete the integration. In that regard, we have jointly appointed an integration team co-chaired by Raymond C. Stark, presently Vice President --
Six Sigma and Productivity of AlliedSignal, and William M. Hjerpe, presently President of Honeywell Europe. The remaining members of the team consist of an equal number of senior AlliedSignal and Honeywell management personnel. Messrs. Bossidy and Bonsignore, together with Robert D. Johnson, presently President and Chief Executive Officer of AlliedSignal Aerospace, and Giannantonio Ferrari, presently President and Chief Operating Officer of Honeywell, will form an Executive Office which will closely supervise the work of the integration team. Messrs. Johnson and Ferrari will each be a Chief Operating Officer and Executive Vice President of the combined company.


     Based on our current plans, we estimate that we will incur costs of between approximately $400 million and $600 million for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operations realignment and related workforce reductions.


FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF ALLIEDSIGNAL

     The AlliedSignal board of directors believes that:

      the terms of the merger, including the related issuance of shares of common stock, are fair to and in the best interests of AlliedSignal and its shareowners; and

      it is advisable to amend AlliedSignal's certificate of incorporation to increase the number of authorized shares of common and preferred stock and eliminate several series of preferred stock not currently outstanding.

     The AlliedSignal board of directors unanimously recommends to the AlliedSignal shareowners that they vote:

      FOR the merger, including the related issuance of shares of common stock; and

      FOR the proposed amendment to AlliedSignal's certificate of incorporation.

     In reaching its decision to approve and recommend the merger, including the related issuance of shares of common stock, the AlliedSignal board of directors and management considered the following material factors:

      the reasons described above under ' -- Our Reasons for the Merger,' including the anticipated cost savings, accelerated growth and the combined company's diverse business portfolio;

      information concerning the businesses, assets, liabilities, results of operations and financial performance of Honeywell, AlliedSignal and the combined company;

      the opinion of J.P. Morgan that, as of June 4, 1999, and subject to the matters set out in its opinion, the consideration to be paid by AlliedSignal in the merger is fair, from a financial point of view, to AlliedSignal;

      the merger would create a larger combined company with greater financial resources and increased free cash flow and as a result increased flexibility and opportunity for future growth;

      Honeywell is a leader in comfort and control products, including space and aviation controls, and has global operations, diverse end markets, brand strength and world-wide name recognition and strong technical capabilities;

      the combined company's overseas presence will be greater than AlliedSignal's current overseas presence;

      the board of directors of the combined company will consist of nine current AlliedSignal directors and six current Honeywell directors and the combined company will be able to draw on the diverse experiences of the members of its board of directors;

      the headquarters of the combined company will remain in Morris Township, New Jersey;

      in connection with the merger, AlliedSignal will change its name to Honeywell International Inc., capitalizing on the strong international recognition of the Honeywell name;

      the expected composition of the combined company's senior management after the merger as described in 'Management of the Combined Company' on page 76, including that:


      -- Lawrence A. Bossidy will remain as Chairman of the Board of the combined company until April 1, 2000 or his earlier retirement;

      -- Michael R. Bonsignore, currently Chairman of the Board and Chief
         Executive Officer of Honeywell, will become Chief Executive Officer of the combined company upon the completion of the merger and Chairman of the Board on April 1, 2000, or upon the earlier retirement of Mr. Bossidy; and

      -- Mr. Bossidy, along with Mr. Bonsignore, Robert D. Johnson, currently
         President and Chief Executive Officer of AlliedSignal Aerospace, and Giannantonio Ferrari, currently President and Chief Operating Officer of Honeywell, will oversee the integration of AlliedSignal and Honeywell;

      a significant portion of Mr. Bonsignore's incentive compensation is conditioned upon the combined company's achieving certain performance targets, as described below in 'Interests of Certain Persons in the Merger -- New Employment Agreement';

      neither approval of the merger by AlliedSignal shareowners nor the completion of the merger will result in a change in control of AlliedSignal or the acceleration of benefits under its employee benefit plans;

      the merger is consistent with AlliedSignal's objective to grow through acquisitions;

      the long-term interests of AlliedSignal and its shareowners, as well as the effects of the proposed merger on AlliedSignal's employees, customers, creditors, suppliers and the communities in which it has operations;

      the value and stock price premium represented by the exchange ratio of the merger relative to the then-current market price of Honeywell and stock price premiums paid in mergers of comparable size as discussed by J.P. Morgan;

      AlliedSignal shareowners would hold approximately 70% of the outstanding shares of the combined company after the merger;

      the merger is expected to be accounted for as a pooling of interests, which results in:

      -- combined financial statements prepared on a basis consistent with the view that the interests of AlliedSignal and Honeywell shareowners have simply been combined; and

      -- the preservation of the historical accounting values of the assets of AlliedSignal and Honeywell;

      the merger is expected to qualify as a reorganization under the Internal Revenue Code in which Honeywell shareowners generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of the combined company's common stock;

      the merger agreement does not permit either party to terminate the agreement prior to a shareowners' vote on the merger on the basis of the receipt of another acquisition proposal, whether or not superior, although it does permit each party to provide information and engage in negotiations with a third party in certain circumstances; this inability to terminate the agreement for a superior bid may inhibit competing bids;

      the ability of AlliedSignal's or Honeywell's board of directors, under the merger agreement, to modify or withdraw its recommendation of the merger if it receives an unsolicited proposal for a competing transaction that is superior to our proposed merger;

      the stock options granted by AlliedSignal and Honeywell to each other and the termination fees payable by each of them to the other under limited circumstances, including the potential effect that the stock options and the termination fees may have on competing offers for AlliedSignal or Honeywell; thus, if triggered, a stock option may preclude the granting company from effecting a transaction that is accounted for as a pooling of interests for two years;

     The AlliedSignal board of directors and management also considered a number of countervailing factors in its deliberations concerning the merger, including:

      Honeywell is a defendant in antitrust and patent lawsuits brought by Litton Systems, Inc.:

      -- in the antitrust lawsuit, Honeywell was found liable for $750 million in damages, plus interest and attorneys' fees, which awards are now contested in a post-trial motion and, if the motion is unsuccessful, will be subject to appeal; and

      -- in the patent lawsuit, a $1.2 billion verdict returned against Honeywell by a jury was overturned and, if pending motions do not dispose of the matter, a new trial could be requested by Litton;

      the merger agreement eliminates the possibility of AlliedSignal's entering into business combinations with companies other than Honeywell prior to the merger or the termination of the merger agreement and the fact that the termination fees, restrictions on negotiations and the reciprocal options may inhibit third parties from proposing an offer for either party;

      the challenges and costs of combining the businesses of two companies of AlliedSignal's and Honeywell's size, including combining, reducing and relocating work forces and consolidating, relocating and eliminating facilities and offices;

      the risks that the companies will not be able to combine their businesses without encountering operational difficulties or failing to realize the cost savings and sales improvement expected from the integration of their businesses;

      the interests of Honeywell's management in the merger as described in 'Interests of Certain Persons in the Merger' on page 43; and the risk that regulators might impose conditions on the grant of necessary approvals such as requiring the divestiture of a portion of the combined company's business.

     In the view of the AlliedSignal board of directors and management these potential countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, AlliedSignal's board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. AlliedSignal's board of directors conducted an overall analysis of the factors described above, including through discussions with and questioning of AlliedSignal's management and AlliedSignal's legal and financial advisors. In considering the factors described above, individual members of AlliedSignal's board of directors may have given different weight to different factors.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF
HONEYWELL

     At its meeting on June 4, 1999, the Honeywell board of directors unanimously:

      determined that the merger is advisable and fair to, and in the best interests of, Honeywell and its shareowners;

      directed that the proposed transaction be submitted for consideration by the Honeywell shareowners; and

      recommended that the Honeywell shareowners vote FOR approval and adoption of the merger and the merger agreement.

     In the course of reaching its decision to adopt the merger agreement, the Honeywell board of directors consulted with Honeywell's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

      (1) information concerning the financial condition, results of operations, prospects and businesses of Honeywell and AlliedSignal, including:

             the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

             the recent and historical stock price performance of Honeywell common stock and AlliedSignal common stock; and

             the percentage of the combined company Honeywell's shareowners would own following the merger;

      (2) the strategic nature of the transaction, which combines AlliedSignal's and Honeywell's diverse and complementary businesses, and creates a broader and more diverse company with global reach and greater resources, reduced cyclicality and, with the depth of its resources, enhanced future operating flexibility and increased opportunity for growth;

      (3) the board of directors' knowledge of the industries in which Honeywell competes and its belief that greater size and resources are important to the long-term future of Honeywell;

      (4) the combined company will adopt the Honeywell name and the merger will help preserve the 'Honeywell' franchise on a long-term basis;

      (5) the potential benefits to be derived from a combination of the two companies as described under ' -- Our Reasons for the Merger';

      (6) the terms of the merger, including the board of directors and management structure of the combined company and the establishment of an integration team with equal representation from both companies, are designed to help ensure that the transaction will be a 'true' combination and that the combined company will represent the best of both companies;

      (7) the merger will present the opportunity for the holders of Honeywell common stock to receive a meaningful premium over the trading value of Honeywell common stock on

          June 3, 1999, the last day of trading before rumors of a possible transaction appeared in the marketplace, while at the same time allowing those shareowners to participate in a larger and more diversified company and, as shareowners of the combined company, benefit from any future growth of the combined company;

      (8) the exchange ratio will enable the Honeywell shareowners to own approximately 30% of the outstanding stock of the combined company, which percentage compared favorably with Honeywell's expected contribution to the combined company;

      (9) the analyses and presentations prepared by Bear Stearns, and Bear Stearns' written opinion to the effect that, as of June 4, 1999, and subject to the matters set out in its opinion, the exchange ratio was fair from a financial point of view to Honeywell's shareowners;

     (10) the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareowner interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both Honeywell and AlliedSignal;

     (11) the ability to complete the merger as a reorganization for United States federal income tax purposes in which Honeywell shareowners generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of the combined company's common stock;

     (12) the board of directors' belief, after considering the advice of counsel, that the parties should be able to satisfy all conditions to completion of the merger, including the receipt of the necessary regulatory approvals in accordance with the terms of the merger agreement, while recognizing the risk that regulators might impose conditions on the grant of their approval;

     (13) the terms of the merger agreement regarding third party proposals, including (a) the potential payment to AlliedSignal of a termination fee, (b) the grant to AlliedSignal of an option to purchase shares of Honeywell common stock and (c) that Honeywell cannot terminate the merger agreement in order to enter into a transaction with a third party before the Honeywell shareowners have had an opportunity to vote on the proposed merger with AlliedSignal, and the potential effect of such provisions on possible efforts by other parties to acquire or otherwise combine with Honeywell;

     (14) the board of directors' faith in the abilities of Michael R. Bonsignore and the fact that Mr. Bonsignore has been elected as the Chief Executive Officer of the combined company as of the effective time of the merger and has been elected as Chairman of the Board of the combined company upon Mr. Bossidy's retirement in April 2000, or such earlier date that Mr. Bossidy retires;

     (15) the difficulties in successfully integrating the two companies and the associated risks therewith;

     (16) while the percentage of the combined company's sales to aerospace customers will increase relative to Honeywell's sales to aerospace customers, the nature of the products and services to be sold and the customer base to be served will be broader and more diverse;

     (17) the headquarters of the combined company will be in Morris Township, New Jersey and the effect that that may have on the corporate headquarters staff at Honeywell;

     (18) the intention of both parties, as confirmed in the merger agreement, to continue Honeywell's charitable endeavors in the Minneapolis/St. Paul community and to explore opportunities to minimize the effects on the local communities served by Honeywell that may result from the headquarters of the combined company being located in Morris Township; and

     (19) the interests that certain executive officers and directors of Honeywell may have with respect to the merger in addition to their interests as shareowners of Honeywell generally. See 'Interests of Certain Persons in the Merger' on page 43.

     In view of the variety of factors and the amount of information considered, the Honeywell board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Honeywell board of directors may have given different weights to different factors.

     The Honeywell board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above. In reaching this determination, the factors described above generally figured positively, as advantages or opportunities, with the exception of the factors described in clauses 13, 15 and 17 above, which figured negatively as a risk, uncertainty or drawback, and the factor described in clause 19 above, which the Honeywell board of directors considered to be neutral in its evaluation.

     In considering the recommendation of the Honeywell board of directors with respect to approving the merger and adopting the merger agreement, Honeywell shareowners should be aware that certain officers and directors of Honeywell have certain interests in the proposed merger that are different from and in addition to the interests of Honeywell shareowners generally. The Honeywell board of directors was aware of these interests and considered them in approving the merger agreement and the merger. See 'Interests of Certain Persons in the Merger' on page 43.

AMENDMENT OF ALLIEDSIGNAL'S BY-LAWS

     In accordance with the terms of the merger agreement, the board of directors of AlliedSignal has approved an amendment to AlliedSignal's by-laws, to be effective upon completion of the merger. This amendment provides that, until the second anniversary of the completion of the merger, the affirmative vote of at least 75% of the members of the combined company's board of directors other than Mr. Bonsignore will be required:

      to remove Mr. Bonsignore from his positions of Chief Executive Officer or Chairman of the Board of the combined company;

      prior to the effective date of Mr. Bonsignore's election as Chairman of the Board of the combined company, to reverse this election;

      without his concurrence, to change Mr. Bonsignore's duties and responsibilities as provided in his employment agreement with the combined company; and

      to amend this provision.

     If at any time during the two-year period after the merger, fewer than 25% of the members of the combined company's board of directors are directors who were designated by Honeywell, the board of directors of the combined company will not be permitted to take any of the actions described above without the approval of at least one Honeywell designee, in addition to the 75% vote described above.

ACCOUNTING TREATMENT

     We expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of AlliedSignal and Honeywell will be carried forward to the books of the combined company at their historical recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies. In addition, net income of the combined company will include income of AlliedSignal and Honeywell for the entire fiscal year in which the merger occurs. The historical reported net income of AlliedSignal and Honeywell for prior periods will be combined and restated as net income of the combined company after addressing any accounting conformity issues.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below is based on the opinions of Fried, Frank, Harris, Shriver & Jacobson, counsel to AlliedSignal, and of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Honeywell, and summarizes the material United States federal income tax consequences of the merger. The opinions of counsel are included as exhibits to AlliedSignal's registration statement of which this joint proxy statement/prospectus forms a part. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to any given shareowner. For example, we have not described tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers. We have also not described tax consequences that are generally assumed to be known by investors. This discussion, and counsels' opinions, are based upon the Internal Revenue Code, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the continuing validity of counsels' opinions and of this discussion.

     This discussion, and counsels' opinions, are also based upon (1) representations made by AlliedSignal and Honeywell contained in the tax representation letters, signed by officers of AlliedSignal and Honeywell, attached to the opinions included as exhibits to AlliedSignal's registration statement and (2) the assumptions that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement and as described in this joint proxy statement/prospectus. The validity of counsels' opinions and of this discussion depends upon the continuing validity of these representations and assumptions.

     This discussion, and counsels' opinions, assume that Honeywell shareowners hold their shares of Honeywell common stock as capital assets and do not address the tax consequences that may be relevant to a particular shareowner receiving special treatment under some United States federal income tax laws. Shareowners receiving this special treatment include:

           banks;

           tax-exempt organizations;

           insurance companies;

           dealers in securities or foreign currencies;

           Honeywell shareowners who received their Honeywell common stock through the exercise of employee stock options or otherwise as compensation;

           Honeywell shareowners who are not U.S. persons; and

           Honeywell shareowners who hold shares of Honeywell common stock as part of a hedge, straddle or conversion transaction.

     Neither counsels' opinion, nor this discussion, addresses any consequences arising under the laws of any state, locality or foreign jurisdiction. Based on the assumptions and representations discussed above, the material United States federal income tax consequences of the merger are as follows:

     (1)  the merger will qualify as a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code;

     (2) each of AlliedSignal, Honeywell and Blossom Acquisition Corp., the subsidiary of AlliedSignal that will merge with and into Honeywell, will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     (3) no gain or loss will be recognized by AlliedSignal, Honeywell or Blossom Acquisition Corp. as a result of the merger;

     (4) no gain or loss will be recognized by a shareowner of Honeywell who exchanges shares of Honeywell common stock solely for shares of common stock of the combined company; except gain will be recognized with respect to cash received instead of a fractional share of the combined company's common stock;

     (5) the aggregate tax basis of the shares of the combined company's common stock received by a Honeywell shareowner who exchanges all of the shareowners' shares of Honeywell common stock for shares of common stock of the combined company in the merger will be the same as the aggregate tax basis of the shares of Honeywell common stock surrendered in exchange (reduced by any amount allocable to a fractional share of the combined company's common stock for which cash is received);

     (6) the holding period of the shares of the combined company's common stock received by a Honeywell shareowner will include the holding period of shares of Honeywell common stock surrendered in exchange; and

     (7) a Honeywell shareowner who receives cash instead of a fractional share of the combined company's common stock will, in general, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the shareowner's tax basis in shares of Honeywell common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the shareowner's holding period in the shares of Honeywell common stock exchanged for the fractional share of the combined company's common stock is more than one year.

     It is a condition to the merger that each of AlliedSignal and Honeywell receives another tax opinion from its counsel, prior to completing the merger, that the merger will be treated for United States federal income tax purposes as a reorganization and that each of AlliedSignal, Honeywell and Blossom Acquisition Corp. will be a party to the reorganization. The opinions will be based on customary assumptions and factual representations and will assume that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement and as described in this joint proxy statement/prospectus. Opinions of counsel are not binding upon the Internal Revenue Service or the courts. Neither AlliedSignal nor Honeywell has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO EACH HONEYWELL SHAREOWNER WILL DEPEND ON THE FACTS OF THAT SHAREOWNER'S SITUATION. HONEYWELL SHAREOWNERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

REGULATORY MATTERS

     U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we cannot complete the merger until:

      we have given to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice:

      -- notification that AlliedSignal and Honeywell desire to merge; and

      -- certain information relating to the competitive nature of the businesses and industries in which AlliedSignal and Honeywell operate; and

      one or more specified waiting periods expire or are earlier terminated.


     We both filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on June 25, 1999. Based on discussions we have had with the Department of Justice, we anticipate receiving a request from the Department of Justice for additional information regarding certain of our companies' aerospace businesses. We cannot complete the merger until 20 days after we have substantially complied with the request, unless the waiting period is terminated earlier. Even after the waiting period expires or is terminated, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the merger on antitrust grounds and may seek to enjoin the completion of the merger, rescind the merger or conditionally approve the merger on the divestiture of substantial assets of either AlliedSignal or Honeywell or both. In addition, each state in which AlliedSignal or Honeywell operates may also seek to review the merger. It is possible that some of these authorities may also seek to challenge the merger. Expiration or termination of all waiting periods under the Hart-Scott-Rodino Act is a condition to completing the merger.



     European Union. Both AlliedSignal and Honeywell conduct business in member states of the European Union. European Union Council Regulation No. 4064/89 and accompanying regulations require notification of and approval by the European Commission of specific mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. AlliedSignal and Honeywell informally notified the European Commission of the merger on June 7, 1999 and filed formal notifications with the European Commission of the merger on July 15, 1999. Completing a review and gaining approval under the European Commission merger regulation is a condition to completing the merger.


     Other Laws. AlliedSignal and Honeywell conduct operations in a number of other jurisdictions, including Brazil and Canada, where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. AlliedSignal and Honeywell are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions.

     General. It is possible that other state, local or foreign governmental entities or third parties may seek to challenge the merger. In addition, it is possible that governmental entities having jurisdiction over AlliedSignal and Honeywell may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we have both agreed to use our 'reasonable best efforts' to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger and to address concerns of regulators and governmental officials. Addressing these concerns could require that we sell portions of our businesses. Neither AlliedSignal nor Honeywell is required to sell any portion of its business, product line or assets if the divestiture would have a material adverse effect on the combined company at or after the merger. While we do not expect the closing of the merger to be prevented or materially delayed by any challenge by regulatory authorities within or outside the United States, we can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to completion of the merger or within the time frame contemplated by AlliedSignal and Honeywell. See 'Material Terms of the Merger Agreement -- Conditions to the Completion of the Merger' on page 63.

APPRAISAL RIGHTS

     Both AlliedSignal and Honeywell are organized under Delaware law. Under Delaware law, neither AlliedSignal's nor Honeywell's shareowners have a right to dissent and receive the appraised value of their shares in connection with the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices and Dividends

     AlliedSignal common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol 'ALD' and is also listed on the London stock exchange. Honeywell common stock is listed on the New York Stock Exchange under the symbol 'HON' and is also listed on exchanges in London, Paris, Amsterdam, Brussels and Zurich.

     The table below sets forth, for the periods indicated, the high and low sale prices of the shares of AlliedSignal common stock and Honeywell common stock as reported on the NYSE Composite Transaction Reporting System, in each case based on published financial sources, and the cash dividends declared on AlliedSignal common stock and Honeywell common stock.

     AlliedSignal's common stock prices and the cash dividend amounts in the following table have been adjusted to reflect AlliedSignal's two-for-one stock split on September 15, 1997.


                                      ALLIEDSIGNAL COMMON STOCK          HONEYWELL COMMON STOCK
                                    ------------------------------   ------------------------------
                                      HIGH       LOW      DIVIDEND     HIGH       LOW      DIVIDEND
                                      ----       ---      --------     ----       ---      --------
1997:
First Fiscal Quarter                $38.25     $33.25       $.13     $76.625    $63.875      $.27
Second Fiscal Quarter                42.50      33.875       .13      78.75      65.50        .27
Third Fiscal Quarter                 47.125     41.125       .13      80.75      66.4375      .27
Fourth Fiscal Quarter                43.9375    31.625       .13      76.1875    64.9375      .28

1998:
First Fiscal Quarter                 43.8125    34.625       .15      86.00      65.50        .28
Second Fiscal Quarter                47.5625    39.625       .15      96.375     77.50        .28
Third Fiscal Quarter                 46.6875    32.625       .15      90.1875    61.0625      .28
Fourth Fiscal Quarter                45.125     33.0625      .15      84.375     58.625       .29

1999:
First Fiscal Quarter                 50.9375    37.8125      .17      79.50      62           .29
Second Fiscal Quarter                68.625     49.25        .17     125.375     75.75        .29
Third Fiscal Quarter (through
  July 21, 1999)                     68         61.4375       --     126.3125   112.875       .29



     On June 4, 1999, the last full trading day prior to the signing of the merger agreement, the closing prices of AlliedSignal common stock and Honeywell common stock reported on the NYSE Composite Transaction Reporting System were $58.375 per share and $105 per share, respectively. On June 3, 1999, the last full trading day before rumors of the merger appeared in the marketplace, the closing prices of AlliedSignal common stock and Honeywell common stock reported on the NYSE Composite Transaction Reporting System were $60.375 per share and $95.875 per share, respectively. On July 22, 1999, the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include prices, the closing prices of AlliedSignal common stock and Honeywell common stock reported on the NYSE Composite Transaction Reporting
System were $       per share and $       per share, respectively. WE URGE YOU
TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.



     Following the merger, the combined company common stock will be traded on the New York, Chicago and Pacific stock exchanges under the symbol 'HON', as well as on the London stock exchange.


     Dividend Policy. The merger agreement permits AlliedSignal and Honeywell to pay, prior to completing the merger, regular quarterly cash dividends to their shareowners. AlliedSignal and Honeywell have agreed in the merger agreement to coordinate declaring dividends and the related record dates and payment dates so that Honeywell shareowners do not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Following the merger, the combined company expects to continue to pay dividends on the combined company's common stock. However, the payment of dividends will be at the discretion of the combined company's board of directors and will be determined after consideration of various factors, including the earnings and financial condition of the combined company and its subsidiaries.

                        INFORMATION ABOUT OUR COMPANIES

INFORMATION ABOUT ALLIEDSIGNAL

     AlliedSignal is a leading advanced technology and manufacturing company serving customers worldwide with aerospace products and services, automotive products, chemicals, fibers, plastics and advanced materials. We operate through eleven strategic business units that offer products and services which are sold principally for use in the following applications: commercial and military aviation, defense, space, automotive and heavy vehicles, electronics, carpeting, refrigeration, construction, computers, utilities, pharmaceutical and agriculture. Our strategic business units have been aggregated into five reportable segments. A description of our five reportable segments follows:

     Aerospace Systems. AlliedSignal's Aerospace Systems segment provides sales and service for a wide range of aerospace products for both original equipment manufacturers and aftermarket customers, including:

        systems and components for commercial, military, regional and general aviation aircraft, including environmental control systems, aircraft wheels and brakes, power generation systems and engine controls;

        advanced electronics, avionics and lighting for military aircraft, defense and space stations, large and regional air transport, business and general aviation, including communications, navigation, flight control and management, weather radar systems, microwave landing and electronic systems, flight guidance and control systems, sensors and components, automatic test systems, cockpit display systems and internal and external aircraft lighting;

        maintenance, repair and overhaul services and spares and hardware sales to support aerospace aftermarket customers; and

        management and technical services for the government.

     This segment accounted for approximately 32% of AlliedSignal's 1998 total sales.

     Specialty Chemicals & Electronic Solutions. AlliedSignal's Specialty Chemicals & Electronic Solutions segment manufactures engineered materials used in numerous applications and technologically advanced materials used in the manufacturing of electronics and semiconductors. The Specialty Chemicals & Electronic Solutions segment's products include:

       specialty and fine chemical products, including hydrofluoric acid, polyethylene and petroleum-based specialty waxes and wax blends, environmentally safer fluorocarbons, pharmaceutical bulk active and advanced intermediate chemicals and process technology, for use in a diverse range of applications, including pharmaceutical, polymer, crop protection, petroleum, personal care products, security coding, semiconductor, air conditioning and refrigeration, medical, coatings, textile, electronics and nuclear; and

       materials and solutions for the global electronics market, including laminate and prepeg materials used as the base material for printed circuit boards, interconnect materials and solutions for semiconductor wafer manufacturing, electron beam curing equipment and amorphous metals.

     This segment accounted for approximately 15% of AlliedSignal's 1998 total sales.

     Turbine Technologies. AlliedSignal's Turbine Technologies segment provides products based on technologically advanced turbine applications. Turbine Technologies' products include:

        auxilary power units for commercial and regional airlines and business and military aircraft;

        turbofan, turboshaft and turboprop propulsion engines for business aviation, regional airlines, military aircraft and marine and industrial markets; and

        turbochargers, charged air coolers, radiators and complete cooling modules for passenger cars, racecars, trucks, buses, agricultural equipment, diesel locomotives and marine, mining, construction, military, aviation, and power generation applications.

     This segment accounted for approximately 24% of AlliedSignal's 1998 total sales.

     Performance Polymers. AlliedSignal's Performance Polymers segment manufactures high performance fibers, specialty films, plastics and intermediate chemicals such as caprolactam, the base chemical used to make nylon. These products have broad applications in industries such as commercial and residential carpeting, autos and auto components, food and pharmaceutical packaging, specialty chemicals and electronics. This segment accounted for approximately 13% of AlliedSignal's 1998 total sales.

     Transportation Products. AlliedSignal's Transportation Products segment provides parts, supplies and systems for vehicles to both original equipment manufacturers and aftermarket customers. Transportation Products manufactures and distributes:

        well-recognized consumer-branded automotive products for aftermarket customers, as well as to automotive original equipment manufacturers and installers, such as oil and air filters (FRAM'r'), spark plugs (Autolite'r') and car care products including antifreeze, windshield washer fluids and waxes, washes and specialty cleaners (for example, Prestone'r' and Simoniz'r');

        brake friction materials, including disc brake pads and drum brake linings, and aftermarket brake hard parts, used for a broad range of car, truck, railway and aerospace applications worldwide; and

        air brake and filtration systems and components for heavy-duty trucks, tractors, trailers, buses and other commercial vehicles sold through a joint venture owned 65% by AlliedSignal and 35% by Knorr-Bremse AG of Germany.

     This segment accounted for approximately 16% of AlliedSignal's 1998 total sales.

INFORMATION ABOUT HONEYWELL

     Honeywell was founded in 1885 with the invention of the automatic thermostat control for home heating and has evolved into what is today one of the leading technology and controls companies in the world, serving customers in homes and commercial buildings, in industry, and in space and aviation. Honeywell has three businesses, all with a focus on controls:

     Home and Building Control. Honeywell's Home and Building Control business is a global provider of comfortable, healthy, safe and energy-efficient indoor environments, offering more than 3,500 products to both the consumer and the building industry. The Home and Building Control business provides products, services and solutions to create efficient, safe, comfortable indoor environments, offering controls for heating, ventilating, humidification and air-conditioning equipment; security and fire alarm systems; home automation systems; energy-efficient lighting controls; and building management systems and services. This business accounted for approximately 41% of Honeywell's 1998 total sales.

     Industrial Control. Honeywell is a worldwide provider of automation solutions from sensors to integrated systems, serving industries such as hydrocarbon processing, chemicals, and pulp and paper. The Industrial Control business provides one-stop, integrated automation solutions, including systems, products and services for process industries such as hydrocarbon processing, chemicals, and pulp and paper, and manufactures switches and sensors for use in vehicles, consumer products, data communication and industrial process applications and systems, as well as smart position-sensing devices and systems used in factories and package distribution systems. The Industrial Control business accounted for approximately 30% of Honeywell's 1998 total sales.

     Space and Aviation Control. Honeywell is a supplier of avionics systems and products for the commercial, military and space markets with customers ranging from aircraft manufacturers and business aircraft operators to prime space contractors and the U.S. government. Honeywell's systems are on board virtually every commercial aircraft produced in the Western world and every manned flight launched in the United States. This business accounted for approximately 28% of Honeywell's 1998 total sales.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements combine the historical consolidated balance sheets and statements of income of AlliedSignal and Honeywell giving effect to the merger using the pooling of interests method of accounting for a business combination. Under this method of accounting, AlliedSignal and Honeywell are treated as if they had always been combined for accounting and financial reporting purposes.


     We are providing the following information to aid your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of AlliedSignal for the years ended
December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements of AlliedSignal for the quarters ended March 31, 1999 and 1998, and from the audited consolidated financial statements of Honeywell for the years ended December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements of Honeywell for the quarters ended April 4, 1999 and April 5, 1998. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see 'Where You Can Find More Information' on page 90.


     The unaudited pro forma combined condensed statements of income for the years ended December 31, 1998, 1997 and 1996 and the first quarters of 1999 and 1998 assume the merger was effected on January 1, 1996. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred at the end of the combined company's first quarter of 1999. The accounting policies of Honeywell and AlliedSignal are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma combined condensed financial statements to conform the accounting policies of the two companies.

     The unaudited pro forma combined condensed financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                                     HISTORICAL
                                           ------------------------------
                                            ALLIEDSIGNAL      HONEYWELL       PRO FORMA      PRO FORMA
                                           MARCH 31, 1999   APRIL 4, 1999   ADJUSTMENTS(1)   COMBINED
                                           --------------   -------------   --------------   --------
                                                                  (IN MILLIONS)
ASSETS
Current assets:
     Cash and cash equivalents...........     $   795          $   74          $              $   869
     Short-term investments..............      --                   7                               7
     Accounts and notes receivable.......       1,817           1,780                           3,597
     Inventories.........................       2,344           1,134                           3,478
     Other current assets................         561             283                             844
                                              -------          ------          -------        -------
          Total current assets...........       5,517           3,278                           8,795
Investments and long-term receivables....       1,509             303                           1,812
Property, plant and equipment............       9,262           3,347                          12,609
Accumulated depreciation and
  amortization...........................      (4,969)         (2,082)                         (7,051)
Cost in excess of net assets of acquired
  companies -- net.......................       2,975             942                           3,917
Other assets.............................       1,086           1,056                           2,142
                                              -------          ------          -------        -------
     Total assets........................     $15,380          $6,844          $  --          $22,224
                                              -------          ------          -------        -------
                                              -------          ------          -------        -------

LIABILITIES
Current liabilities:
     Accounts payable....................     $ 1,328          $  616          $              $ 1,944
     Short-term borrowings...............          70              36                             106
     Commercial paper....................       1,962              16                           1,978
     Current maturities of long-term
       debt..............................          88             123                             211
     Accrued liabilities.................       1,636           1,334               63 (5)      3,033
                                              -------          ------          -------        -------
          Total current liabilities......       5,084           2,125               63          7,272
Long-term debt...........................       1,457           1,300                           2,757
Deferred income taxes....................         806              55                             861
Postretirement benefit obligations other
  than pensions..........................       1,722             333                           2,055
Other liabilities........................       1,014             252                           1,266

SHAREOWNERS' EQUITY
Capital - common stock issued............         716             281              (45)(6)        952
        - additional paid-in capital.....       3,109             720           (1,998)(6)      1,831
Common stock held in treasury, at cost...      (3,714)         (2,043)           2,043 (6)     (3,714)
Accumulated other nonowner changes.......        (136)            (84)                           (220)
Retained earnings........................       5,322           3,905              (63)(5)      9,164
                                              -------          ------          -------        -------
          Total shareowners' equity......       5,297           2,779              (63)         8,013
                                              -------          ------          -------        -------
     Total liabilities and shareowners'
       equity............................     $15,380          $6,844          $  --          $22,224
                                              -------          ------          -------        -------
                                              -------          ------          -------        -------


              See Accompanying Notes to Unaudited Pro Forma Combined
                          Condensed Financial Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                         FOR THE FIRST QUARTER OF 1999

                                                     HISTORICAL
                                            -----------------------------
                                            ALLIEDSIGNAL      HONEYWELL
                                            QUARTER ENDED   QUARTER ENDED                      PRO
                                              MARCH 31,       APRIL 4,        PRO FORMA       FORMA
                                                1999            1999        ADJUSTMENTS(1)   COMBINED
                                                ----            ----        --------------   --------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................     $3,596          $1,986          $              $5,582
                                               ------          ------                         ------
Cost of goods sold........................      2,709           1,483                          4,192
Selling, general and administrative
  expenses................................        381             318                            699
                                               ------          ------          --------       ------
     Total costs and expenses.............      3,090           1,801                          4,891
                                               ------          ------          --------       ------
Income from operations....................        506             185                            691
Equity in income (loss) of affiliated
  companies...............................         12              (2)                            10
Other income (expense)....................         15               3                             18
Interest and other financial charges......        (44)            (29)                           (73)
                                               ------          ------          --------       ------
Income before taxes on income.............        489             157                            646
Taxes on income...........................        154              52                            206
                                               ------          ------          --------       ------
Net income................................     $  335          $  105          $  --          $  440
                                               ------          ------          --------       ------
                                               ------          ------          --------       ------
Earnings per share of common
  stock -- basic..........................     $ 0.60          $ 0.84                         $ 0.55(3)
Earnings per share of common stock --
  assuming dilution.......................       0.59            0.83                           0.54(3)
Weighted average number of shares
  outstanding -- basic....................        557             126                            793(3)
Weighted average number of shares
  outstanding -- assuming dilution........        568             127                            806(3)
Cash dividends per share of common
  stock...................................       0.17            0.29                           0.16(3)

              See Accompanying Notes to Unaudited Pro Forma Combined
                          Condensed Financial Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                         FOR THE FIRST QUARTER OF 1998

                                                      HISTORICAL
                                            -------------------------------
                                             ALLIEDSIGNAL      HONEYWELL
                                            QUARTER ENDED    QUARTER ENDED
                                              MARCH 31,         APRIL 5,        PRO FORMA      PRO FORMA
                                                 1998             1998        ADJUSTMENTS(1)    COMBINED
                                                 ----             ----        --------------    --------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................      $3,646           $1,923           $              $5,569
                                                ------           ------                          ------
Cost of goods sold........................       2,809            1,440                           4,249
Selling, general and administrative
  expenses................................         398              315                             713
                                                ------           ------           ------         ------
     Total costs and expenses.............       3,207            1,755                           4,962
                                                ------           ------           ------         ------
Income from operations....................         439              168                             607
Equity in income of affiliated
  companies...............................          34           --                                  34
Other income (expense)....................          (1)               2                               1
Interest and other financial charges......         (34)             (26)                            (60)
                                                ------           ------           ------         ------
Income before taxes on income.............         438              144                             582
Taxes on income...........................         138               48                             186
                                                ------           ------           ------         ------
Net income................................      $  300           $   96           $ --           $  396
                                                ------           ------           ------         ------
                                                ------           ------           ------         ------
Earnings per share of common
  stock -- basic..........................      $ 0.53           $ 0.76                          $ 0.49(3)
Earnings per share of common stock --
  assuming dilution.......................        0.52             0.75                            0.48(3)
Weighted average number of shares
  outstanding -- basic....................         564              126                             800(3)
Weighted average number of shares
  outstanding -- assuming dilution........         578              128                             818(3)
Cash dividends per share of common
  stock...................................        0.15             0.28                            0.15(3)

              See Accompanying Notes to Unaudited Pro Forma Combined
                          Condensed Financial Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                         HISTORICAL                             PRO
                                                  ------------------------     PRO FORMA       FORMA
                                                  ALLIEDSIGNAL   HONEYWELL   ADJUSTMENTS(1)   COMBINED
                                                  ------------   ---------   --------------   --------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.......................................    $15,128       $8,427         $            $23,555
                                                    -------       ------                      -------
Cost of goods sold..............................     11,476        6,213                       17,689
Selling, general and administrative expenses....      1,690        1,318                        3,008
                                                    -------       ------         ------       -------
     Total costs and expenses...................     13,166        7,531                       20,697
                                                    -------       ------         ------       -------
Income from operations..........................      1,962          896                        2,858
Equity in income of affiliated companies........        150           12                          162
Other income (expense)..........................         (7)          34                           27
Interest and other financial charges............       (162)        (113)                        (275)
                                                    -------       ------         ------       -------
Income before taxes on income...................      1,943          829                        2,772
Taxes on income.................................        612          257                          869
                                                    -------       ------         ------       -------
Net income......................................    $ 1,331       $  572         $ --         $ 1,903
                                                    -------       ------         ------       -------
                                                    -------       ------         ------       -------
Earnings per share of common stock -- basic.....    $  2.37       $ 4.54                      $  2.38(3)
Earnings per share of common stock -- assuming
  dilution......................................       2.32         4.48                         2.34(3)
Weighted average number of shares outstanding --
  basic.........................................        562          126                          798(3)
Weighted average number of shares outstanding --
  assuming dilution.............................        574          128                          814(3)
Cash dividends per share of common stock........       0.60         1.13                         0.60(3)

              See Accompanying Notes to Unaudited Pro Forma Combined
                          Condensed Financial Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                         HISTORICAL                             PRO
                                                  ------------------------     PRO FORMA       FORMA
                                                  ALLIEDSIGNAL   HONEYWELL   ADJUSTMENTS(1)   COMBINED
                                                  ------------   ---------   --------------   --------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.......................................    $14,472       $8,027         $            $22,499
                                                    -------       ------                      -------
Cost of goods sold..............................     11,481        5,963                       17,444
Selling, general and administrative expenses....      1,581        1,359                        2,940
Gain on sale of strategic business units........       (226)         (77)                        (303)
                                                    -------       ------         ------       -------
     Total costs and expenses...................     12,836        7,245                       20,081
                                                    -------       ------         ------       -------
Income from operations..........................      1,636          782                        2,418
Equity in income of affiliated companies........        178           13                          191
Other income (expense)..........................         77           10                           87
Interest and other financial charges............       (175)        (102)                        (277)
                                                    -------       ------         ------       -------
Income before taxes on income...................      1,716          703                        2,419
Taxes on income.................................        546          232                          778
                                                    -------       ------         ------       -------
Net income......................................    $ 1,170       $  471         $ --         $ 1,641
                                                    -------       ------         ------       -------
                                                    -------       ------         ------       -------
Earnings per share of common stock -- basic.....    $  2.07       $ 3.71                      $  2.04(3)
Earnings per share of common stock -- assuming
  dilution......................................       2.02         3.65                         2.00(3)
Weighted average number of shares outstanding --
  basic.........................................        565          127                          803(3)
Weighted average number of shares outstanding --
  assuming dilution.............................        580          129                          822(3)
Cash dividends per share of common stock........       0.52         1.09                         0.54(3)

              See Accompanying Notes to Unaudited Pro Forma Combined
                          Condensed Financial Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                         HISTORICAL                             PRO
                                                  ------------------------     PRO FORMA       FORMA
                                                  ALLIEDSIGNAL   HONEYWELL   ADJUSTMENTS(1)   COMBINED
                                                  ------------   ---------   --------------   --------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.......................................    $13,971       $7,312         $            $21,283
                                                    -------       ------                      -------
Cost of goods sold..............................     11,606        5,329                       16,935
Selling, general and administrative expenses....      1,511        1,313                        2,824
Gain on sale of strategic business units........       (655)       --                            (655)
                                                    -------       ------         ------       -------
     Total costs and expenses...................     12,462        6,642                       19,104
                                                    -------       ------         ------       -------
Income from operations..........................      1,509          670                        2,179
Equity in income of affiliated companies........        143           13                          156
Other income (expense)..........................         87            8                           95
Interest and other financial charges............       (186)         (81)                        (267)
                                                    -------       ------         ------       -------
Income before taxes on income...................      1,553          610                        2,163
Taxes on income.................................        533          207                          740
                                                    -------       ------         ------       -------
Net income......................................    $ 1,020       $  403         $ --         $ 1,423
                                                    -------       ------         ------       -------
                                                    -------       ------         ------       -------
Earnings per share of common stock -- basic.....    $  1.80       $ 3.18                      $  1.77(3)
Earnings per share of common stock -- assuming
  dilution......................................       1.76         3.11                         1.73(3)
Weighted average number of shares outstanding --
  basic.........................................        566          127                          804(3)
Weighted average number of shares outstanding --
  assuming dilution.............................        580          130                          824(3)
Cash dividends per share of common stock........       0.45         1.06                         0.49(3)

              See Accompanying Notes to Unaudited Pro Forma Combined
                          Condensed Financial Statements

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

     The unaudited pro forma combined condensed statements of income are based on the audited consolidated statements of income of AlliedSignal for the years ended December 31, 1998, 1997 and 1996 and the unaudited consolidated statements of income of AlliedSignal for the quarters ended March 31, 1999 and 1998, and the audited consolidated income statements of Honeywell for the years ended December 31, 1998, 1997 and 1996, and the unaudited consolidated income statements of Honeywell for the quarters ended April 4, 1999 and April 5, 1998. No pro forma adjustments were necessary in preparing the unaudited pro forma combined condensed statements of income. The unaudited pro forma combined condensed balance sheet is based on the unaudited consolidated balance sheet of AlliedSignal as of March 31, 1999 and on the unaudited consolidated statement of financial position of Honeywell as of April 4, 1999.

     AlliedSignal's and Honeywell's respective consolidated financial statements are prepared in conformity with generally accepted accounting principles and require management of AlliedSignal and Honeywell, as applicable, to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures in the accompanying notes. In the opinion of AlliedSignal and Honeywell, the unaudited pro forma combined condensed financial statements include all adjustments necessary to present fairly the results of the periods presented. Actual results could differ materially from these estimates.

Note 2. Accounting Principles and Financial Statement Classifications

     The accounting policies of AlliedSignal and Honeywell are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma combined condensed financial statements to conform the accounting policies of the combining companies.

     We have reclassified certain items in the historical financial statements of Honeywell to conform to the presentation expected to be used by the combined company.

Note 3. Pro Forma Earnings Per Share and Dividends Per Share

     The 'pro forma combined earnings per share of common stock -- basic' is based on net income and the weighted average number of outstanding common shares. 'Earnings per share of common stock -- assuming dilution' is based on net income and the weighted average number of outstanding common shares and the dilutive effect of stock options and restricted stock units. The weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 1.875 shares of common stock of the combined company for each share of Honeywell common stock.

     The pro forma combined dividends per share reflect the sum of dividends paid by AlliedSignal and Honeywell divided by the number of shares that would have been outstanding for the periods, after adjusting the Honeywell shares for the exchange ratio of 1.875 shares of common stock of the combined company.

Note 4. Intercompany Transactions

     There were no significant transactions between AlliedSignal and Honeywell during any of the periods presented.

Note 5. Merger-Related and Integration-Related Expenses


     We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $63 million. We have reflected these fees and expenses as an increase to accrued liabilities and a reduction in retained earnings in the unaudited pro forma combined condensed balance sheet as of the end of the first quarter of 1999. We have not reflected this charge in the unaudited pro forma combined condensed statements of income or in the pro forma combined per share data.



     Based on our current plans, we estimate that we will incur costs of between approximately $400 million and $600 million for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operations realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. The unaudited pro forma combined condensed financial statements reflect neither the impact of these charges nor the benefits from the expected cost savings or revenue enhancements. The costs for severance and other integration-related expenses will be charged to operations in the periods in which the obligations occur.


Note 6. Other Pro Forma Adjustments


     We have made pro forma adjustments to the unaudited pro forma combined condensed balance sheet to reflect the cancellation of Honeywell common stock accounted for as treasury stock and the assumed issuance of approximately 236 million shares of common stock of the combined company in exchange for all of the shares of Honeywell common stock outstanding (based on the number of shares of Honeywell common stock outstanding as of the end of Honeywell's first quarter of 1999 and the exchange ratio of 1.875). The actual number of shares of common stock of the combined company to be issued in connection with the merger will be based on the number of shares of Honeywell common stock issued and outstanding as of the completion of the merger.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Honeywell board of directors with respect to the merger agreement, shareowners should be aware that certain members of the management of Honeywell and the Honeywell board of directors have interests in the merger that may be different from, or in addition to, the interests of the other shareowners of Honeywell generally.

NEW EMPLOYMENT AGREEMENT

     In connection with Mr. Bonsignore's employment with the combined company, Mr. Bonsignore will enter into a new employment agreement upon the completion of the merger which will supersede his existing severance agreement with Honeywell. The new employment agreement will have a term which runs through December 31, 2004. During the term of the agreement, Mr. Bonsignore will have an annual base salary of not less than $1.5 million and, beginning January 1, 2000, will have an annual target bonus equal to 100% of such base salary. Under the terms of the agreement, Mr. Bonsignore will receive a minimum bonus in respect of 1999 of $1.0 million less any bonus payable to him in respect of 1999 under the Honeywell plans in effect prior to the completion of the merger.

     Under the terms of his new agreement, Mr. Bonsignore will receive a grant of options to purchase one million shares of the combined company common stock, which will have a ten year term from the date of grant and an exercise price equal to fair market value on the date of completion of the merger. The options will become exercisable in increments of 40%, 30% and 30% respectively, on December 31 of 2000, 2001 and 2002. They will also become exercisable on any termination of Mr. Bonsignore's employment with the combined company other than termination for 'cause' or voluntary resignation without 'good reason' (as these terms are defined in the employment agreement). Once vested, the options will remain exercisable for the balance of their full ten-year term from the date of grant. Mr. Bonsignore will receive an additional grant of options to purchase 500,000 shares of the combined company common stock, which will also have an exercise price equal to the fair market value of this stock on the completion of the merger. These performance options will become exercisable in increments of:

      40% on April 1, 2001 if consolidated earnings per share (adjusted to omit extraordinary items, gains or losses on disposal of business segments, unusual or infrequently occurring events or transactions and the effects of changes in accounting principles) of the combined company increases at least 20% from 1999 to 2000;

      30% on April 1, 2002 if consolidated earnings per share of the combined company increases at least 17% from 2000 to 2001;

      30% on April 1, 2003 if consolidated earnings per share of the combined company increases at least 16% from 2001 to 2002; and

      notwithstanding the above schedule, 100% on April 1, 2003 if cumulative growth in consolidated earnings per share of the combined company is at least 53% for the three-year period ending December 31, 2002 over calendar year 1999.

     If Mr. Bonsignore's employment terminates other than for cause or voluntary resignation without good reason prior to 2003, any of these performance options which are not then exercisable as of this termination may become exercisable depending on actual performance through the end of the applicable measurement period, as if Mr. Bonsignore had remained employed. Once they become exercisable, these options will also remain outstanding for the balance of their full ten-year term from the date of grant. Mr. Bonsignore will also receive a grant of 375,000 restricted units of the combined company's common stock. Restrictions on these units will lapse as to one-third of the units on each of April 1, 2001, 2002 and 2003, but only if the combined company achieves specified operating margin targets of 15% in 2000, 16% in 2001, and 17% in 2002. Units with respect to which restrictions have not lapsed prior to April 1, 2003 will expire. If Mr. Bonsignore's employment terminates prior to April 1, 2003 other than for cause or voluntary resignation prior to 2003 without good reason, the restrictions on the units may lapse depending on the combined company's actual performance through the end of the measurement period as if Mr. Bonsignore had remained employed through the end of the period.

     The employment agreement provides for Mr. Bonsignore to receive an annual supplemental retirement benefit equal to 60% of his final average compensation less annual amounts payable to him under the retirement plans of Honeywell and the combined company. This supplemental retirement benefit will be fully vested as of the date of completion of the merger. The supplemental retirement benefit provides for a survivor benefit payable to Mr. Bonsignore's surviving spouse of 50% of the benefit payable to Mr. Bonsignore. The supplemental retirement benefit will not be reduced if benefit payments commence after December 31, 2002, but these benefits will be reduced by 3% per year if benefit payments commence prior to January 1, 2003. During the term of the agreement, Mr. Bonsignore will be entitled to participate in all benefit and welfare benefit plans of the combined company, and will receive the fringe benefits and perquisites available to senior officers of the combined company. In addition, Mr. Bonsignore will receive the following specific perquisites: an annual financial planning allowance up to $50,000; a car and driver; and the use of the company airplane for personal travel in accordance with the combined company's security requirements. These benefits will continue to be provided to Mr. Bonsignore after the term of the agreement expires (or, if earlier, following his voluntary termination after December 31, 2002), except that he will not have use of the company airplane for personal travel. Appropriate relocation benefits will be provided to Mr. Bonsignore in connection with his move to the combined company's headquarters.

     As a general rule, during the first two years of the term of his agreement, a vote of 75% of the members of the combined company's board of directors (other than Mr. Bonsignore) is required in order to remove Mr. Bonsignore as Chief Executive Officer or Chairman of the Board, terminate his employment or diminish his duties and responsibilities. On any termination of Mr. Bonsignore's employment without cause or a voluntary termination of his employment by Mr. Bonsignore for good reason, Mr. Bonsignore will receive severance benefits under the combined company severance plan except as otherwise provided by his employment agreement, which will include a severance payment equal to three years' salary and bonus. Mr. Bonsignore is also entitled to an additional payment from the combined company of an amount sufficient to make him whole in the event that he is subject to any excess parachute excise tax in connection with the merger, his employment with the combined company or Honeywell, or a subsequent termination of employment.

EXISTING TERMINATION AGREEMENTS WITH HONEYWELL EXECUTIVE OFFICERS

     Honeywell is party to executive termination agreements with all ten of its executive officers. As of the date on which Honeywell shareowners approve the merger, the term of each of these agreements, other than the existing agreement with Mr. Bonsignore, will be extended for a period of twenty-four months or thirty-six months beyond the month in which the merger is approved but not beyond the end of the month during which the executive attains age 65. Mr. Bonsignore's executive termination agreement with Honeywell will terminate upon completion of the merger. If the employment of an executive (other than Mr. Bonsignore) covered by an executive termination agreement terminates following the date on which Honeywell shareowners approve the merger and during the term of the agreement, other than due to the executive's death, disability, termination for cause or voluntary termination by the executive without good reason, he or she will receive a severance payment equal to two or three times the sum of his or her annual base salary and bonus, two or three years of life, health, disability and accident insurance benefit continuation and an additional payment of an amount sufficient to make the executive whole in the event that he or she is subject to any excess parachute excise tax in connection with the merger, his or her employment with the combined company or Honeywell or a subsequent termination of employment. If the employment of the executive officers, other than Mr. Bonsignore, is terminated immediately following the date on which Honeywell shareowners approve the merger, they would be entitled to an aggregate of approximately $17 million in severance payments.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     The combined company will be required to indemnify, to the fullest extent allowed under law, each individual who is or was an officer, director or employee of Honeywell for all actions taken by them in their capacities as such or at the request of Honeywell or a Honeywell subsidiary prior to the completion of the merger and to honor all indemnification obligations of Honeywell to those persons, whether pursuant to Honeywell's certificate of incorporation, by-laws or an indemnification agreement. For six years after completing the merger, AlliedSignal will also provide officers' and director's liability insurance in respect of acts or omissions prior to the completion of the merger for each individual covered under the comparable Honeywell policy as of the date of the merger agreement. The combined company will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by Honeywell for its existing coverage prior to the merger. However, if the annual premiums of that insurance coverage exceed that amount, the combined company will be obligated to provide coverage available for a cost equal to 200% of the current annual premium.

INCENTIVE COMPENSATION AND STOCK OWNERSHIP PLANS


     Pursuant to the terms of Honeywell's equity-based compensation plans, all unvested options to purchase Honeywell shares will become vested and exercisable as of the date on which Honeywell shareowners approve the merger, and restrictions will lapse on that date with respect to shares of restricted stock issued under those plans. Performance-based shares for the 1998-2000 performance period will be paid out pro rata, assuming performance at target levels. In addition, annual bonus awards under Honeywell's Corporate Executive Compensation Plan will be paid out pro rata for 1999, assuming performance at the 'on-plan' performance level to all plan participants. As of July 22, 1999, Honeywell's executive officers hold unvested options to acquire an aggregate of 680,866 shares of Honeywell common stock with a weighted average exercise price of $72.58 per share which will become exercisable as of the date Honeywell shareowners approve the merger. In the merger, these options will be converted into options to acquire an aggregate of 1,276,623 shares of common stock of the combined company with a weighted average exercise price of $38.71 per share. In addition, as of the date on which Honeywell shareowners approve the merger, restrictions with respect to an aggregate of 112,639 shares of Honeywell common stock held by Honeywell's executive officers will lapse, an aggregate of 76,018 performance shares will be issuable to Honeywell's executive officers and they will be entitled to receive aggregate pro rata bonus payments of approximately $2.4 million.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF FINANCIAL ADVISOR TO ALLIEDSIGNAL

     Pursuant to an engagement letter dated as of May 27, 1999, AlliedSignal retained J.P. Morgan to deliver a fairness opinion in connection with the proposed merger with Honeywell. At the meeting of AlliedSignal's board of directors on May 28, 1999, J.P. Morgan gave its oral opinion, subsequently confirmed in writing on June 4, 1999, to the board of directors that, as of each of these dates and based upon and subject to the various considerations set forth in the opinion, the consideration to be paid by AlliedSignal in the proposed merger was fair from a financial point of view to AlliedSignal. AlliedSignal's board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion.

     We have attached as Annex D to this document the full text of J.P. Morgan's written opinion and urge you to read the opinion in its entirety. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken and is incorporated by reference. J.P. Morgan addressed its opinion to the AlliedSignal board of directors. The opinion addresses only the consideration to be paid in the merger and is not a recommendation to any AlliedSignal shareowner as to how that shareowner should vote at AlliedSignal's special meeting. The summary of J.P. Morgan's opinion provided below is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, J.P. Morgan reviewed:

       the merger agreement;

       the audited financial statements of AlliedSignal and Honeywell for the fiscal year ended December 31, 1998;

       the unaudited financial statements of AlliedSignal and Honeywell for the periods ended March 31, 1999 and April 4, 1999, respectively;

       current and historical market prices of AlliedSignal and Honeywell common stock;

       various publicly available information concerning the business of AlliedSignal and Honeywell and of several other companies engaged in businesses comparable to those of AlliedSignal and Honeywell, and the reported market prices for the securities of other companies deemed comparable;

       the terms of various transactions involving companies comparable to Honeywell and the consideration received for those companies;

       the terms of other business combinations that J.P. Morgan deemed relevant; and

       various internal financial analyses and forecasts prepared by AlliedSignal and Honeywell and their respective managements.

     J.P. Morgan also held discussions with several members of the management of AlliedSignal and Honeywell on numerous aspects of the merger, the past and current business operations of AlliedSignal and Honeywell, the financial condition and future prospects and operations of AlliedSignal and Honeywell, the effects of the merger on the financial condition and future prospects of AlliedSignal and Honeywell, and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by AlliedSignal and Honeywell or otherwise reviewed by J.P. Morgan from third party sources. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, and no valuations or appraisals have been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of AlliedSignal and Honeywell to which those analyses or forecasts relate. In addition, as to certain loss contingencies and potential exposures, J.P. Morgan has relied on estimates provided by management of Honeywell. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of AlliedSignal, and that the parties will complete the other transactions contemplated by the merger agreement as described in that agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel.

     For each of Honeywell and AlliedSignal, J.P. Morgan used forecasts developed using Institutional Brokerage Estimate System (I/B/E/S) estimates and other publicly available information, which was considered in addition to information provided by the management of AlliedSignal and Honeywell. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of J.P. Morgan, including, but not limited to, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results may vary significantly from those set forth in the projections.

     As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of May 28, 1999 and June 4, 1999. Subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which AlliedSignal's or the combined company's common stock will trade at any future time.

     J.P. Morgan was not requested by AlliedSignal to, and did not, provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the merger, and did not provide services other than the delivery of its opinion. J.P. Morgan did not participate in negotiations on the terms of the merger and related transactions, which were the product of direct negotiations between AlliedSignal and Honeywell.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by J.P. Morgan in connection with its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses and this summary does not purport to be a complete description of the analyses underlying J.P. Morgan's opinion.

     Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis to determine the fully diluted equity value per share for Honeywell's common stock by valuing Honeywell based on the present value of its projected free cash flows, assuming no debt obligations. In conducting this analysis, J.P. Morgan calculated the debt-free free cash flows that Honeywell was expected to generate during fiscal years 1999 through 2003 based upon financial projections consistent with I/B/E/S estimates.

     J.P. Morgan also calculated a range of values for Honeywell at the conclusion of a five-year period ending in 2003, commonly referred to as terminal values. In calculating this range of terminal values, J.P. Morgan applied multiples of Honeywell estimates of earnings before interest, tax, and depreciation and amortization, often known as EBITDA, in 2003, ranging from 9x to 11x. J.P. Morgan then discounted these free cash flows, assuming no debt obligations, and the range of these terminal values to present values using a range of discount rates from 8.5% to 10.5%. J.P. Morgan selected these discount rates based upon an analysis of the cost of debt and equity capital of Honeywell appropriately weighted between debt and equity to reflect the assumed optimal debt and equity capitalizations of the company. J.P. Morgan then adjusted the present value of these debt-free free cash flows and the range of terminal values as of May 31, 1999, reflecting Honeywell's debt and cash position as of its most recent unaudited financial statements of April 4, 1999.

     The discounted cash flow analysis indicated a range of equity values of between $95 and $122 per share for Honeywell's common stock on a stand-alone basis (i.e., without anticipated cost savings) and a range of equity values of between $120 and $152 per share for Honeywell's common stock assuming the present value of $500 million of annual synergies phased in over two years. J.P. Morgan compared this to an implied offer value of $111 per share as of May 26, 1999.

     Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Honeywell with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be reasonably comparable to those of Honeywell. The purpose of this analysis was to provide information regarding the fairness of the proposed merger consideration based upon a comparison of specific financial information of Honeywell with several comparable public companies. These companies were:

   AlliedSignal Inc.                    Litton Industries, Inc.
   Cooper Industries, Inc.              Parker-Hannifin Corporation
   Danaher Corporation                  Raytheon Company
   Dover Corporation                    Rockwell International Corp.
   Eaton Corporation                    Textron Inc.
   Emerson Electric Co.                 TRW Inc.
   General Electric Company             Tyco International Ltd.
   Illinois Tool Works Inc.             United Technologies Corporation
   Johnson Controls Inc.

     J.P. Morgan selected these companies because they engage in businesses reasonably comparable to those of Honeywell. For each comparable company, J.P. Morgan measured publicly available financial performance through the twelve months ended March 31, 1999, as well as financial projections by the equity analysts covering each comparable company. An analysis of the comparable companies showed a multiple of equity value to estimated earnings in 2000 ranging from 29.1x to 8.1x as compared to a multiple of 20.6x for the combined company. The analysis also showed a multiple of firm value (defined as equity plus debt) to 1999 EBITDA ranging from 18.6x to 5.7x as compared to a multiple of 11.2x for the combined company.

     J.P. Morgan then selected an appropriate multiple range and applied these multiples to Honeywell's estimated EBITDA and earnings, yielding an implied stand-alone trading value for Honeywell of approximately $88 to $110 per share for Honeywell's common stock. J.P. Morgan compared this to an implied offer value of $111 per share as of May 26, 1999.

     J.P. Morgan also applied a 30% control premium to the implied stand-alone trading value, yielding an implied value for Honeywell of approximately $114 to $143 per share. In addition, J.P. Morgan applied a 12x earnings multiple to AlliedSignal's estimate of $435-$575 million of annual synergies and added the result to Honeywell's implied stand-alone trading value, yielding an implied value of approximately $115 to $146 per share. J.P. Morgan compared this to an implied offer value of $111 per share as of May 26, 1999.


     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined the following 17 transactions:



ACQUIROR                            TARGET
--------                            ------
Emerson Electric Co.                Fisher Controls International
Tyco International Ltd.             AMP Incorporated
Rockwell International Corp.        Reliance Electric Company
Emerson Electric Co.                Control Technique Limited
Tyco International Ltd.             Raychem Corporation
Siebe Plc                           Unitech Plc
Siebe Plc                           Eurotherm Plc
United Technologies Corporation     Sundstrand Corporation
Siebe Plc                           APV U.K. Plc
Honeywell Inc.                      Measurex Corporation


                                                  (table continued on next page)

(table continued from previous page)


ACQUIROR                            TARGET
--------                            ------
Eaton Corporation                   Aeroquip-Vickers Inc.
Electrowatt Group                   Landis & Gyr AG
Siebe Plc                           Unitech Corporation
B.F. Goodrich Co.                   Coltec Industries Inc.
Siebe Plc                           BTR Plc
ABB Ltd.                            Elsag Bailey Process Automation N.V.
Siebe Plc                           Foxboro Co.


     J.P. Morgan selected these transactions because of their similarity to the merger. An analysis of these transactions showed a multiple of equity value to latest twelve month earnings ranging from 32.7x to 6.6x as compared to a multiple of 23.5x for the merger. The comparable transactions also showed a ratio of firm value (defined as equity plus debt) to latest twelve month EBITDA of 16.3x to 4.5x as compared to a multiple of 11.8x for the merger.

     In addition, J.P. Morgan reviewed mergers and acquisitions of U.S. public companies in negotiated stock transactions with values over $1 billion (excluding banks) to derive the average premiums paid over the public trading prices per share five days prior to the announcement of such transactions for each year from 1996 to 1999 (through April 4, 1999). J.P. Morgan noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and that premiums fluctuate among different industry sectors and based on perceived growth, synergies, strategic value and the type of consideration utilized in the transaction. The average premiums paid in each year as compared to the premium paid in this transaction are set forth in the following table.

------------------------------------------------------------------------
         YEAR                                AVERAGE PREMIUM
------------------------------------------------------------------------
         1996                                      36%
------------------------------------------------------------------------
         1997                                      25%
------------------------------------------------------------------------
         1998                                      28%
------------------------------------------------------------------------
         1999                                      32%
------------------------------------------------------------------------
         AlliedSignal/Honeywell          16% (as of May 26, 1999)
------------------------------------------------------------------------

     Contribution Analysis. J.P. Morgan analyzed the AlliedSignal shareowner pro forma ownership level implied by the pro forma contribution by each of AlliedSignal and Honeywell to the EBITDA and earnings of the combined company, adjusted to reflect the companies' respective net debt balances, assuming completion of the merger. The purpose of this analysis was to assess the fairness of the proposed merger consideration based on specific historical and estimated future operating and financial information by comparing the contribution of AlliedSignal and Honeywell to the combined company with the percentage of the combined company that each company's shareholders would hold upon completion of the merger.

     The following table sets forth the ownership levels suggested by the selected financial performance benchmarks, as compared to the pro forma fully diluted ownership of the AlliedSignal shareowners after the Honeywell merger of approximately 70%.

                                MANAGEMENT CASE

                                                              ALLIEDSIGNAL   HONEYWELL
                                                              ------------   ---------
1995 EBITDA.................................................      69%           31%
1996 EBITDA.................................................      69%           31%
1997 EBITDA.................................................      67%           33%
1998 EBITDA.................................................      67%           33%
1999 estimated EBITDA.......................................      68%           32%
1995 Net Income.............................................      72%           28%
1996 Net Income.............................................      72%           28%
1997 Net Income.............................................      71%           29%
1998 Net Income.............................................      70%           30%
1999 estimated Net Income...................................      70%           30%

     Pro Forma Merger Analysis. J.P. Morgan prepared a pro forma analysis of the potential financial impact of the merger. In conducting the analysis, J.P. Morgan assumed, among other things:

       pooling of interests accounting treatment;

       a merger exchange ratio of 1.875;

       estimates of cost savings resulting from the merger, as provided by AlliedSignal's management; and

       projected earnings estimated for Honeywell and AlliedSignal based on I/B/E/S estimates.

     J.P. Morgan evaluated the potential pro forma impact of the merger on the earnings per share of AlliedSignal's common stock. The analysis showed, assuming $500 million in synergies phased in over 2000 and 2001, that the merger would be accretive from 2000 to AlliedSignal's shareholders. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. J.P. Morgan reviewed the ratios of the closing prices of AlliedSignal common stock divided by the corresponding prices of the Honeywell common stock over various periods during the three year period ending May 26, 1999. The following table presents the average implied exchange ratio for the periods covered.

                                                     LAST       LAST      LAST      LAST
                                                   3 MONTHS   6 MONTHS   1 YEAR    3 YEARS
                                                   --------   --------   ------    -------
Exchange Ratio...................................  1.578      1.655      1.802     1.869
Percentage of AlliedSignal Shareowner Ownership
  of the Combined Company........................  74.1%      73.2%      71.4%     70.7%

     This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions which impact the companies' growth rates, labor costs and price competition and industry-specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of AlliedSignal, Honeywell, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities for mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. AlliedSignal selected J.P. Morgan to deliver a fairness opinion to the AlliedSignal board on the basis of its experience and familiarity with AlliedSignal.

     For delivering its opinion, AlliedSignal has paid J.P. Morgan a fee of $3,500,000. In addition, AlliedSignal has also agreed to reimburse J.P. Morgan for the reasonable fees and disbursements of counsel incurred in connection with delivering its opinion, and will indemnify J.P. Morgan against various liabilities, including liabilities arising under the federal securities laws.

     J.P. Morgan and its affiliates provide commercial banking, investment banking and asset management services to AlliedSignal, and also provide commercial banking and asset management services to Honeywell, for which they receive customary fees. In addition, Mr. Bossidy is a director of J.P. Morgan & Co. Incorporated, the parent of J.P. Morgan. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of AlliedSignal or Honeywell for their own accounts or for the accounts of customers. Accordingly, they may hold long and/or short positions in those securities at any given time.

OPINION OF FINANCIAL ADVISOR TO HONEYWELL

     Honeywell engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the June 4, 1999 meeting of the Honeywell board of directors, Bear Stearns delivered its opinion to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to the shareowners of Honeywell.

     We have attached as Annex E to this document the full text of Bear Stearn's written opinion and urge you to read the opinion in its entirety. This opinion sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated herein by reference. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION WHICH IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. In reading the discussion of the fairness opinion set forth below, Honeywell shareowners should be aware that Bear Stearns' opinion:

       was provided to the Honeywell board of directors for its use and benefit;

       did not address Honeywell's underlying business decision to effect the merger;

       did not constitute a recommendation to the Honeywell board of directors in connection with the merger;

       does not constitute a recommendation to any Honeywell shareowner as to how to vote in connection with the merger proposal; and

       was not intended to be relied upon or confer any rights or remedies upon any creditor or shareowner of Honeywell, or any other third party.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the exchange ratio to the shareowners of Honeywell, the exchange ratio itself was determined by AlliedSignal and Honeywell through arm's-length negotiations. Bear Stearns provided advice to Honeywell during the course of such negotiations. Honeywell did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

     In arriving at its opinion, Bear Stearns, among other things:

       reviewed the merger agreement;

       reviewed publicly available business and financial information relating to each of Honeywell and AlliedSignal, including the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended April 4, 1999 and March 31, 1999, respectively;

       reviewed operating and financial information, including projections, provided to it by management of Honeywell and AlliedSignal relating to each company's respective business and prospects;

       met with members of Honeywell's and AlliedSignal's senior management to discuss its operations, historical financial statements, future prospects and the potential benefits of the merger including the estimated synergies reasonably obtainable upon the consummation of the merger;

       reviewed the historical prices and trading volume of the common shares of Honeywell and AlliedSignal;

       reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to Honeywell and AlliedSignal;

       reviewed the terms of recent acquisitions of companies which it deemed generally comparable to the merger; and

       conducted other studies, analyses, inquiries and investigations as it deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including projections and synergies, provided to, discussed with, or reviewed by or for it by Honeywell and AlliedSignal or otherwise publicly available. With respect to Honeywell's and AlliedSignal's projected financial results and the synergies, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Honeywell and AlliedSignal as to the expected future performance of Honeywell and AlliedSignal, respectively. Bear Stearns did not assume any responsibility for the independent verification of any information or of the projections and the synergies, and relied upon the assurances of the senior managements of Honeywell and AlliedSignal that they were unaware of any facts that would make the information, projections or synergies provided to Bear Stearns incomplete or misleading.

     Bear Stearns also assumed with the consent of Honeywell that the merger will (a) qualify as a reorganization for United States federal income tax purposes, (b) be accounted for under the pooling of interests method of accounting and (c) otherwise be consummated in accordance with the terms described in the merger agreement, without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would be material to Bear Stearns' analysis. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Honeywell and AlliedSignal, nor was it furnished with any appraisals. In rendering its opinion, Bear Stearns did not solicit, and was not authorized to solicit, third party acquisition interest in Honeywell. In addition, Bear Stearns did not express any opinion as to the price or range of prices at which Honeywell common stock or AlliedSignal common stock may trade subsequent to the announcement or consummation of the merger. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion.

     The following is a brief summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

     In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, AlliedSignal and Honeywell. Any estimates contained in the analysis performed by Bear Stearns is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Bear Stearns' opinion was among several factors taken into consideration by the Honeywell board of directors in making its determination to approve the merger and the merger agreement.

     Relative Contribution Analysis. Bear Stearns reviewed with the Honeywell board of directors the relative contribution of each of AlliedSignal and Honeywell to certain income statement categories of the pro forma combined company, including 1999 estimated and 2000 estimated revenues, EBITDA, EBIT and net income. Bear Stearns then compared these contribution percentages to the relative equity ownership percentage implied by the 1.875 exchange ratio. Bear Stearns observed that Honeywell's share of the combined equity value would be 29.8% at the 1.875 exchange ratio. Set forth below is Honeywell's relative contribution to certain income statement categories of the pro forma combined company, including 1999 estimated and 2000 estimated revenues, EBITDA, EBIT and net income:

                                                              1999E   2000E
                                                              -----   -----
Revenues....................................................  36.6%   37.5%
EBITDA......................................................  31.9%   31.8%
EBIT........................................................  30.0%   29.7%
Net Income..................................................  29.5%   29.0%

     Historical Ratio Analysis. Bear Stearns also reviewed the relationship between the daily closing prices of Honeywell common stock and AlliedSignal common stock during the period from June 2, 1998 through June 2, 1999 and the implied historical ratios determined by dividing the price per share of Honeywell common stock by the price per share of AlliedSignal common stock over such period. Bear Stearns noted that for the six months prior to June 2, 1999, the average implied historical exchange ratio was 1.647, and for the twelve months prior to June 2, 1999, the ratio was 1.793, as compared to the exchange ratio of 1.875.

     Comparable Company Analysis. Bear Stearns compared certain operating, financial, trading and valuation information for Honeywell and AlliedSignal to certain publicly available operating, financial, trading and valuation information for eight selected companies, which, in Bear Stearns' judgment, were comparable to Honeywell and AlliedSignal for purposes of this analysis. These companies included:

  General Electric                     United Technologies
  Tyco                                 Emerson Electric
  Siemens                              Rockwell
  Textron                              Invensys

     Bear Stearns' analysis was based on closing stock prices as of June 2, 1999. A summary of the projected multiples of equity value to net income based on estimates of net income for calendar years 1999 and 2000 is set forth below:

                                                            EQUITY VALUE/NET INCOME
                                                    ----------------------------------------
                                                         CY 1999E             CY 2000E
                                                         --------             --------
Honeywell.........................................         19.3x                17.2x
AlliedSignal......................................         22.5x                19.6x
Range of Multiples for Comparable Companies.......      15.1x-31.9x          13.1x-27.9x
Harmonic Mean for Comparable Companies............         21.7x                18.9x
Median for Comparable Companies...................         22.2x                19.7x

     Bear Stearns noted that for calendar year 2000, projected multiples of the equity value to estimated net income of each of Honeywell and AlliedSignal were below the median for comparable companies. Bear Stearns also noted that none of the comparable companies is identical to AlliedSignal or Honeywell and that, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of

AlliedSignal and Honeywell versus the companies to which AlliedSignal and Honeywell was being compared.

     Premium Analysis. Bear Stearns conducted (1) an analysis of the implied premium paid to Honeywell shareowners, (2) a comparison of the implied premium to certain average implied premiums in a large sample of publicly reported transactions completed over a five year period and (3) a comparison of the implied premium to the implied premiums paid in selected stock-for-stock transactions. Bear Stearns noted that based upon the closing sales prices for Honeywell and AlliedSignal common stock on June 2, 1999, the exchange ratio of
1.875 resulted in an implied one-day premium to Honeywell shareowners of 18.0%. Bear Stearns also reviewed the implied one-day premium paid to Honeywell shareowners over the period from March 1, 1999 through June 2, 1999, and noted that the implied one-day premium ranged from 10.0% to 28.6% over such period. Bear Stearns also noted that the implied one-day premium on May 20, 1999, the day prior to the date on which the exchange ratio was determined, was 22.1%.

     The following table presents the one-day premiums contemplated in a large sample of publicly reported transactions for the period from 1994 through 1998.

                                                      YEAR OF ANNOUNCEMENT
                                              -------------------------------------
                                              1994    1995    1996    1997    1998
                                              ----    ----    ----    ----    ----
All Transactions Median.....................  29.8%   24.9%   22.2%   20.0%   23.3%
Mean(1).....................................  29.5%   26.1%   22.9%   21.0%   24.1%

------------

(1) Mean of middle two quartiles of all transactions.

     Bear Stearns also compared the implied premium paid to Honeywell shareowners to the implied one-day and twenty-day premiums/discounts for similar periods prior to public announcement for certain significant stock-for-stock transactions since January 1991. These transactions included the following:

       General Dynamics/Gulfstream
       Firstar/Mercantile Bancorp
       Fleet Financial Group/BankBoston
       At Home/Excite
       Exxon/Mobil
       British Petroleum/Amoco
       SunTrust Banks/Crestar Financial
       Household International/Beneficial
       Conseco/Green Tree Financial
       Washington Mutual/HF Ahmanson
       Halliburton/Dresser Industries
       American Electric Power/Central & South West
       National City/First of America Bank
       First Union/CoreStates Financial
       NationsBank/Barnett Banks
       BANC ONE/First USA
       Boeing Company/McDonnell Douglas
       Duke Power/PanEnergy
       Ohio Edison/Centerior Energy
       SBC Communications/Pacific Telesis Group
       Chemical Banking/Chase Manhattan
       Kimberly-Clark/Scott Paper
       First Union/First Fidelity Bancorporation
       First Data/First Financial Management

     The implied premium analysis for selected stock-for-stock transactions is set forth below:

                                                                  IMPLIED PREMIUM (DISCOUNT)
                                                            ---------------------------------------
                                                            ONE-DAY PRIOR TO
                                                              ANNOUNCEMENT    PRIOR 20 TRADING DAYS
                                                              ------------    ---------------------
Range of Implied Premiums for Selected Transactions.......      (9)%-84%            (4)%-86%
Median Implied Premium....................................        26%                  30%
Median Implied Premium (excluding financial services).....        20%                  26%
AlliedSignal/Honeywell(1).................................        18%                  18%

------------

(1) Based on closing sales prices for Honeywell and AlliedSignal common stock on June 2, 1999.

     Comparable Acquisitions Analysis. Bear Stearns reviewed and analyzed the publicly available financial terms of 11 selected merger and acquisition transactions in the relevant industry segment which, in Bear Stearns' judgment, were reasonably comparable to the merger, and compared the financial terms of these transactions to those of the merger. The 11 transactions included:

            United Technologies's acquisition of Sundstrand

            Siebe's acquisition of BTR

            BF Goodrich's acquisition of Coltec

            Tyco's acquisition of AMP

            ABB's acquisition of Elsag-Bailey

            SPX's acquisition of General Signal

            Siebe's acquisition of Unitech

            Elsag Bailey's acquisition of Hartmann & Braun

            Rockwell's acquisition of Reliance Electric

            Elsag Bailey's acquisition of Fisher & Porter

            Emerson Electric's acquisition of Fisher Controls

     Bear Stearns reviewed the prices paid in these transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns' analysis of the comparable acquisitions indicated that the range of equity value multiples and enterprise value multiples for the latest 12 months as of the date of the acquisition agreements was as indicated below:

                                                                                      ENTERPRISE VALUE/
                                              EQUITY VALUE/     -------------------------------------------------------------
                                               NET INCOME            REVENUES              EBITDA                EBIT
                                               ----------            --------              ------                ----
Range of Multiples for Comparable
  Acquisitions...........................     10.4x-38.6x           0.66x-2.30x          6.0x-16.5x           8.4x-25.2x
Harmonic Mean............................         19.1x                1.26x                9.5x                 13.3x
Median...................................         18.2x                1.38x                10.0x                12.1x
AlliedSignal/Honeywell...................         25.0x                1.89x                12.3x                16.5x

     Bear Stearns also noted that none of the comparable acquisitions was identical to the merger and that, accordingly, any analysis of the comparable acquisitions necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of AlliedSignal or Honeywell versus the acquisition values of the companies in the comparable acquisitions.

     Pro Forma EPS Analysis. Bear Stearns analyzed the impact of the merger on the projected earnings per share of AlliedSignal for the projected fiscal years 1999 and 2000 assuming the realization of various levels of cost savings and excluding any one-time charges.

                                                    1999 $/% ACCRETION         2000 $/% ACCRETION
                                                        (DILUTION)                 (DILUTION)
                                                        ----------                 ----------
No cost savings...................................    ($0.01)/(0.5)%             ($0.03)/(1.1)%
$250 million in cost savings......................      $0.18/6.6%                 $0.16/5.1%
$500 million in cost savings......................     $0.37/13.7%                $0.35/11.2%

     Bear Stearns also conducted a similar analysis for Honeywell for 1999 and 2000 estimated earnings and dividends per share comparing estimated amounts on a standalone basis to estimates for the combined company. For the purpose of this analysis, Bear Stearns assumed that the dividend of the combined company would remain the same as AlliedSignal's current dividend, as adjusted by the exchange ratio. Pro forma for the merger, the implied effect on earnings and dividends per share to Honeywell shareowners after giving effect to the exchange ratio and assuming the realization of various levels of cost savings is as follows:

                                                                       HONEYWELL
                                                           ----------------------------------
                                                           STANDALONE         COMBINED
                                                           ----------   ---------------------
COST SAVINGS (IN MILLIONS)                                               $0     $250    $500
--------------------------                                               --     ----    ----
Earnings Per Share
     1999E...............................................    $5.00      $5.03   $5.39   $5.75
     % Change............................................                 0.6%    7.8%   14.9%
     2000E...............................................    $5.60      $5.72   $6.07   $6.43
     % Change............................................                 2.0%    8.4%   14.8%
Dividends Per Share
     Indicated Rate......................................    $1.16      $1.28   $1.28   $1.28
     % Change............................................                 9.9%    9.9%    9.9%

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the exchange ratio to the shareowners of Honeywell.

     Pursuant to the terms of its engagement letter with Bear Stearns, Honeywell has agreed to pay Bear Stearns a total fee of $40 million, $7.5 million of which was has been paid as a non-refundable advisory fee, $7.5 million of which became payable to Bear Stearns upon the delivery of its opinion and $25 million of which will become payable upon consummation of the merger. In addition, Honeywell has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the merger, including reasonable fees and disbursements of its legal counsel. Honeywell has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     Bear Stearns has previously rendered certain investment banking and financial advisory services to both Honeywell and AlliedSignal for which Bear Stearns received customary compensation. Bear Stearns may provide financial advisory and financing services to the combined company and/or its affiliates and may receive fees for the rendering of these services. In the ordinary course of its business, Bear Stearns may actively trade the securities of Honeywell and/or AlliedSignal for its own account and for the accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this document.

STRUCTURE OF THE MERGER

     Under the merger agreement, Blossom Acquisition Corp., a wholly owned subsidiary of AlliedSignal, will merge with and into Honeywell. As a consequence of the merger, Honeywell will become a wholly owned subsidiary of AlliedSignal, and AlliedSignal will change its name to Honeywell International Inc. See
' -- Name Change; Company Headquarters; Board of Directors and Related Matters' below.

TIMING OF CLOSING AND EFFECTIVE TIME

     The closing of the merger will occur within three business days after the conditions to closing provided in the merger agreement are satisfied or waived, unless AlliedSignal and Honeywell agree to another time or date. See
' -- Conditions to the Completion of the Merger' below.

     On the date of the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of Delaware, at which time the merger will become effective.

MERGER CONSIDERATION

     The merger agreement provides that each share of Honeywell common stock that is outstanding immediately prior to the effective time of the merger will, at the effective time, be automatically converted into the right to receive
1.875 validly issued, fully paid and non-assessable shares of the combined company's common stock.

CANCELLATION OF SHARES

     Any shares of Honeywell common stock owned by AlliedSignal, held by Honeywell as treasury stock or owned by any of their respective subsidiaries will be automatically canceled, and we will not exchange those shares for any securities of AlliedSignal, the combined company or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     Before the closing of the merger we will appoint an exchange agent to handle the exchange of Honeywell stock certificates for stock certificates of the combined company, and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Honeywell stock certificates for stock certificates of the combined company, to each former Honeywell shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering Honeywell stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Honeywell shareowners who surrender their stock certificates, together with a properly completed letter of transmittal, will receive stock certificates representing the shares of the combined company's common stock into which the shares of Honeywell common stock, which were represented by the Honeywell stock certificates, have been converted in the merger.

     After the merger, each certificate that previously represented shares of Honeywell common stock will represent only the right to receive the shares of the combined company's common stock into which those shares of Honeywell common stock have been converted.

     The combined company will not pay dividends to holders of Honeywell stock certificates in respect of the shares of the combined company's common stock into which the Honeywell shares represented by those certificates have been converted until the Honeywell stock certificates are surrendered to the exchange agent.

     After the merger becomes effective, Honeywell will not register any further transfers of Honeywell shares. Any certificates for Honeywell shares that you present for registration after the effective time, we will exchange for shares of the combined company.

     The combined company will not issue fractional shares in the merger. Instead, the exchange agent will pay to each of those shareowners otherwise entitled to a fractional share of the combined company's common stock an amount in cash determined by multiplying the fractional share interest to which the shareowner would otherwise be entitled by the average of the closing prices for the shares of AlliedSignal common stock on the NYSE Composite Transaction Reporting System over the ten trading day period immediately before the closing date of the merger.

TREATMENT OF HONEYWELL STOCK OPTIONS

     At the effective time of the merger each outstanding employee option to purchase shares of Honeywell common stock granted under any Honeywell option plan will be converted into an option to acquire shares of the combined company having the same terms and subject to the same conditions as were applicable to the Honeywell stock options before the effective time. The number of shares of the combined company that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio.

     All outstanding shares of restricted stock, restricted stock units and other stock-based awards granted by Honeywell that do not become fully vested as a result of the merger will be converted into a similar award for shares of the combined company. We have provided additional information on Honeywell stock-based awards in the section entitled 'Interests of Certain Persons in the Merger'.

NAME CHANGE; COMPANY HEADQUARTERS; BOARD OF DIRECTORS AND RELATED MATTERS

     AlliedSignal Name Change. Immediately prior to the effective time of the merger, AlliedSignal will change its corporate name so that the name of the combined company will be 'Honeywell International Inc.' AlliedSignal will change its corporate name by merging a subsidiary into it. Under Delaware law, in this type of merger a company may change its corporate name with the approval of its board of directors. This merger will have no other effect on the common stock of AlliedSignal or the combined company.

     Honeywell International Headquarters. After the completion of the merger, the headquarters of the combined company will be in Morris Township, New Jersey at the current location of AlliedSignal's headquarters.

     Honeywell International Board of Director and Committees. AlliedSignal has agreed to take all action necessary so that at the effective time of the merger:

      The board of directors of the combined company will have 15 members.

      Six of the current directors of Honeywell will become directors of the combined company. We expect that the six will be Gordon M. Bethune, Michael R. Bonsignore, James J. Howard, Bruce Karatz, Jaime Chico Pardo and Michael W. Wright.



      Nine of the current directors of AlliedSignal will remain as directors of the combined company. We expect that the nine will be Hans W. Becherer, Lawrence A. Bossidy, Marshall N. Carter, Ann M. Fudge, Robert P. Luciano, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and John R. Stafford.



      The board of directors of the combined company will have six committees as indicated in 'Directors of the Combined Company' on page 69.


     Chief Executive Officer; Chairman of the Board of Directors. The merger agreement provides that, as of the effective time of the merger, Michael R. Bonsignore, currently the Chairman of the Board and Chief Executive Officer of Honeywell, will be the Chief Executive Officer of Honeywell International, and Lawrence A. Bossidy, currently the Chairman of the Board and Chief Executive Officer of AlliedSignal, will remain as Chairman of the Board of Honeywell International until

April 1, 2000, or his earlier retirement, at which time Michael R. Bonsignore will become Chairman of the Board.

     Executive Office. The merger agreement provides that, as of the effective time of the merger, Honeywell International will have an executive office consisting of (a) Mr. Bossidy, until his retirement as Chairman of the Board of Honeywell International, (b) Mr. Bonsignore, as Chief Executive Officer of Honeywell International and upon Mr. Bossidy's retirement, as Chairman of the Board, and (c) Robert D. Johnson and Giannantonio Ferrari, each of whom will be a Chief Operating Officer and Executive Vice President of Honeywell International. The executive office will be responsible for overseeing the integration team.

     Integration Team. We have jointly appointed an integration team co-chaired by Raymond C. Stark, presently Vice President -- Six Sigma and Productivity of AlliedSignal, and William M. Hjerpe, presently President of Honeywell Europe. The remaining members of the integration teams consisting of industry and management specialists were appointed by AlliedSignal and Honeywell in equal proportion. Before the effective time, the integration team will report to Messrs. Bossidy, Bonsignore, Johnson and Ferrari. After the effective time of the merger, the integration team will report to the executive office.


     By-law Amendment. The merger agreement requires the board of directors of AlliedSignal to approve an amendment to its by-laws. This amendment has been approved by AlliedSignal's board of directors to be effective at the completion of the merger. This amendment is described in 'The Merger Transaction -- Amendment of AlliedSignal's By-laws' above.


COVENANTS

     We have each undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

     No Solicitation. We have each agreed not to, and to use reasonable best efforts not to permit any of our respective officers, directors, employees or representatives to:

     (1) solicit, initiate, encourage, or facilitate the making of, or inquiries regarding, any 'acquisition proposal' of the type described below; or

     (2) engage in any substantive discussions or negotiations regarding any acquisition proposal or provide any nonpublic information relating to ourselves to any person that has made, or they know is considering making, an acquisition proposal.

     However, in the event that either of us receives an unsolicited 'superior proposal' of the type described below, in response to the proposal that company's board of directors determines in its good faith judgment, after receiving the advice of outside counsel, that there is a reasonable possibility that the board of directors would be in violation of its fiduciary duties under applicable law if that company failed to do so, that company may after giving two business days notice to the other:

     (1) provide information to the person making a superior proposal if the person enters into a confidentiality agreement generally no less restrictive than the terms in the existing confidentiality agreement between Honeywell and AlliedSignal; and

     (2) participate in discussions or negotiations regarding the superior proposal.

     An 'acquisition proposal' of Honeywell or AlliedSignal, as applicable, is any written proposal or offer of indication of interest from any person relating to any:

       acquisition of a business that constitutes 20% or more of its net revenues, net income or assets;

       acquisition of 20% or more of its outstanding shares;

       tender offer that if completed would result in any person owning 20% or more of its outstanding shares; or

       merger, recapitalization, liquidation, or similar transaction involving it.

     A 'superior proposal' of Honeywell or AlliedSignal is any bona fide written acquisition proposal for all the outstanding Honeywell shares or AlliedSignal shares, as the case may be:

      on terms which the board of directors of the company receiving the proposal determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal that the board of directors considers to be relevant, including break-up fees, expense reimbursement requirements, conditions and the ability of the party making the acquisition proposal to obtain financing, to be more favorable, other than immaterially so, from a financial point of view to that company's shareowners than the merger; and

      that in the judgment of the board of directors of the company receiving the proposal, is reasonably likely to be completed taking into account all legal, financial and regulatory aspects of the acquisition proposal.

     We have each agreed to notify the other promptly, but in any case within 48 hours, of the receipt of any acquisition proposal, any request for nonpublic information or any awareness that a person is considering making an acquisition proposal or a request for nonpublic information. This notice must identify the person making any acquisition proposal and the material terms of the acquisition proposal.

     Board of Directors' Covenant to Recommend. Our respective boards of directors have agreed to recommend the approval of the merger to their respective shareowners. However, each board of directors is permitted not to make and to withdraw or to modify in a manner adverse to the other company this recommendation, if, after receiving an acquisition proposal that constitutes a superior proposal:

      the board of directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that in light of this superior proposal, there is a reasonable possibility that the board would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation;

      the company receiving the superior proposal gives the other company five business days notice advising that its board of directors intends to withdraw or modify its recommendation if the merger agreement is not modified; and

      the acquisition proposal would still constitute a superior proposal if the merger agreement were amended to reflect all modifications proposed by the other company.

     Operations of AlliedSignal and Honeywell Pending Closing. We have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we and our respective subsidiaries are required to conduct businesses in the ordinary course consistent with past practices and to use reasonable best efforts to preserve intact our business organizations and relationships with third parties. Each of us has agreed to some specific restrictions that prohibit us and each of our respective subsidiaries from:

      amending any organizational documents;

      entering into any merger, liquidation or other significant transaction;

      issuing or disposing of stock, options or other securities convertible into or exercisable for stock, except to employees or directors in the ordinary course of business consistent with past practices;

      splitting, combining or reclassifying its stock;

      declaring dividends, except for regular quarterly cash dividends consistent with past practice;

      redeeming or repurchasing any stock;

      amending the terms of any employee or director stock options or other awards the value of which is tied to the value of the company's stock;

      increasing employee compensation or benefits except for increases in the ordinary course consistent with past practice;

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

      acquiring a material amount of assets except in the ordinary course of business consistent with past practices;

      disposing of a material amount of assets, except pursuant to existing commitments and in the ordinary course of business consistent with past practices and to satisfy regulatory requirements;

      changing any accounting policies;

      entering into any material joint venture or partnership;

      taking any action that would make any representation or warranty inaccurate in any material respect;

      entering into any standstill agreement or amending or waiving any provision under any standstill agreement, except for waivers to permit a person to make a superior proposal if the board of the relevant company determines in its good faith judgment, after receiving the advice of outside counsel, that in light of the superior proposal there is a reasonable possibility that the failure to grant the waiver would cause the board of directors to be in violation of its fiduciary duties under applicable law; and

      making or changing any material tax election, settling any material audit, filing any material amended tax returns, except in the ordinary course consistent with past practice.

     We have agreed to exceptions to the covenants described above that permit each to make acquisitions so long as no single transaction involves the payment of consideration in excess of $1 billion in the case of AlliedSignal, or $500 million in the case of Honeywell, and so long as all transactions do not involve payment in the aggregate in excess of $2 billion in the case of AlliedSignal, or $500 million in the case of Honeywell. We have also agreed to not dispose of assets having a total value in excess of $1 billion in the case of AlliedSignal, or $500 million in the case of Honeywell.

     Reasonable Best Efforts Covenant. We have agreed to cooperate with each other and use our reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. Honeywell has agreed that, if requested by AlliedSignal, Honeywell will agree to divest, or commit to limit its freedom to operate any business, product line or assets if the divestiture or the commitment is a condition to closing the merger and would not have a material adverse effect on the combined company at and after the effective time of the merger. Both of us will have also agreed that neither of us would divest, or commit to limit our freedom to operate any business, product line or assets without the consent of the other, which may not be unreasonably withheld. Furthermore, neither of us is required to divest any business, product line or assets if the divestiture would have a material adverse effect on the combined company.

     Employee Matters. In the merger agreement, AlliedSignal and Honeywell agreed to the following:


      approval of the merger by Honeywell shareowners will result in a change in control of Honeywell under applicable Honeywell employee benefit plans, other than the Retirement Benefit Plan,


      neither approval of the merger by AlliedSignal shareowners nor the completion of the merger will result in a change in control of AlliedSignal under its employee benefit plans,

      after completion of the merger, Honeywell employees who continue employment with the combined company will receive salary and benefits, which, in the aggregate, are substantially equivalent to, either:

      (1) what they currently receive as employees of Honeywell, or

      (2) what AlliedSignal employees in positions comparable to the positions held by the Honeywell employees receive;

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

      with certain exceptions, Honeywell employees who continue employment with the combined company will receive full credit for eligibility, vesting, benefit accrual and determination of the level of benefits for their Honeywell service under the employee benefit plans of the combined company in which they participate following the merger to the extent that Honeywell recognized their service for these purposes before the merger.


     See 'Interests of Certain Persons in the Merger,' beginning on page 43, for additional information on employee benefits matters covered in the merger agreement.


     Payment of Dividends Pending the Merger. We have agreed to coordinate declaring dividends and the related record dates and payment dates so that Honeywell shareowners do not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by each of us to the other. The representations and warranties relate to:

      corporate existence, qualification to conduct business and corporate standing and power;

      corporate authorization to enter into and carry out obligations under the merger agreement and the enforceability of the merger agreement;

      governmental consents, approvals, orders and authorizations required in connection with the merger;

      absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

      capitalization;

      ownership of subsidiaries;

      filings with the SEC;

      financial statements;

      information provided for inclusion in this joint proxy statement/prospectus;

      absence of certain material changes or events since a specified balance sheet date;

      litigation;

      absence of undisclosed liabilities;

      tax matters;

      employee benefit matters;

      compliance with laws;

      payment of fees to finders and financial advisors in connection with the merger agreement;

      environmental matters;

      opinions of financial advisors;

      treatment of the merger as a pooling of interests for accounting purposes and as a reorganization under the Internal Revenue Code in which Honeywell shareowners generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of the combined company's common stock;

      intellectual property matters; and

      'Year 2000' matters.

     In addition, Honeywell also represents and warrants to AlliedSignal that the Honeywell shareholder rights plan is not applicable to the merger, the merger agreement and the AlliedSignal stock option agreement.

     The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

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

ADDITIONAL AGREEMENTS

     Insurance and Indemnification. The combined company is obligated, for six years after the merger, to maintain in effect Honeywell's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger. The combined company will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by Honeywell for its existing coverage prior to the merger. However, if the annual premiums of that insurance coverage exceed that amount, the combined company will be obligated to provide coverage available for a cost equal to 200% of the current annual premium.

     The combined company is obligated, to the fullest extent permitted under applicable laws, to indemnify and hold harmless each person who is, or has been an officer, director or employee of Honeywell or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees or taken at the request of Honeywell or any of its subsidiaries at any time on or prior to the effective time of the merger.

     Expenses. We have agreed to each pay our own costs and expenses incurred in connection with the merger and the merger agreement. We will, however, share equally (a) the filing fees for filings under the Hart-Scott-Rodino Act, antitrust filings with the European Commission and all similar filings, (b) the filing fees in connection with the filing with the SEC of this joint proxy statement/prospectus and the related registration statement, (c) all printing, mailing and related expenses and (d) all other expenses not directly attributable to either one of us.

     New York Stock Exchange Listing. AlliedSignal is obligated to use its reasonable best efforts to cause the shares of its common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     Tax and Accounting Treatment. We have each agreed not to take any action or fail to take any action which would prevent the merger from qualifying (a) for pooling of interests accounting treatment or (b) as a reorganization under the Internal Revenue Code.

     Relationship with the Minneapolis/St. Paul Community. The combined company intends to continue providing funding to The Honeywell Foundation and to otherwise maintain Honeywell's charitable and communal endeavors in the Minneapolis/St. Paul area at levels at least as great as Honeywell provided and maintained before the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions, the following:

      approval of the merger by the shareowners of both AlliedSignal and Honeywell;

      expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

      approval of the merger by the European Commission;

      receipt of all other governmental and regulatory approvals necessary to complete the merger unless not obtaining those approvals would not have a material adverse effect on the combined company and those approvals are obtained on terms that would not have a material adverse effect on the combined company;

      the absence of any law or court order prohibiting the completion of the merger;

      the SEC having declared effective the registration statement relating to the issuance of the shares of the combined company common stock to be issued in the merger, of which this joint proxy statement/prospectus forms a part;

      the shares of the combined company issuable in the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

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

      the receipt of a letter from the independent public accountants of AlliedSignal confirming that they concur with AlliedSignal's management that pooling of interests accounting treatment for the merger is appropriate and a letter from the independent public accountants of Honeywell confirming that they concur with Honeywell's management that Honeywell is eligible to participate in a transaction to be accounted for as a pooling of interests.

     In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

      the representations and warranties of the other company contained in the merger agreement being true and correct on the closing date of the merger, as if they were made on that date (unless they were by their express provisions made as of a specific date, in which case they need be true and correct only as of that specific date), unless their failure to be true and correct would not have a material adverse effect on the other party;

      the other company having performed in all material respects all required obligations to be performed by it prior to the closing of the merger;


      with respect to AlliedSignal only, no legal proceeding brought by any governmental agency is pending in which the governmental agency is seeking to restrain or otherwise interfere with the combined company's ownership or conduct of its business or compel the divestiture of assets to an extent that would reasonably be expected to have a material adverse effect on the combined company;


      with respect to AlliedSignal only, no statute, rule, regulation, injunction, order or decree applicable to the merger having been issued or enacted by any court, government or governmental agency or legislative body that would reasonably be expected to have a material adverse effect on the combined company at and after the effective time of the merger has been enacted, entered or issued; and

      the receipt of an opinion of counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code and that each of AlliedSignal, Honeywell and Blossom Acquisition Corp. will be a party to the reorganization.

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

     (1) by our mutual written consent;

     (2) by either one of us;

         (a) if the merger is not completed on or before February 4, 2000; however, that date becomes April 4, 2000 if the merger is not completed on or before February 4, 2000 only because of the failure to obtain the necessary regulatory approvals, except that a company may not terminate the agreement on the dates above if the cause of the merger not being completed is its failure to fulfill its obligations;

         (b) if either the Honeywell or AlliedSignal shareowners do not approve the merger at their respective special meetings;

         (c) if a law or court order permanently prohibits the completion of the merger;

         (d) if there has been a material breach by the other company of any of the other company's representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy one or more of the conditions to the merger and the condition(s) are incapable of being cured or, if capable of being cured, have not been cured within 30 days after written notice was received by the company in breach;

     (3) by AlliedSignal, if the Honeywell board of directors fails to recommend the merger to its shareowners, withdraws or modifies its approval or recommendation of the merger in any manner adverse to AlliedSignal, fails to call a meeting of the Honeywell shareowners, or recommends a superior proposal; or

     (4) by Honeywell, if the AlliedSignal board of directors fails to recommend the merger to its shareowners, withdraws or modifies its recommendation of the merger in any manner adverse to Honeywell, fails to call a meeting of the AlliedSignal shareowners to approve the merger, or recommends a superior proposal.

     Neither Honeywell nor AlliedSignal may terminate the merger agreement because it received a superior proposal without first presenting the merger for a vote of its shareowners.

     Termination Fees Payable by Honeywell. Honeywell has agreed to pay AlliedSignal a termination fee of:

      $350 million, if AlliedSignal terminates the merger agreement for the reasons described in paragraph (3) under ' -- Right to Terminate' above;

      $350 million, if:

      -- either AlliedSignal or Honeywell terminates the merger agreement for the reason described in paragraph (2)(a) under ' -- Right to Terminate' above;

      -- prior to the termination an acquisition proposal was made to Honeywell or its shareowners; and

      -- Honeywell enters into a definitive agreement relating to an acquisition proposal within nine months after the termination of the merger agreement; and

      $200 million, if the merger agreement is terminated for the reason described in paragraph (2)(b) under ' -- Right to Terminate' above because Honeywell shareowners fail to approve the merger or for the reason described in paragraph 2(d) under ' -- Right to Terminate' above because of a breach by Honeywell and prior to the termination of the merger agreement an acquisition proposal was made to Honeywell or its shareowners; an additional $150 million would be payable if, within nine months after the termination, Honeywell enters into a definitive agreement relating to an acquisition proposal.

     Honeywell has also agreed to reimburse AlliedSignal for up to $20 million of AlliedSignal's expenses if the merger agreement is terminated because Honeywell shareowners fail to approve the merger or Honeywell materially breaches any of its representations, warranties or obligations as set out in the merger agreement, in each case if no acquisition proposal had been previously made to Honeywell or its shareowners.

     Termination Fees Payable by AlliedSignal. AlliedSignal has agreed to pay Honeywell a termination fee of:

      $350 million, if Honeywell terminates the merger agreement for the reasons described in paragraph (4) under ' -- Right to Terminate' above;

      $350 million if:

      -- either AlliedSignal or Honeywell terminates the merger agreement for the reason described in paragraph (2)(a) under ' -- Right to Terminate' above;

      -- prior to the termination an acquisition proposal was made to AlliedSignal or its shareowners; and

      -- AlliedSignal enters into a definitive agreement relating to an acquisition proposal within 9 months after the termination of the merger agreement; and

      $200 million, if the merger agreement is terminated for the reason described in paragraph (2)(c) under ' -- Right to Terminate' above because AlliedSignal shareowners fail to give the

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

      necessary approval or for the reason described in paragraph 2(d) under ' -- Right to Terminate' above because of a breach by AlliedSignal and prior to the termination of the merger agreement an acquisition proposal was made to AlliedSignal or its shareowners; an additional $150 million would be payable if, within nine months after the termination, AlliedSignal enters into a definitive agreement relating to an acquisition proposal.

     AlliedSignal has also agreed to reimburse Honeywell for up to $20 million of Honeywell's expenses if the merger agreement is terminated because AlliedSignal shareowners fail to approve the merger or AlliedSignal materially breaches any of its representations, warranties as set out in the merger agreement, if no acquisition proposal had been previously made to AlliedSignal or its shareowners.

AMENDMENTS AND WAIVER

     Any provision of the merger agreement may be amended or waived at any time prior to the effective time of the merger. Any amendment must be signed by AlliedSignal, Honeywell and Blossom Acquisition Corp. Any waiver must be signed by the party against whom the waiver is to be effective.

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

                 MATERIAL TERMS OF THE STOCK OPTION AGREEMENTS

     The following summary of the stock option agreements is qualified by reference to the complete text of the stock option agreements, which are incorporated by reference and attached as Annexes B and C to this document.

THE STOCK OPTIONS

     At the same time we entered into the merger agreement, we also entered into reciprocal stock option agreements. Under the terms of the stock option granted by Honeywell to AlliedSignal, AlliedSignal may purchase up to 25,241,518 shares of Honeywell common stock at an exercise price of $109.453 per share. Under the terms of the stock option granted by AlliedSignal to Honeywell, Honeywell may purchase up to 109,308,537 shares of AlliedSignal common stock at an exercise price of $58.375 per share. The terms of these stock option agreements are substantially identical and are as summarized below:

EXERCISE OF THE STOCK OPTIONS

     Each of us can exercise the option granted to it, in whole or in part, at any time after the occurrence of the events which would entitle it to receive a full termination fee of $350 million under the merger agreement (see 'Material Terms of the Merger Agreement -- Termination of the Merger Agreement -- Termination Fees Payable by Honeywell' and ' -- Termination Fees Payable by AlliedSignal') and prior to the termination of the option.

     The options terminate upon the earliest to occur of:

       the effective time of the merger;

       120 days after the payment in full of the $350 million termination fee;

       the date of any termination of the merger agreement but only if no event which would allow AlliedSignal or Honeywell, as the case may be, to exercise the stock options granted to it has occurred or could still occur; or

       one year after the date of the termination of the merger agreement.

CASH ELECTION

     If a stock option becomes exercisable, the company holding the option may, as to all or part of the option shares subject to the option, elect to receive a cash payment. This cash payment would terminate the electing company's right to purchase those option shares upon the exercise of the option of common stock. The cash to be paid would be equal to the difference between the exercise price of the option and the higher of:

       the highest price per share proposed to be paid by any person in connection with an acquisition proposal; or

       the average closing price of the stock for the five days preceding the election to receive cash.

     Listing and Registration Rights. We have each agreed that if either company's option becomes exercisable, the company which granted the exercisable option will apply to list the option shares subject to that option on the New York Stock Exchange and will use reasonable best efforts to have those shares listed as soon as practicable. We each granted the other customary rights to require registration of option shares purchased under an option to permit a resale of those shares under the securities laws.

     Limitation on Total Profit. Each of the stock option agreements provides that, notwithstanding any other provision of that agreement or the merger agreement, the total profit, as defined below, that we are each permitted to receive will not exceed $400 million in the aggregate. If the total profit of either of us would otherwise exceed this amount, the company whose total profit would exceed this amount may, at its sole election (a) pay cash to the other company, (b) deliver to the other company for the company cancellation option shares previously acquired or (c) any combination of

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

(a) or (b), so that the company's actually realized total profit does not exceed $400 million after taking into account the foregoing actions.

     Total profit means the total amount, before taxes, of the following: (1)(x) the cash amount actually received by a company in payment of the termination fee under the merger agreement, less (y) any repayment as described in the preceding paragraph; (2) the net cash amounts received by the company from the sale of option shares, less the purchase price for those option shares plus (3) the aggregate amount received by the company as a result of a cash election described under ' -- Cash Election' above.

     The stock option agreements also provide that neither of us may exercise any option for a number of option shares that would, as of the date of exercise, result in a notional total profit, as defined below, exceeding $400 million. For purposes of the stock option agreement, the notional total profit with respect to the option shares for which either of us may propose to exercise the option granted to it means the total profit received by it determined as of the date it notifies the other company of its intent to exercise the option and assuming that the applicable option shares, together with all other option shares previously acquired upon exercise of the option and held by its or its affiliates as of such date, were sold for cash at the NYSE Composite Transaction Reporting System closing price on the preceding trading day.

EFFECT OF STOCK OPTION AGREEMENTS

     These stock option agreements are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The option agreements would have the effect of making an acquisition or other business combination of either company by or with a third party more costly because of the need in any transaction to acquire the shares held pursuant to the option agreement. Moreover, following consultation with our respective independent public accountants, we believe that, if the option granted by AlliedSignal or Honeywell becomes exercisable, it is likely to preclude any other party from using the pooling-of-interests accounting method in any merger or business combination transaction with that company for the following two years. Accordingly, the option agreements may discourage a third party from proposing another transaction, including one that might be more favorable from a financial point of view to the shareowners of AlliedSignal or Honeywell, as the case may be, than the merger.

STANDSTILL PROVISION

     If either of us holds the option shares of the other obtained through exercise of the option granted to it, then the company who owns the shares and its affiliates may not:

      make any attempt to acquire ownership of more than 25% of any class of voting securities of the other company, including any rights or options to acquire that ownership;

      propose a merger or similar transaction involving the other company;

      offer or propose to acquire all or a substantial portion of the assets of the other company;

      solicit or participate in the solicitation of any proxies or consents involving the other company's securities;

      enter into any agreement or arrangement with a third party involving any of the matters described above; or

      request permission to take actions described above or make public announcement regarding any of those actions.

     We have promised that, so long as any of us owns any option shares of the other company, we will be represented at all of the shareowner meetings of the other company so that all the option holder's voting securities are counted in determining the presence of a quorum. We have also agreed to vote all our voting securities proportionately with the votes cast by all other shareowners present and voting.

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

                       DIRECTORS OF THE COMBINED COMPANY

     The AlliedSignal board of directors presently consists of 14 members. As required by the merger agreement, AlliedSignal will take all action necessary so that, as of the closing of the merger, the board of directors of the combined company will consist of 15 members, nine of whom will be current members of AlliedSignal's board of directors and six of whom will be current members of Honeywell's board of directors.

     In addition, the board of directors of the combined company will have the following six committees which will be chaired by the following directors:


      Audit Committee -- Russell E. Palmer



      Corporate Governance Committee -- Bruce Karatz



      Corporate Responsibility Committee -- Ann M. Fudge



      Management Development
        and Compensation Committee -- Robert P. Luciano



      Retirement Plans and Finance Committee -- Michael W. Wright



      Technology Committee -- Ivan G. Seidenberg


     We have listed below biographical information for each of the 15 persons who are expected to be members of the board of directors of the combined company as of the closing of the merger. Also, we have indicated below the term of office to be served by each director.


                                  TERM OF
                                  OFFICE
ALLIEDSIGNAL DESIGNEES            EXPIRING IN       BIOGRAPHICAL INFORMATION
----------------------            -----------       ------------------------
HANS W. BECHERER, 64              2000              Chairman and Chief Executive Officer of Deere
                                                    & Company.

                                                    Mr. Becherer began his business career with
                                                    Deere & Company, a manufacturer of mobile
                                                    power machinery and a supplier of financial
                                                    services, in 1962. After serving in a variety
                                                    of managerial and executive positions, he
                                                    became a director of Deere in 1986 and was
                                                    elected President and Chief Operating Officer
                                                    in 1987, President and Chief Executive Officer
                                                    in 1989 and Chairman and Chief Executive
                                                    Officer in 1990. He is also a director of The
                                                    Chase Manhattan Corporation and Schering-Plough
                                                    Corporation.

                                                    Mr. Becherer has been a director of
                                                    AlliedSignal since 1991.


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
                                  TERM OF
                                  OFFICE
ALLIEDSIGNAL DESIGNEES            EXPIRING IN       BIOGRAPHICAL INFORMATION
----------------------            -----------       ------------------------
LAWRENCE A. BOSSIDY, 64           2000              Chairman of the Board and Chief Executive
                                                    Board of the combined company until April 1,
                                                    2000 or his earlier retirement.

                                                    Mr. Bossidy became Chief Executive Officer of
                                                    AlliedSignal in July 1991 and Chairman of the
                                                    Board in January 1992. He previously served in a
                                                    number of executive and financial positions with
                                                    General Electric Company, a diversified services
                                                    and manufacturing company, which he joined in
                                                    1957. Mr. Bossidy was Chief Operating Officer
                                                    of General Electric Credit Corporation (now
                                                    General Electric Capital Corporation) from
                                                    1979 to 1981, Executive Vice President and Sector
                                                    Executive of GE's Services and Materials
                                                    Sector from 1981 to 1984, and Vice Chairman and
                                                    Executive Officer of GE from 1984 until he
                                                    joined the Company. He is a director of
                                                    Champion International Corporation, J.P.
                                                    Morgan & Co. Incorporated and Merck & Co., Inc.

                                                    Mr. Bossidy has been a director of
                                                    AlliedSignal since 1991.

ANN M. FUDGE, 48                  2000              Executive Vice President of Kraft Foods, Inc.

                                                    Ms. Fudge joined General Foods USA in 1986
                                                    and held several planning and marketing positions
                                                    before being appointed Executive Vice President
                                                    and General Manager of the Dinners and
                                                    Enhancers Division in 1991. In 1994, she was
                                                    named President of Kraft General Foods'
                                                    Maxwell House Coffee Company. In 1995, Ms.
                                                    Fudge assumed her current position, while
                                                    continuing to head the Maxwell House Coffee
                                                    Division as General Manager. She became
                                                    President of Kraft's Maxwell House and Post
                                                    Division in 1997. Kraft is the multinational
                                                    food business of Philip Morris Companies Inc.
                                                    Ms. Fudge is a director of General Electric
                                                    Company and Liz Claiborne, Inc.

                                                    Ms. Fudge has been a director of AlliedSignal
                                                    since 1993.


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
                                  TERM OF
                                  OFFICE
ALLIEDSIGNAL DESIGNEES            EXPIRING IN       BIOGRAPHICAL INFORMATION
----------------------            -----------       ------------------------
RUSSELL E. PALMER, 64             2001              Chairman and Chief Executive Officer of the
                                                    Palmer Group.

                                                    Mr. Palmer established The Palmer Group, a
                                                    private investment firm, in 1990, after
                                                    serving seven years as Dean of The Wharton School of
                                                    the University of Pennsylvania. He previously
                                                    served as Managing Director and Chief
                                                    Executive Officer of Touche Ross International and
                                                    Managing Partner and Chief Executive Officer
                                                    of Touche Ross & Co. (USA) (now Deloitte and
                                                    Touche). He is a director of Federal Home Loan
                                                    Mortgage Corporation, GTE Corporation, The
                                                    May Department Stores Company and Safeguard
                                                    Scientifics, Inc.

                                                    Mr. Palmer has been a director of AlliedSignal
                                                    since 1987.

IVAN G. SEIDENBERG, 52            2001              Chairman and Chief Executive Officer of Bell
                                                    Atlantic Corporation.

                                                    Mr. Seidenberg assumed his current position
                                                    with Bell Atlantic Corporation, a telecommunications
                                                    and information services provider, in January
                                                    1999. He previously served as Vice Chairman,
                                                    President and Chief Executive Officer since
                                                    June 1998, and Vice Chairman, President and Chief
                                                    Operating Officer following the merger of
                                                    NYNEX Corporation and Bell Atlantic in 1997.
                                                    He had joined NYNEX in 1983 and served in
                                                    several senior management positions before
                                                    becoming a director and Vice Chairman of the
                                                    Board in 1991, President and Chief Operating
                                                    Officer in 1994, and Chairman and Chief
                                                    Executive Officer in 1995. He is also a
                                                    director of American Home Products Corporation,
                                                    Boston Properties, Inc., CVS Corporation and
                                                    Viacom Inc.

                                                    Mr. Seidenberg has been a director of
                                                    AlliedSignal since 1995.


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
                                  TERM OF
                                  OFFICE
ALLIEDSIGNAL DESIGNEES            EXPIRING IN       BIOGRAPHICAL INFORMATION
----------------------            -----------       ------------------------
ANDREW C. SIGLER, 67              2001              Retired Chairman and Chief Executive Officer of
                                                    Champion International Corporation.

                                                    Mr. Sigler began his career at Champion
                                                    International Corporation, a paper and forest
                                                    products company, in 1956. He was elected
                                                    President and Chief Executive Officer in 1974
                                                    and served as Chairman and Chief Executive
                                                    Officer from 1979 until his retirement in 1996.
                                                    He is a director of The Chase Manhattan
                                                    Corporation and General Electric Company.

                                                    Mr. Sigler has been a director of AlliedSignal
                                                    since 1994.

MARSHALL N. CARTER, 59            2002              Chairman and Chief Executive Officer of State
                                                    Street Corporation.

                                                    Mr. Carter joined State Street Corporation and
                                                    its principal subsidiary, State Street Bank and
                                                    Trust Company, as President and Chief Operating
                                                    Officer in 1991. He became Chief Executive
                                                    Officer in 1992 and Chairman of the Board in
                                                    1993. State Street is a provider of services to
                                                    institutional investors worldwide. Prior to
                                                    joining State Street, Mr. Carter was with Chase
                                                    Manhattan Bank for 15 years, and before that he
                                                    served as an officer in the U.S. Marine Corps.

                                                    Mr. Carter has been a director of AlliedSignal
                                                    since 1999.

ROBERT P. LUCIANO, 65             2002              Retired Chairman and Chief Executive Officer of
                                                    Schering-Plough Corporation.

                                                    Mr. Luciano joined Schering-Plough Corporation,
                                                    a manufacturer and marketer of pharmaceuticals
                                                    and consumer products, in 1978. He served as
                                                    President from 1980 to 1986, Chief Executive
                                                    Officer from 1982 through 1995, and Chairman of
                                                    the Board from 1984 through October 1998. He
                                                    is a director of C.R. Bard, Inc., Merrill Lynch
                                                    & Co. and Schering-Plough Corporation.

                                                    Mr. Luciano has been a director of AlliedSignal
                                                    since 1989.

(table continued from previous page)


                                  TERM OF
                                  OFFICE
ALLIEDSIGNAL DESIGNEES            EXPIRING IN       BIOGRAPHICAL INFORMATION
----------------------            -----------       ------------------------
JOHN R. STAFFORD, 61              2002              Chairman, President and Chief Executive Officer
                                                    of American Home Products Corporation.

                                                    Mr. Stafford has held a number of positions
                                                    with American Home Products, a manufacturer of
                                                    pharmaceutical, health care, animal health and
                                                    agricultural products, since joining that
                                                    company in 1970. He served as General Counsel, Vice
                                                    President, Senior Vice President and Executive
                                                    Vice President before becoming President in
                                                    1981, an office he held until 1990 and which he
                                                    resumed in early 1994. Mr. Stafford was elected
                                                    Chairman of the Board and Chief Executive
                                                    Officer in 1996. He is also a director of Bell
                                                    Atlantic Corporation, The Chase Manhattan
                                                    Corporation and Deere & Company.

                                                    Mr. Stafford has been a director of
                                                    AlliedSignal since 1993.

HONEYWELL DESIGNEES

GORDON M. BETHUNE, 57             2000              Chairman of the Board and Chief Executive
                                                    Officer of Continental Airlines, Inc.

                                                    Mr. Bethune joined Continental Airlines, an
                                                    international commercial airline company, in
                                                    February 1994 as President and Chief Operating
                                                    Officer. He was elected President and Chief
                                                    Executive Officer in November 1994 and
                                                    Chairman of the Board and Chief Executive
                                                    Officer in 1996. From 1988 to 1994, Mr.
                                                    Bethune served as vice president and general
                                                    manager of various divisions of The Boeing
                                                    Company, a manufacturer of commercial
                                                    jetliners and military aircraft, and he served
                                                    most recently as vice president and general
                                                    manager of the Renton Division of the
                                                    Commercial Airplane Group at Boeing. Prior to
                                                    1988, Mr. Bethune was senior vice president of
                                                    operations for Piedmont Airlines, and he held
                                                    senior management positions as vice president
                                                    of engineering and maintenance at Western Air
                                                    Lines, Inc. and at Braniff Airlines. Mr.
                                                    Bethune is also a director of Sysco
                                                    Corporation.

                                                    Mr. Bethune has been a director of Honeywell
                                                    since 1999.

(table continued from previous page)


                                  TERM OF
                                  OFFICE
HONEYWELL DESIGNEES               EXPIRING IN       BIOGRAPHICAL INFORMATION
-------------------               -----------       ------------------------
JAIME CHICO PARDO, 49             2000              Chief Executive Officer of Telefonos de Mexico,
                                                    S.A. de C.V. (TELMEX).

                                                    Mr. Chico Pardo joined TELMEX, a
                                                    telecommunications company based in Mexico
                                                    City, as its Chief Executive Officer in 1995.
                                                    From 1993 to 1995, Mr. Chico Pardo was
                                                    President and Chief Executive Officer of Grupo
                                                    Condumex, S.A. de C.V., a manufacturer of
                                                    products for the construction, automobile and
                                                    telecommunications industries. Prior to 1993,
                                                    Mr. Chico Pardo was President and Chief
                                                    Executive Officer of Euzkadi/General Tire de
                                                    Mexico, a manufacturer of automotive and truck
                                                    tires. Mr. Chico Pardo is also Vice-Chairman of
                                                    Carso Global Telecom and a director of Grupo
                                                    Carso and Grupo Financiero Inbursa.

                                                    Mr. Chico Pardo has been a director of
                                                    Honeywell since 1998.

JAMES J. HOWARD, 63               2001              Chairman of the Board, President and Chief
                                                    Executive Officer of Northern States Power
                                                    Company.

                                                    Mr. Howard has been Chairman and Chief
                                                    Executive Officer of Northern States Power, an
                                                    energy company, since 1988, and President since
                                                    1994. Prior to 1987, Mr. Howard was President
                                                    and Chief Operating Officer of Ameritech
                                                    Corporation. Mr. Howard is also a director of
                                                    Ecolab Inc., the Federal Reserve Bank of
                                                    Minneapolis, ReliaStar Financial and Walgreen
                                                    Company.

                                                    Mr. Howard has been a director of Honeywell
                                                    since 1990.

BRUCE KARATZ, 53                  2001              Chairman of the Board, President and Chief
                                                    Executive Officer of Kaufman and Broad Home
                                                    Corporation.

                                                    Mr. Karatz was elected President and Chief
                                                    Executive Officer of Kaufman and Broad Home
                                                    Corporation, an international residential and
                                                    commercial builder, in 1986, and Chairman of
                                                    the Board in 1993. Mr. Karatz is also a
                                                    director of Fred Meyer, Inc. and National Golf
                                                    Properties, Inc.

                                                    Mr. Karatz has been a director of Honeywell
                                                    since 1992.

(table continued from previous page)


                                  TERM OF
                                  OFFICE
HONEYWELL DESIGNEES               EXPIRING IN       BIOGRAPHICAL INFORMATION
-------------------               -----------       ------------------------
MICHAEL R. BONSIGNORE, 58         2002              Chairman of the Board and Chief Executive
                                                    Officer of Honeywell. Elected to become Chief
                                                    Executive Officer of the combined company upon
                                                    completion of the merger and Chairman of the
                                                    Board of the combined company on April 1,
                                                    2000, or upon Mr. Bossidy's earlier retirement.

                                                    Mr. Bonsignore began his business career at
                                                    Honeywell in 1969. He held various marketing
                                                    and operations management positions and became
                                                    Vice President of Marine Systems in 1981. In
                                                    1983, Mr. Bonsignore was appointed President of
                                                    Honeywell Europe, based in Brussels, Belgium.
                                                    In 1987, Mr. Bonsignore returned to Minneapolis
                                                    as Executive Vice President, International, and
                                                    was elected President of this business in May
                                                    1987. In 1990, Mr. Bonsignore was elected
                                                    Executive Vice President and Chief Operating
                                                    Officer for the International and Home &
                                                    Building Control businesses, and was also
                                                    elected to the Company's Board of Directors.
                                                    Mr. Bonsignore was elected Chairman of the
                                                    Board and Chief Executive Officer in 1993. Mr.
                                                    Bonsignore is also a director of Cargill, Inc.,
                                                    Medtronic, Inc. and The St. Paul Companies, Inc.

                                                    Mr. Bonsignore has been a director of Honeywell
                                                    since 1990.

MICHAEL W. WRIGHT, 60             2002              Chairman of the Board, President and Chief
                                                    Executive Officer, SUPERVALU INC.

                                                    Mr Wright was elected President and Chief
                                                    Operating Officer of SUPERVALU INC., a major food
                                                    distributor and retailer, in 1978, Chief
                                                    Executive Officer in 1981, and Chairman of the
                                                    Board in 1982. He joined SUPERVALU INC. as Senior
                                                    Vice President of Administration and as a
                                                    member of the board of directors in 1977. Prior
                                                    to 1977, Mr. Wright was a partner in the law
                                                    firm of Dorsey & Whitney. Mr. Wright is also
                                                    a director of Cargill, Inc., Musicland Stores
                                                    Corporation, and Wells Fargo and Company.

                                                    Mr. Wright has been a director of Honeywell
                                                    since 1987.

                       MANAGEMENT OF THE COMBINED COMPANY

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     After completion of the merger, Lawrence A. Bossidy, presently Chairman of the Board and Chief Executive Officer of AlliedSignal, will be Chairman of the Board of the combined company until April 1, 2000, or his earlier retirement. Michael R. Bonsignore, presently Chairman of the Board and Chief Executive Officer of Honeywell, will become Chief Executive Officer of the combined company. As of April 1, 2000, or upon the earlier retirement of Mr. Bossidy, Mr. Bonsignore will become the Chairman of the Board of the combined company.

CHIEF OPERATING OFFICERS AND EXECUTIVE VICE PRESIDENTS

     The combined company will have two Chief Operating Officers and Executive Vice Presidents: Robert D. Johnson, presently the President and Chief Executive Officer of AlliedSignal Aerospace, will be the Chief Operating Officer and Executive Vice President responsible for the aerospace operations of the combined company. Giannantonio Ferrari, presently the President and Chief Operating Officer of Honeywell, will be the Chief Operating Officer and Executive Vice President responsible for all other businesses of the combined company.

EXECUTIVE OFFICE

     Upon completion of the merger, the combined company will establish an Executive Office consisting of Lawrence A. Bossidy, until his retirement, Michael R. Bonsignore, Robert D. Johnson and Giannantonio Ferrari. The members of the Executive Office currently oversee AlliedSignal's and Honeywell's joint integration team and the Executive Office will oversee the combined company's integration team after the closing.

INTEGRATION TEAM

     We have established a joint integration team, consisting of 12 designees of AlliedSignal and 12 designees of Honeywell, responsible for planning and execution of the integration of the two companies. Raymond C. Stark, currently Vice President of AlliedSignal responsible for Six Sigma and Productivity, and William M. Hjerpe, President of Honeywell Europe, have been appointed as co-chairs of the team. Upon completion of the merger, we will maintain the joint integration team as the integration team of the combined company.

BIOGRAPHICAL INFORMATION


     We have listed below all of the persons expected to be executive officers of the combined company as of the effective time of the merger. Each of the executive officers is expected to be elected for an initial term ending on the day of the 2000 annual meeting of shareowners, except for Mr. Bossidy, who is expected to retire on or before April 1, 2000.



NAME, AGE AND POSITION IN THE
       COMBINED COMPANY                          RECENT BUSINESS EXPERIENCE
-----------------------------                    --------------------------
Lawrence A. Bossidy, 64         Chairman of the Board of AlliedSignal since January 1992,
Chairman of the Board           Chief Executive Officer of AlliedSignal since July 1991.

Michael R. Bonsignore, 58       Chairman of the Board and Chief Executive Officer of
Chief Executive Officer         Honeywell since April 1993.

Giannantonio Ferrari, 59        President and Chief Operating Officer of Honeywell since
Chief Operating Officer and     April 1997. President of Honeywell Europe S.A. from January
Executive Vice President with   1992 to March 1997.
responsibility for all non-
aerospace businesses

                                                  (table continued on next page)

(table continued from previous page)


NAME, AGE AND POSITION IN THE
       COMBINED COMPANY                          RECENT BUSINESS EXPERIENCE
-----------------------------                    --------------------------
Robert D. Johnson, 51           President and Chief Executive Officer of AlliedSignal
Chief Operating Officer and     Aerospace since April 1999. President -- Aerospace
Executive Vice President with   Marketing, Sales and Service of AlliedSignal from January
responsibility for aerospace    1999 until March 1999. President -- Electronic & Avionics
businesses                      Systems of AlliedSignal from October 1997 to December 1998.
                                Vice President and General Manager, Aerospace Services of
                                AlliedSignal from 1994 to October 1997. Group Vice
                                President, Manufacturing and Services of AAR Corp. from 1993 to 1994.

Peter M. Kreindler, 54          Senior Vice President, General Counsel and Secretary of
Senior Vice President and       AlliedSignal since December 1994. Senior Vice President and
General Counsel                 General Counsel of AlliedSignal from March 1992 to November 1994.

James T. Porter, 47             Vice President and Chief Administrative Officer of Honeywell
Senior Vice President --        since January 1998. Corporate Vice President, Human
Information and Business        Resources of Honeywell from May 1993 to December 1997.
Services

Donald J. Redlinger, 54         Senior Vice President -- Human Resources and Communications
Senior Vice President -- Human  of AlliedSignal since February 1995. Senior Vice
Resources and Communications    President -- Human Resources of AlliedSignal from January
                                1991 to January 1995.

Richard F. Wallman, 48          Senior Vice President and Chief Financial Officer of
Senior Vice President and       AlliedSignal since March 1995. Vice President and Controller
Chief Financial Officer         of International Business Machines Corp. from April 1994 to
                                February 1995. General Assistant Controller of International
                                Business Machines from October 1993 to March 1994.

Raymond C. Stark, 56            Vice President -- Six Sigma and Productivity of AlliedSignal
Vice President -- Quality       since October 1997. President -- Electronic Systems of
                                AlliedSignal from January 1996 until October 1997. Vice
                                President -- Materials Management of AlliedSignal from April
                                1992 until December 1995.

Krzysztof (Kris) K. Burhardt,   Vice President, Honeywell Technology Center, since May 1998.
57                              Vice President and Chief Technology Officer of Imation Corp.
Vice President -- Technology    from November 1995 to May 1998. Vice President, Research and
                                Development Information, Imaging, and Electronics Sector of
                                Minnesota Mining and Manufacturing Company from December
                                1985 to November 1995.

William M. Hjerpe, 47           President of Honeywell Europe since March 1997. Vice
Vice President -- Integration   President and Chief Financial Officer of Honeywell from
                                October 1994 to January 1997. Vice President and Controller
                                of Honeywell from February 1992 to October 1994.

                              THE SPECIAL MEETINGS

DATE, TIMES AND PLACES


     AlliedSignal. AlliedSignal's special meeting will be held at AlliedSignal's headquarters, 101 Columbia Road, Morris Township, New Jersey, at 10:00 a.m., local time, on Wednesday, September 1, 1999.



     Honeywell. Honeywell's special meeting will be held at Honeywell's headquarters, 2701 Fourth Avenue South, Minneapolis, Minnesota, at 9:00 a.m., local time, on Wednesday, September 1, 1999.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     AlliedSignal. At AlliedSignal's special meeting, AlliedSignal shareowners will be asked to vote to:

      approve the merger pursuant to the merger agreement, including the related issuance of shares of common stock; and

      approve an amendment to the certificate of incorporation of AlliedSignal providing for the increase in the number of authorized shares of AlliedSignal common stock from one billion to two billion and the number of authorized shares of preferred stock from 20 million to 40 million and the elimination of all of the Series A, Series C, Series D, Series F, Series G and Series AA preferred stock for AlliedSignal, none of which is currently outstanding. See 'The Merger Transaction', 'Material Provisions of the Merger Agreement' and 'Description of AlliedSignal Capital Stock -- Proposed Amendment to AlliedSignal's Certificate of Incorporation'.

     Honeywell. At Honeywell's special meeting, Honeywell shareowners will be asked to vote to approve and adopt the merger agreement and the merger. See 'The Merger Transaction' and 'Material Terms of the Merger Agreement'.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     AlliedSignal. Owners of record of shares of AlliedSignal common stock at the close of business on July 22, 1999, the record date for AlliedSignal's special meeting, are entitled to receive notice of and to vote at AlliedSignal's
special meeting. On the record date, approximately        shares of AlliedSignal
common stock were issued and outstanding.


     A quorum of AlliedSignal shareowners is necessary to have a valid meeting of shareowners. A majority of the shares of AlliedSignal common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at AlliedSignal's special meeting in order for a quorum to be established. Abstentions and broker 'non-votes' count as present for establishing a quorum. Shares held by AlliedSignal in its treasury or by any majority owned subsidiary or AlliedSignal do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at AlliedSignal's special meeting, the meeting will be adjourned or postponed to solicit additional proxies.

     Owners of record of shares of AlliedSignal common stock on the record date are each entitled to one vote per share on each matter to be considered at AlliedSignal's special meeting.


     Honeywell. Owners of record of shares of Honeywell common stock at the close of business on July 22, 1999, the record date for Honeywell's special meeting, are entitled to receive notice of and to vote at Honeywell's special
meeting. On the record date, approximately        shares of Honeywell common
stock were issued and outstanding.


     A quorum of Honeywell shareowners is necessary to have a valid meeting of shareowners. A majority of the shares of Honeywell common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Honeywell's special meeting in order for a quorum to be established. Abstentions and broker 'non-votes' count as present for establishing a quorum. Shares held by Honeywell in its treasury or by any majority owned subsidiary of Honeywell do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at Honeywell's special meeting, the meeting will be adjourned or postponed to solicit additional proxies.

     Owners of record of shares of Honeywell common stock on the record date are each entitled to one vote per share on the approval and adoption of the merger agreement and the merger.

     Honeywell Plan Participants. If you own Honeywell shares as a participant in the Honeywell Savings and Stock Ownership Plan, you will receive a single proxy card that covers both shares credited to your plan account and shares you own of record that are registered in the same exact name. If your plan account is not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies executed by plan participants or properly voted by telephone will serve as voting instructions to
T. Rowe Price Trust Company, the trustee for the plan.


     Under the terms of the plan, voting instructions must be received by
T. Rowe Price by August 27, 1999. Please refer to your proxy card for a more detailed explanation of the timing requirement for voting plan shares by telephone or by mail.


     If you own Honeywell shares as a participant in the Honeywell Employee Stock Purchase Plan, you will receive a single proxy card that covers both shares credited to your plan account, shares you may own as a participant in the Savings Plan described above, if applicable, and shares you own of record that are registered in the exact same name. If your plan account is not registered in the same name as either your Savings Plan shares described above or your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies executed by plan participants or properly voted by telephone will be voted in accordance with your instructions to First Chicago Trust Company of New York, the custodian for the plan.

VOTES REQUIRED

     AlliedSignal. The approval of the merger, including the related issuance of shares of common stock, requires the affirmative vote of a majority of the shares of AlliedSignal common stock outstanding on the record date for which votes are cast at the special meeting in connection with the vote on the merger, so long as the total number of votes cast in favor of and against the merger represents a majority of the shares of AlliedSignal common stock that are outstanding on the record date. An abstention or a broker 'non-vote' will have no effect on the vote.

     The approval of the proposed certificate of incorporation amendment requires the affirmative vote of a majority of the shares of AlliedSignal common stock outstanding on the record date. An abstention or a broker 'non-vote' will have the same effect as a vote against the proposal.

     Honeywell. The approval of the merger agreement and the merger requires the affirmative vote of a majority of the shares of Honeywell common stock outstanding on the record date. An abstention or a broker 'non-vote' will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

SHARE OWNERSHIP OF MANAGEMENT

     AlliedSignal. At the close of business on the record date, directors and executive officers of AlliedSignal and their affiliates beneficially owned and
were entitled to vote approximately   shares of AlliedSignal common stock, which
represented approximately   % of the shares of AlliedSignal common stock
outstanding on that date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of AlliedSignal common stock owned by him or her FOR the proposal to approve the merger, including the related issuance of shares of common stock, and FOR the proposal to amend the certificate of incorporation of AlliedSignal.

     Honeywell. At the close of business on the record date, directors and executive officers of Honeywell and their affiliates beneficially owned and were
entitled to vote approximately         shares of Honeywell common stock, which
represented                       of the shares of Honeywell common stock
outstanding on that date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Honeywell common stock owned by him or her FOR the approval and adoption of the merger and the merger agreement.


SHARES HELD IN STREET NAME; VOTING OF PROXIES

     Shares Held in 'Street Name'. Under the applicable rules of the New York Stock Exchange, brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposal(s) to be voted on at the special meetings in the absence of specific instructions from the customer. Broker 'non-votes' are those shares held by a broker which are not voted because the customer has not provided instructions to the broker.

Submitting Proxies

     AlliedSignal and Honeywell shareowners may vote their shares by attending their respective special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If a proxy card is signed by a shareowner and returned without specific voting instructions, the shares represented by the proxy will be voted for each of the proposals presented at AlliedSignal's special meeting or for the proposal presented at Honeywell's special meeting, as applicable.

     AlliedSignal and Honeywell shareowners may also submit their proxies by telephone. The telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareowners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone are printed on the proxy card for shareowners of record of AlliedSignal and Honeywell.

     AlliedSignal and Honeywell shareowners whose shares are held in 'street name' (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at their respective special meeting.

Revoking Proxies

     AlliedSignal and Honeywell shareowners of record may revoke their proxies at any time prior to the time their proxies are voted at AlliedSignal's special meeting or Honeywell's special meeting, respectively. Proxies may be revoked by written notice, including by telegram or telecopy, to the Secretary of AlliedSignal or Honeywell, as applicable, by a later-dated proxy signed and returned by mail or by attending AlliedSignal's special meeting or Honeywell's special meeting, as applicable, and by voting in person. Attendance at AlliedSignal's special meeting or Honeywell's special meeting will not in and of itself constitute a revocation of a proxy. AlliedSignal and Honeywell shareowners of record may also revoke proxies by a later-dated proxy using the telephone voting procedures. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the applicable special meeting as follows:

     FOR ALLIEDSIGNAL SHAREOWNERS, TO:
     AlliedSignal Inc.
     101 Columbia Road, P.O. Box 4000
     Morristown, NJ 07962-2497
     Telecopy: (973) 455-4413
     Attention: Secretary

     FOR HONEYWELL SHAREOWNERS, TO:
     Honeywell Inc.
     2701 Fourth Avenue South
     Minneapolis, MN 55408
     Telecopy: (612) 951-0097
     Attention: Corporate Secretary



     AlliedSignal and Honeywell shareowners who require assistance in changing or revoking a proxy should call 1-800-390-9338.


Other Business; Adjournments

     We are not aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment.

     Adjournments of the special meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by shareowners representing a majority of the votes present in person or by proxy at the applicable special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither company currently intends to seek an adjournment of its special meeting.

Proxy Solicitation

     The cost of solicitation of proxies will be paid by AlliedSignal for solicitation of proxies from AlliedSignal shareowners and by Honeywell for solicitation of proxies from Honeywell shareowners. In addition to solicitation by mail, the directors, officers and employees of AlliedSignal and Honeywell may also solicit proxies from shareowners by telephone, telecopy, telegram or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

     AlliedSignal and Honeywell have each retained Georgeson & Company Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Georgeson will receive a fee of $43,000 as compensation for its services and reimbursement for its related out-of-pocket expenses. AlliedSignal and Honeywell have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. THE EXCHANGE AGENT WILL SEND TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF HONEYWELL COMMON STOCK TO FORMER HONEYWELL SHAREOWNERS SHORTLY AFTER THE MERGER IS COMPLETED.

Confidential Voting for AlliedSignal Shareowners

     It is the policy of AlliedSignal that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. AlliedSignal may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any meeting will be independent parties unaffiliated with AlliedSignal.

       FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This joint proxy statement/prospectus does not cover any resales of shares of the combined company common stock to be received by Honeywell shareowners in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

     All shares of common stock of the combined company received by Honeywell shareowners in the merger will be freely transferable, except that shares of common stock of the combined company received by persons who are deemed to be 'affiliates' of Honeywell under the Securities Act of 1933, as amended, at the time of Honeywell's special shareowners' meeting may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Honeywell for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Honeywell, and would not include shareowners who are not officers, directors or principal shareowners of Honeywell.

     The merger agreement requires Honeywell not less than 30 days prior to completion of the merger to deliver to AlliedSignal a letter identifying all persons who may be, as of the date the merger is submitted for approval by Honeywell shareowners, an affiliate of Honeywell and use reasonable best efforts to cause each person who is identified as an affiliate in the letter described above to deliver to AlliedSignal, at least 20 days prior to completion of the merger, an executed letter agreement from each affiliate to the effect that the affiliate will not offer, sell or otherwise dispose of any of the shares of common stock of the combined company issued to that affiliate in the merger or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the merger and continuing until results covering at least 30 days of post-merger combined operations of AlliedSignal and Honeywell have been publicly filed by the combined company; or

     (2) in violation of the Securities Act.

     The merger agreement also requires AlliedSignal not less than 30 days prior to completion of the merger to deliver to Honeywell a letter identifying all persons who may be, as of the date the issuance of AlliedSignal common stock in connection with the merger is submitted for approval by AlliedSignal's shareowners, an affiliate of AlliedSignal and use reasonable best efforts to cause each person who is identified as an affiliate in the letter described above to deliver to AlliedSignal, at least 20 days prior to completion of the merger, an executed letter agreement from each affiliate of AlliedSignal to the effect that the affiliate will not offer, sell or otherwise dispose of any shares of common stock of the combined company owned or acquired by that affiliate during the period described in clause (1) of the prior sentence.

                        COMPARISON OF SHAREOWNER RIGHTS

     Both Honeywell and AlliedSignal are Delaware corporations governed by Delaware law. In addition, the rights of Honeywell shareowners are currently governed by Honeywell's certificate of incorporation and by-laws, and the rights of AlliedSignal shareowners are governed by AlliedSignal's certificate of incorporation and by-laws. After the effective time of the merger, the rights of holders of shares of Honeywell common stock who become holders of shares of AlliedSignal (to be known as Honeywell International) common stock will be governed by the current certificate of incorporation and by-laws of AlliedSignal and Delaware law. In most respects, the rights of holders of shares of Honeywell common stock are similar to the rights of holders of shares of AlliedSignal common stock. The following is a summary of the material differences between these rights. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law as well as to Honeywell's certificate of incorporation and by-laws and to AlliedSignal's certificate of incorporation and by-laws, copies of which are on file with the SEC.

      SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF HONEYWELL
        SHAREOWNERS AND RIGHTS OF SHAREOWNERS OF THE COMBINED COMPANY
                            FOLLOWING THE MERGER

                                                                AlliedSignal/Combined Company
                           Honeywell Shareowners Rights              Shareowners Rights
                        -----------------------------------  -----------------------------------
Authorized Capital      The authorized capital stock of      The authorized capital stock of
Stock:                  Honeywell consists of 375 million    AlliedSignal and the capital stock
                        shares of common stock and 25        proposed to be authorized for the
                        million shares of preferred stock.   combined company are described
                                                             under 'Description of AlliedSignal
                                                             Capital Stock -- Authorized Capital
                                                             Stock' below.

Number of Directors:    Honeywell's certificate of           AlliedSignal's by-laws provide that
                        incorporation provides that the      the number of directors may not be
                        number of directors may not be less  less than 13 nor more than 23. The
                        than three. Honeywell's by-laws      board of directors of the combined
                        provide that the number of           company will consist of 15
                        directors shall be 13. Honeywell's   directors.
                        board of directors currently
                        consists of 13 directors.

Classification of       Honeywell does not have a            The board of directors of the
Board of Directors:     classified board. All directors of   combined company will be divided
                        Honeywell are elected for a term of  into three classes of five
                        one year at each annual meeting of   directors, with each class serving
                        Honeywell shareowners.               a three-year term.

Quorum for Board        Honeywell's by-laws provide that     AlliedSignal's by-laws provide that
Action:                 one- third of the board constitutes  a majority of the board constitutes
                        a quorum.                            a quorum.

Removal of Directors:   Shareowners of Honeywell may remove  Shareowners of AlliedSignal may
                        any director, with or without        remove directors only for cause by
                        cause, by the affirmative vote of    the affirmative vote of the owners
                        the owners of a majority of          of at least 80% of the outstanding
                        outstanding shares entitled to       shares entitled to vote.
                        vote.

Shareowner Action by    Honeywell shareowners may act by     AlliedSignal shareowners may not
Written Consent:        written consent.                     take action by written consent.

                                                                AlliedSignal/Combined Company
                           Honeywell Shareowners Rights              Shareowners Rights
                        -----------------------------------  -----------------------------------
Amendment of Corporate  Honeywell's certificate of           AlliedSignal's certificate of
Charter:                incorporation may be amended by a    incorporation may be amended by a
                        board resolution and the             board resolution and the
                        affirmative vote of owners of a      affirmative vote of owners of a
                        majority of the Honeywell shares.    majority of AlliedSignal shares,
                                                             except with respect to amending the
                                                             provisions of the certificate of
                                                             incorporation relating to (a) the
                                                             classified board, (b) the
                                                             prohibition on shareowner action by
                                                             written consent, (c) the calling of
                                                             special meetings of shareowners and
                                                             (d) the removal of directors, each
                                                             of which require the affirmative
                                                             vote of owners of at least 80% of
                                                             the outstanding AlliedSignal
                                                             shares.

Special Meetings of     Special meetings of Honeywell        Special meetings of AlliedSignal
Shareowners:            shareowners may be called at any     shareowners may be called at any
                        time by the board, the Chairman or   time by the board or the Chief
                        the President.                       Executive Officer.

Amendment of By-laws:   Honeywell's by-laws may be altered   AlliedSignal's by-laws may be
                        or repealed by the affirmative vote  amended by the affirmative vote of
                        of a majority of the board or by     a majority of the board or by the
                        the affirmative vote of owners of a  affirmative vote of owners of a
                        majority of the outstanding          majority of the outstanding
                        Honeywell shares.                    AlliedSignal shares, except with
                                                             respect to amending the by-laws
                                                             relating to (a) calling special
                                                             meetings of the shareowners, (b)
                                                             the number, election and terms of
                                                             the members of the board, and (c)
                                                             the removal of directors, which
                                                             require the affirmative vote of
                                                             owners of at least 80% of the
                                                             outstanding AlliedSignal shares
                                                             entitled to vote. See 'The Merger
                                                             Transaction -- Amendment of
                                                             AlliedSignal's By-laws' on page 27
                                                             for a description of by-law
                                                             amendments that will be made at the
                                                             effective time of the merger.

                                                                AlliedSignal/Combined Company
                           Honeywell Shareowners Rights              Shareowners Rights
                        -----------------------------------  -----------------------------------
Business                Honeywell's certificate of           AlliedSignal has no similar
Combination with        incorporation provides that the      provision in its certificate of
10% Shareowners:        affirmative vote of the owners of a  incorporation.
                        majority of all outstanding
                        Honeywell shares, excluding all
                        shares owned by any 10% shareowner,
                        is necessary to approve a business
                        combination transaction with the
                        10% shareowner. This requirement
                        does not apply if the business
                        combination transaction with the
                        10% shareowner is approved by a
                        majority of 'continuing directors',
                        which are those directors not
                        affiliated or associated with the
                        10% shareowner and who were members
                        of the board before the 10%
                        shareowner became a 10% shareowner
                        or were recommended for election to
                        the board by a majority of the
                        continuing directors.

                        This requirement also does not
                        apply if the consideration offered
                        to shareowners of Honeywell in the
                        business combination meets minimum
                        price requirements set forth in
                        Honeywell's certificate of
                        incorporation.

Shareholder Rights      Honeywell has entered into the       AlliedSignal does not have a
Plan:                   rights agreement under which         shareholder rights plan. While
                        Honeywell has issued rights to       AlliedSignal has no present
                        purchase shares of Honeywell common  intention to adopt a shareholder
                        stock. The rights agreement is       rights plan, the AlliedSignal board
                        inapplicable to the merger and the   or the combined company board could
                        related agreements and               do so without shareowner approval
                        transactions.                        at any future time.

                                                                AlliedSignal/Combined Company
                           Honeywell Shareowners Rights              Shareowners Rights
                        -----------------------------------  -----------------------------------

Advance Notice:         Honeywell's by-laws permit any       AlliedSignal's by-laws permit any
                        shareowner of record to nominate     shareowner of record to nominate
                        candidates for election to the       candidates for election to
                        Honeywell board, and to introduce    AlliedSignal's board in connection
                        other business that is a proper      with any meeting of the
                        matter for shareowner action, in     AlliedSignal shareowners at which
                        connection with any annual meeting   directors are to be elected if the
                        of Honeywell's shareowners if the    shareowner gives notice of his or
                        shareowner gives notice of his or    her nomination to AlliedSignal's
                        her proposal to Honeywell's          Secretary no earlier than 60 days,
                        Secretary no later than the end of   and no later than 30 days, before
                        the 90th day, and no earlier than    the meeting. If AlliedSignal
                        the end of the 120th day, before     announces its meeting date less
                        the anniversary of the prior year's  than 40 days before the meeting, a
                        annual meeting. If in any year the   shareowner must give notice of his
                        date of the annual meeting is more   or her nomination before the end of
                        than 30 days before, or 60 days      the 10th day after the
                        after, the anniversary of the prior  announcement. AlliedSignal's by-
                        year's meeting, a shareowner must    laws do not contain procedures for
                        give notice of his or her proposal   introducing business, other than
                        after the 120th day prior to the     director nominations, at meetings
                        meeting, and before the later of     of AlliedSignal shareowners.
                        the end of the 90th day before the
                        meeting and the end of the tenth
                        day after Honeywell first announces
                        the date for that year's annual
                        meeting.

                        Honeywell's by-laws also permit any
                        shareowner to nominate candidates
                        for election to the Honeywell board
                        in connection with any special
                        meeting of Honeywell's shareowners
                        at which directors are to be
                        elected if the shareowner gives a
                        notice of his or her nomination to
                        Honeywell's Secretary after the
                        120th day prior to the meeting, and
                        before the later of the end of the
                        90th day prior to the meeting and
                        the end of the tenth day after
                        Honeywell first announces the date
                        of the special meeting.

                   DESCRIPTION OF ALLIEDSIGNAL CAPITAL STOCK


     The following summary of the current terms of the capital stock of AlliedSignal and the terms of the capital stock of the combined company to be in effect after completion of the merger is not meant to be complete and is qualified by reference to the certificate of incorporation and by-laws of AlliedSignal. Copies of the AlliedSignal charter and AlliedSignal by-laws are incorporated by reference. To obtain copies of these documents see, 'Where You Can Find More Information' on page 90.


AUTHORIZED CAPITAL STOCK

     Prior to Completion of the Merger and Amendment of AlliedSignal's Charter. Under AlliedSignal's certificate of incorporation, AlliedSignal's authorized capital stock consists of one billion shares of AlliedSignal common stock, par value $1.00, and 20 million shares of preferred stock, without par value, of which 51,250 are designated $91.25 Series A Cumulative Preferred Shares, 3,593,281 are designated $6.74 Series C Cumulative Convertible Preferred Shares, 984,089 are designated $12 Series D Cumulative Convertible Preferred Shares, 2,755,173 are designated Adjustable Rate Series F Cumulative Preferred Shares, 24,929 are designated $86.25 Series G Cumulative Preferred Shares, 968,754 are designated 8.25% Senior AA Cumulative Convertible Preferred Shares. The remaining authorized shares of preferred stock are not subject to any designation.

     Following Completion of the Merger and Amendment of AlliedSignal's Charter. If the amendment to the certificate of incorporation of AlliedSignal described below is approved by AlliedSignal's shareowners, the Honeywell International certificate of incorporation will be amended to increase the number of authorized shares of Honeywell International common stock to two billion shares, increase the number of authorized shares of Honeywell International preferred stock to 40 million shares and eliminate all of the Series A, Series C, Series D, Series F, Series G and Series AA shares of AlliedSignal preferred stock, none of which is outstanding. See 'The Merger Transaction', 'Material Provisions of the Merger Agreement' and 'Description of AlliedSignal Capital Stock -- Proposed Amendment to AlliedSignal's Certificate of Incorporation'.

ALLIEDSIGNAL COMMON STOCK

     AlliedSignal Common Stock Outstanding. The outstanding shares of AlliedSignal common stock are, and the shares of common stock of the combined company issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.


     The Bank of New York is the transfer agent and registrar for the AlliedSignal common stock. Shares of AlliedSignal common stock are listed on the New York, Chicago and Pacific stock exchanges and trade under the symbol 'ALD' and are listed on the London stock exchange. After the merger, the shares of the combined company, Honeywell International, will trade under the symbol 'HON'.


     Dividends. Owners of shares of AlliedSignal common stock are entitled to receive dividends when, as and if declared by the AlliedSignal board of directors, out of funds legally available for their payment (subject to the rights of holders of any outstanding shares of preferred stock).

     Voting Rights. Owners of shares of AlliedSignal common stock are entitled to one vote per share. Subject to the rights of the holders of any preferred stock pursuant to applicable law or the provision of any future certificate of designations creating a specific series of preferred stock, all voting rights are vested in the owners of shares of AlliedSignal common stock. Owners of shares of AlliedSignal common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors.

     Rights Upon Liquidation. In the event of AlliedSignal's voluntary or involuntary liquidation, dissolution or winding up, the owners of shares of AlliedSignal common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the owners of any outstanding AlliedSignal preferred stock have received their liquidation preferences in full.

     Other Rights. Owners of shares of AlliedSignal common stock are not entitled to preemptive rights. Shares of AlliedSignal common stock are not convertible into shares of any other class of capital stock. If AlliedSignal merges or consolidates with or into another company and as a result the shares of AlliedSignal common stock are converted into or exchangeable for other securities or property (including cash), all owners of shares of AlliedSignal common stock will be entitled to receive the same kind and amount of such consideration for each share of common stock.

ALLIEDSIGNAL PREFERRED STOCK

     AlliedSignal Preferred Stock Outstanding. No shares of preferred stock are outstanding. The board of directors of AlliedSignal may, without further action by the shareowners of AlliedSignal, issue a series of AlliedSignal preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     AlliedSignal's certificate of incorporation and by-laws provide that:

     (1) the board of directors be divided into three classes as nearly equal in number as is possible, with the term of one class expiring at the annual meeting in each year;

     (2) the board of directors may establish the authorized number of directors between 13 and 23, subject to the right of preferred shareowners to elect directors in certain circumstances and shareowners' rights to set the authorized number of directors upon the vote of holders of 80% of the outstanding shares of common stock;

     (3) vacancies on the board of directors other than at the annual meeting may be filled by a vote of the remaining directors;

     (4) special meetings of shareowners generally may be called only by the Chief Executive Officer or by a majority of the authorized number of directors;

     (5) action may be taken by shareowners only at annual or special meetings and not by written consent;

     (6) advance notice must be given to AlliedSignal for a shareowner to nominate directors for election at a shareowners' meeting; and

     (7) the following actions require approval by owners of at least 80% of the outstanding shares entitled to vote:

           the removal for cause of directors other than at the expiration of their terms; and

           the amendment or repeal of the provisions of AlliedSignal's certificate of incorporation and by-laws relating to its classified board of directors, the authorized number of directors, the filling of board vacancies, removal of directors for cause, calling of special meetings of shareowners, prohibition of shareowner action by written consent and amendment or repeal of provisions requiring at least an 80% vote of shareowners.

     AlliedSignal's certificate of incorporation currently authorizes the issuance of up to 20 million shares of preferred stock with terms set by AlliedSignal's board of directors or a committee of the board of directors. If the amendment to the certificate of incorporation described below is approved by AlliedSignal shareowners, 40 million shares of preferred stock will be authorized. This preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of AlliedSignal.

     Moreover, under Delaware law, an acquirer of 15% or more of AlliedSignal shares must wait three years before a business combination with AlliedSignal unless one of the following exceptions is available:

       approval by AlliedSignal's board of directors prior to the time the acquiror became a 15% shareowner of AlliedSignal;

       achieving an ownership level of at least 85% of AlliedSignal shares in the transaction in which the acquiror became a 15% shareowner of AlliedSignal; or approval of the business combination by AlliedSignal's board of directors and at least two-thirds of AlliedSignal's disinterested shareowners.

     Any of these provisions could delay, deter or prevent a tender offer or takeover attempt with respect to AlliedSignal.

PROPOSED AMENDMENT TO ALLIEDSIGNAL'S CERTIFICATE OF INCORPORATION (ITEM 2 ON ALLIEDSIGNAL'S PROXY CARD)

     At the AlliedSignal special meeting, AlliedSignal shareowners will be asked to approve an amendment to AlliedSignal's certificate of incorporation. The amendment will increase the number of authorized shares of AlliedSignal common stock, increase the number of authorized shares of AlliedSignal preferred stock and eliminate certain series of AlliedSignal preferred stock.

     Approval by AlliedSignal shareowners of this amendment is NOT a condition to completing the merger.


     Increase of Authorized Common Stock. AlliedSignal's certificate of incorporation currently authorizes AlliedSignal to issue one billion shares of common stock. The amendment to the certificate of incorporation would increase the number of authorized shares of AlliedSignal common stock to two billion shares. On June 30, 1999, 550,220,660 shares of AlliedSignal common stock were issued and outstanding, not counting shares held in AlliedSignal's treasury.



     AlliedSignal expects that the combined company will issue approximately 240 million shares to Honeywell shareowners in the merger and that approximately 70 million shares of the combined company will be required to be reserved for issuance under AlliedSignal employee stock options, and Honeywell employee stock options converted into AlliedSignal employee stock options in connection with the merger and other stock-based awards and for similar purposes. While the one billion shares of AlliedSignal common stock currently authorized to be issued under AlliedSignal's certificate of incorporation are sufficient to complete the merger, after the merger is completed, the combined company would have only approximately 140 million shares available for future issuance if the proposed amendment to AlliedSignal's certificate of incorporation were not approved by AlliedSignal shareowners.


     Increase of Authorized Preferred Stock. AlliedSignal's certificate of incorporation currently authorizes 20 million shares of preferred stock to be issued. The amendment to the certificate of incorporation would increase the number of authorized shares of AlliedSignal preferred stock to 40 million shares. No shares of AlliedSignal preferred stock are issued or outstanding. The AlliedSignal preferred stock may be issued in one or more series. The board of directors will have the right to set the terms of each series, including dividend rates, convertibility features and prices, voting rights, redemption rights, maturity dates and similar matters.

     Reason for Increase in Common and Preferred Stock. At present we have no plans to issue shares for any purpose other than common stock to be issued in connection with the merger and to meet obligations to deliver shares under employee stock options and similar arrangements. We believe, however, it is desirable to have additional shares available for other corporate reasons that might arise in the future, such as for acquisitions, for a stock split or to raise capital. Under some circumstances, it is possible for a company to use unissued shares for antitakeover purposes, but we have no present intention of taking these actions. Whether or not any future issuance of shares unrelated to the merger would be submitted for shareowner vote depends upon the nature of the issuance, legal and stock exchange requirements and the judgment of the combined company's board of directors at that time.

     Elimination of Series of AlliedSignal Preferred Stock. AlliedSignal's certificate of incorporation currently designates shares of Series A, Series C, Series D, Series F, Series G and Series AA preferred stock. No shares of AlliedSignal preferred stock designated as Series A, Series C, Series D,
Series F, Series G or Series AA are outstanding. The amendment to the certificate of incorporation would eliminate each of these preferred stock series designations.

     The AlliedSignal board of directors recommends that AlliedSignal shareowners vote FOR the proposed amendment to the certificate of incorporation even though approving the amendment is not a condition to completing the merger.

                      WHERE YOU CAN FIND MORE INFORMATION

     AlliedSignal has filed with the SEC a registration statement under the Securities Act that registers the distribution of shares of common stock of the combined company to Honeywell shareowners. The registration statement, including the attached exhibits and schedules, contains additional relevant information about AlliedSignal and Honeywell. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

     In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
Room 1024               Suite 1300                500 West Madison Street
Washington, D.C. 20549  New York, New York 10048  Suite 1400
                                                  Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including AlliedSignal and Honeywell, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to 'incorporate by reference' information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.


ALLIEDSIGNAL'S SEC FILINGS (FILE NO. 1-8974)       DESCRIPTION, PERIOD OR DATE
--------------------------------------------       --------------------------------------------
Annual Report on Form 10-K                         Year ended December 31, 1998
Quarterly Report on Form 10-Q                      Quarter ended March 31, 1999
Current Report on Form 8-K, filed June 8,          Discloses the entering into of the merger
1999                                               agreement and related matters
Current Report on Form 8-K/A, filed                Discloses assumptions upon which the
July 16, 1999                                      expected cost savings relating to the merger
                                                   were based
Current Report on Form 8-K, filed July 16,         Discloses AlliedSignal's financial results
1999                                               for the three- and six-month periods ended
                                                   June 30, 1999
Registration Statement on Form 8-B, filed          Contains a description of the AlliedSignal
August 16, 1985                                    common stock
Definitive Proxy Statement on Schedule 14A         Definitive proxy statement relating to the
                                                   1999 annual meeting of AlliedSignal's
                                                   shareowners (filed on March 9, 1999)

HONEYWELL'S SEC FILINGS (FILE NO. 1-971)
--------------------------------------------
Annual Report on Form 10-K                         Year ended December 31, 1998
Quarterly Report on Form 10-Q                      Quarter ended April 4, 1999
Current Report on Form 8-K, filed June 7,          Discloses the entering into of the merger
1999                                               agreement and related matters
Current Report on Form 8-K, filed                  Attaches as an exhibit the form of
June 16, 1999                                      employment agreement to be entered into by
                                                   the combined company and Michael R.
                                                   Bonsignore
Current Report on Form 8-K, filed July 22,         Discloses Honeywell's financial results for
1999                                               the second quarter and first half of 1999
Definitive Proxy Statement on Schedule 14A         Definitive proxy statement relating to 1999
                                                   annual meeting of Honeywell's shareowners
                                                   (filed on March 9, 1999)


     We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of our special meetings. These documents include periodic reports, which may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through AlliedSignal or Honeywell, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:


AlliedSignal Inc.                       Honeywell Inc.
101 Columbia Road                       2701 Fourth Avenue South
P.O. Box 2245                           Minneapolis, Minnesota 55408
Morris Township, New Jersey 07962-2245  Attention: Office of Investor Relations
Attention: Corporate Publication        Telephone No.: (612) 951-2122
Telephone No.: (973) 455-5402



     If you would like to request documents, please do so by August 25, 1999 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


     We have not authorized anyone to give any information or make any representation about the merger of our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about AlliedSignal has been supplied by AlliedSignal, and information about Honeywell has been supplied by Honeywell.

                                    EXPERTS

     The consolidated financial statements of AlliedSignal incorporated in this joint proxy statement/prospectus by reference to AlliedSignal's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of

PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in auditing and accounting.

     The consolidated financial statements and the related financial statement schedules of Honeywell incorporated in this joint proxy statement/prospectus by reference from Honeywell's Annual Report on Form 10-K for the years ended December 31, 1998, 1997 and 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited consolidated financial information of AlliedSignal for the three-month periods ended March 31, 1999 and 1998, incorporated by reference in this joint proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 13, 1999 incorporated by reference in this joint proxy statement/prospectus, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the common stock offered by this joint proxy statement/prospectus will be passed upon for AlliedSignal by
J. Edward Smith, Assistant General Counsel, Corporate and Finance, of AlliedSignal. Certain legal matters relating to federal income tax matters relating to the merger will be passed upon for AlliedSignal by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain legal matters relating to federal income tax matters relating to the merger will be passed upon for Honeywell by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                       SUBMISSION OF SHAREOWNER PROPOSALS

ALLIEDSIGNAL OR THE COMBINED COMPANY

     Shareowners may submit proposals on matters appropriate for shareowner action at annual meetings of AlliedSignal and after completion of the merger, the combined company, consistent with regulations adopted by the SEC. Proposals submitted for inclusion in AlliedSignal's, or if the merger is complete, the combined company's, proxy statement and form of proxy for the 2000 annual meeting of AlliedSignal, or if the merger is complete, the combined company, are subject to the requirements of Rule 14a-8 of the proxy rules adopted by the SEC, and must be received by AlliedSignal, or the combined company, as the case may be, not later than November 9, 1999. If a shareowner of AlliedSignal, or the combined company, as the case may be, intends to present a proposal for consideration at the 2000 annual shareowner's meeting of AlliedSignal or the combined company, as the case may be, outside the processes of Rule 14a-8, AlliedSignal or the combined company, as the case may be, must receive notice of such proposal on or before January 24, 2000, or such notice will be considered untimely under Rule 14a-4(c)(1) of the SEC's proxy rules, and AlliedSignal's or the combined company's, as the case may be, proxies will have discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials. Proposals should be directed to the attention of the Secretary, AlliedSignal Inc. or Honeywell International Inc. (as the case may be), P.O. Box 4000, Morris Township, New Jersey 07962.

HONEYWELL

     Honeywell will hold an annual meeting in the year 2000 only if the merger has not already been completed. If the annual meeting is held, shareowners' proposals will be eligible for consideration for inclusion in the proxy statement for the 2000 annual meeting under Rule 14a-8 if the proposals are received by Honeywell no later than November 9, 1999. If a Honeywell shareowner intends to present a proposal for consideration, or make a nomination for director, at the 2000 annual shareowners' meeting outside the processes of Rule 14a-8, the shareowner, in accordance with Honeywell's by-laws, must notify Honeywell not earlier than December 22, 1999 and not later than January 21, 2000, and that notice must meet other requirements contained in Honeywell's by-laws.


     Any Honeywell shareowner who wishes to submit a shareowner proposal or a nomination for directors, or who would like to receive a copy of the relevant section of the by-laws, should contact the Vice President and Corporate Secretary, Honeywell Inc., 2701 Fourth Avenue South, Minneapolis,
Minnesota 55408.

                                    ANNEXES

                                                                         ANNEX A





                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                  June 4, 1999

                                     among

                                 HONEYWELL INC.,

                                ALLIEDSIGNAL INC.

                                      and

                            BLOSSOM ACQUISITION CORP.

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
                                        ARTICLE I
                                       THE MERGER
          SECTION 1.1  The Merger..................................................   A-1
          SECTION 1.2  Conversion Of Shares........................................   A-2
          SECTION 1.3  Surrender And Payment.......................................   A-2
          SECTION 1.4  Stock Options and Equity Awards.............................   A-3
          SECTION 1.5  Adjustments.................................................   A-4
          SECTION 1.6  Fractional Shares...........................................   A-4
          SECTION 1.7  Withholding Rights..........................................   A-4
          SECTION 1.8  Lost Certificates...........................................   A-5
          SECTION 1.9  Shares Held by Company Affiliates...........................   A-5
          SECTION 1.10 Appraisal Rights............................................   A-5

                                       ARTICLE II
                               CERTAIN GOVERNANCE MATTERS

          SECTION 2.1  Parent Name Change..........................................   A-5
          SECTION 2.2  Parent Board of Directors; CEO..............................   A-5
          SECTION 2.3  Certificate of Incorporation of the Surviving Corporation...   A-6
          SECTION 2.4  By-laws of the Surviving Corporation........................   A-6
          SECTION 2.5  Directors and Officers of the Surviving Corporation.........   A-6

                                       ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          SECTION 3.1  Corporate Existence and Power...............................   A-6
          SECTION 3.2  Corporate Authorization.....................................   A-6
          SECTION 3.3  Governmental Authorization..................................   A-7
          SECTION 3.4  Non-Contravention...........................................   A-7
          SECTION 3.5  Capitalization..............................................   A-8
          SECTION 3.6  Subsidiaries................................................   A-8
          SECTION 3.7  Commission Filings..........................................   A-9
          SECTION 3.8  Financial Statements........................................   A-9
          SECTION 3.9  Disclosure Documents........................................  A-10
          SECTION 3.10 Absence of Certain Changes..................................  A-10
          SECTION 3.11 No Undisclosed Material Liabilities.........................  A-11
          SECTION 3.12 Litigation..................................................  A-11
          SECTION 3.13 Taxes.......................................................  A-11
          SECTION 3.14 Employee Benefit Plans......................................  A-12
          SECTION 3.15 Compliance with Laws........................................  A-13
          SECTION 3.16 Finders' or Advisors' Fees..................................  A-13
          SECTION 3.17 Environmental Matters.......................................  A-13
          SECTION 3.18 Opinion of Financial Advisor................................  A-14
          SECTION 3.19 Pooling; Tax Treatment......................................  A-14
          SECTION 3.20 Takeover Statutes and Charter Provisions....................  A-14
          SECTION 3.21 Rights Agreement............................................  A-14
          SECTION 3.22 Intellectual Property Matters...............................  A-14
          SECTION 3.23 Year 2000 Compliance Matters................................  A-15

                                       ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF PARENT

          SECTION 4.1  Corporate Existence and Power...............................  A-15
          SECTION 4.2  Corporate Authorization.....................................  A-15
          SECTION 4.3  Governmental Authorization..................................  A-16

                                                                                     Page
                                                                                     ----
          SECTION 4.4  Non-Contravention...........................................  A-16
          SECTION 4.5  Capitalization..............................................  A-17
          SECTION 4.6  Subsidiaries................................................  A-17
          SECTION 4.7  Commission Filings..........................................  A-18
          SECTION 4.8  Financial Statements........................................  A-18
          SECTION 4.9  Disclosure Documents........................................  A-18
          SECTION 4.10 Absence of Certain Changes..................................  A-19
          SECTION 4.11 No Undisclosed Material Liabilities.........................  A-20
          SECTION 4.12 Litigation..................................................  A-20
          SECTION 4.13 Taxes.......................................................  A-20
          SECTION 4.14 Employee Benefit Plans......................................  A-20
          SECTION 4.15 Compliance with Laws........................................  A-21
          SECTION 4.16 Finders' or Advisors' Fees..................................  A-21
          SECTION 4.17 Environmental Matters.......................................  A-22
          SECTION 4.18 Opinion of Financial Advisor................................  A-22
          SECTION 4.19 Pooling; Tax Treatment......................................  A-22
          SECTION 4.20 Takeover Statutes...........................................  A-22
          SECTION 4.21 Intellectual Property Matters...............................  A-22
          SECTION 4.22 Year 2000 Compliance Matters................................  A-22

                                        ARTICLE V
                                COVENANTS OF THE COMPANY

          SECTION 5.1  Conduct of the Company......................................  A-23
          SECTION 5.2  Company Stockholder Meeting; Proxy Material.................  A-24

                                       ARTICLE VI
                                   COVENANTS OF PARENT

          SECTION 6.1  Conduct of Parent...........................................  A-25
          SECTION 6.2  Obligations of Merger Subsidiary............................  A-27
          SECTION 6.3  Director and Officer Liability..............................  A-27
          SECTION 6.4  Parent Stockholder Meeting; Form S-4........................  A-28
          SECTION 6.5  Stock Exchange Listing......................................  A-28
          SECTION 6.6  Employee Benefits...........................................  A-28
          SECTION 6.7  Employment Agreement........................................  A-30

                                       ARTICLE VII
                           COVENANTS OF PARENT AND THE COMPANY

          SECTION 7.1  Reasonable Best Efforts.....................................  A-30
          SECTION 7.2  Certain Filings.............................................  A-31
          SECTION 7.3  Access to Information.......................................  A-32
          SECTION 7.4  Tax and Accounting Treatment................................  A-32
          SECTION 7.5  Public Announcements........................................  A-32
          SECTION 7.6  Further Assurances..........................................  A-32
          SECTION 7.7  Notices of Certain Events...................................  A-32
          SECTION 7.8  Affiliates..................................................  A-33
          SECTION 7.9  Payment of Dividends........................................  A-33
          SECTION 7.10 No Solicitation.............................................  A-33
          SECTION 7.11 Letters from Accountants....................................  A-35
          SECTION 7.12 Takeover Statutes...........................................  A-36
          SECTION 7.13 Headquarters................................................  A-36
          SECTION 7.14 Integration.................................................  A-36
          SECTION 7.15 Transfer Statutes...........................................  A-36
          SECTION 7.16 Section 16(b)...............................................  A-36

                                                                                     Page
                                                                                     ----
                                      ARTICLE VIII
                                CONDITIONS TO THE MERGER

          SECTION 8.1  Conditions to the Obligations of Each Party.................  A-37
          SECTION 8.2  Conditions to the Obligations of Parent and Merger
                       Subsidiary..................................................  A-37
          SECTION 8.3  Conditions to the Obligations of the Company................  A-38

                                       ARTICLE IX
                                       TERMINATION

          SECTION 9.1  Termination.................................................  A-39
          SECTION 9.2  Effect of Termination.......................................  A-40

                                        ARTICLE X
                                      MISCELLANEOUS

          SECTION 10.1  Notices....................................................  A-40
          SECTION 10.2  Non-Survival of Representations and Warranties.............  A-41
          SECTION 10.3  Amendments; No Waivers.....................................  A-41
          SECTION 10.4  Expenses...................................................  A-41
          SECTION 10.5  Company Termination Fee....................................  A-41
          SECTION 10.6  Parent Termination Fee.....................................  A-42
          SECTION 10.7  Successors and Assigns.....................................  A-43
          SECTION 10.8  Governing Law..............................................  A-43
          SECTION 10.9  Jurisdiction...............................................  A-43
          SECTION 10.10 Waiver of Jury Trial.......................................  A-44
          SECTION 10.11 Counterparts; Effectiveness................................  A-44
          SECTION 10.12 Entire Agreement...........................................  A-44
          SECTION 10.13 Captions...................................................  A-44
          SECTION 10.14 Severability...............................................  A-44

EXHIBITS (Omitted)
Exhibit A -- Form of By-laws Amendment
Exhibit B -- Form of Employment Agreement
Exhibit C -- Form of Parent Affiliate's Letter
Exhibit D -- Form of Company Affiliate's Letter

                                  DEFINITIONS

                                                                  Section
368 Reorganization..........................................      SECTION 3.19(b)
Acquisition Proposal........................................      SECTION 7.10(b)
Affected Employees..........................................      SECTION 6.6(b)
Agreement...................................................      Preamble
Canadian Act................................................      SECTION 4.3
Certificate.................................................      SECTION 1.2(c)
Change in Control...........................................      SECTION 6.6(a)
Closing.....................................................      SECTION 1.1(d)
Closing Date................................................      SECTION 1.1(d)
Code........................................................      Recitals
Common Stock Issuance.......................................      SECTION 4.2(a)
Common Stock Issuance Approval..............................      SECTION 4.2(a)
Commission..................................................      Recitals
Company.....................................................      Preamble
Company 10-K................................................      SECTION 3.6(b)
Company 10-Q................................................      SECTION 3.7(a)
Company Balance Sheet.......................................      SECTION 3.8
Company Balance Sheet Date..................................      SECTION 3.8
Company Commission Documents................................      SECTION 3.7(a)
Company Common Stock........................................      Recitals
Company Convertible Security................................      SECTION 3.5
Company Employee Plans......................................      SECTION 3.14(a)
Company Disclosure Schedules................................      Article III
Company Option Agreement....................................      Recitals
Company Preferred Stock.....................................      SECTION 3.5
Company Proxy Statement.....................................      SECTION 3.9(a)
Company Rights..............................................      SECTION 3.5
Company Rights Agreement....................................      SECTION 3.5
Company Stock Option........................................      SECTION 1.4(a)
Company Stock Plans.........................................      SECTION 1.4(a)
Company Stockholder Approval................................      SECTION 3.2
Company Stockholder Meeting.................................      SECTION 5.2
Company Subsidiary Convertible Security.....................      SECTION 3.6(b)
Confidentiality Agreement...................................      SECTION 7.3
Delaware Law................................................      SECTION 1.1(b)
EC Merger Regulation........................................      SECTION 3.3
Effective Time..............................................      SECTION 1.1(a)
End Date....................................................      SECTION 9.1(b)(i)
Environmental Laws..........................................      SECTION 3.17(b)
ERISA.......................................................      SECTION 3.14(a)
Exchange Act................................................      SECTION 3.3(f)
Exchange Agent..............................................      SECTION 1.3(a)
Exchange Ratio..............................................      SECTION 1.2(a)(iii)
Form S-4....................................................      SECTION 4.9(a)
GAAP........................................................      Recitals
Hazardous Materials.........................................      SECTION 3.17(b)
HSR Act.....................................................      SECTION 3.3
Indemnitees.................................................      SECTION 6.3(a)
Intellectual Property.......................................      SECTION 3.23(b)
Lien........................................................      SECTION 3.4
Material Adverse Effect.....................................      SECTION 3.1
Merger......................................................      Recitals

Merger Consideration........................................      SECTION 1.2(b)
Merger Subsidiary...........................................      Preamble
NYSE........................................................      SECTION 1.6
Option Agreements...........................................      Recitals
Parent......................................................      Preamble
Parent 10-K.................................................      SECTION 4.6(b)
Parent 10-Q.................................................      SECTION 4.7(a)
Parent Balance Sheet........................................      SECTION 4.8
Parent Balance Sheet Date...................................      SECTION 4.8
Parent Commission Documents.................................      SECTION 4.7(a)
Parent Common Stock.........................................      Recitals
Parent Convertible Security.................................      SECTION 4.5
Parent Disclosure Schedules.................................      Article IV
Parent Employee Plans.......................................      SECTION 4.14(a)
Parent Option Agreement.....................................      Recitals
Parent Preferred Stock......................................      SECTION 4.5
Parent Proxy Statement......................................      SECTION 4.9(a)
Parent Stockholder Approval.................................      SECTION 4.2(a)
Parent Stockholder Meeting..................................      SECTION 6.4(a)
Parent Subsidiary Convertible Security......................      SECTION 4.6(b)
Person......................................................      SECTION 1.3(c)
Securities Act..............................................      SECTION 1.4(c)
Shares......................................................      Recitals
Subsidiary..................................................      SECTION 3.6(a)
Superior Proposal...........................................      SECTION 7.10(b)
Surviving Corporation.......................................      SECTION 1.1(b)
Tax Returns.................................................      SECTION 3.13
Taxes.......................................................      SECTION 3.13

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this 'Agreement') dated as of June 4, 1999 by and among HONEYWELL INC., a Delaware corporation (the 'Company'), ALLIEDSIGNAL INC., a Delaware corporation ('Parent'), and BLOSSOM ACQUISITION CORP., a newly formed Delaware corporation and a wholly owned subsidiary of Parent ('Merger Subsidiary').

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth in this Agreement (the 'Merger');

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a 'reorganization' within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the 'Code');

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a 'pooling of interests' under United States generally accepted accounting principles ('GAAP') and the rules and regulations of the Securities and Exchange Commission (the 'Commission'); and

     WHEREAS, as a condition and inducement to each of Parent's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into (i) a Stock Option Agreement dated as of the date of this Agreement (the 'Parent Option Agreement'), pursuant to which the Company is granting to Parent an option to purchase shares of common stock, par value $1.50 per share, of the Company ('Company Common Stock') at $109.453 per share, under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement (the 'Company Option Agreement' and, together with the Parent Option Agreement, the 'Option Agreements'), pursuant to which Parent is granting to the Company an option to purchase shares of the common stock, par value $1.00 per share, of Parent ('Parent Common Stock') at $58.375 per share, under certain circumstances.

     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.1 The Merger.

     (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and Parent, at such later time as is specified in the certificate of merger (the 'Effective Time').

     (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware (the 'Delaware Law'), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the 'Surviving Corporation').

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

     (d) The closing of the Merger (the 'Closing') shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, as soon as practicable, but in any event within three business days, after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the 'Closing Date').

     SECTION 1.2 Conversion Of Shares.

     (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

          (i) each share of the Company Common Stock held by the Company as treasury stock or owned by Parent or any subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in
     Section 1.2(a)(i), be converted into the right to receive 1.875 shares of Parent Common Stock (the 'Exchange Ratio').

     (b) All Parent Common Stock issued as provided in Section 1.2(a)(iii) shall be of the same class and shall have the same terms as the currently outstanding Parent Common Stock. The shares of Parent Common Stock to be received as consideration pursuant to the Merger with respect to shares of Company Common Stock (together with cash in lieu of fractional shares of Parent Common Stock as specified below) is referred to herein as the 'Merger Consideration.'

     (c) From and after the Effective Time, all shares of Company Common Stock converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a 'Certificate') shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.2(a)(ii).

     SECTION 1.3 Surrender And Payment.

     (a) Prior to the Effective Time, Parent shall appoint The Bank of New York or such other exchange agent reasonably acceptable to the Company (the 'Exchange Agent') for the purpose of exchanging Certificates for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

     (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate.

Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, 'Person' means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this
Article I.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this
Section 1.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

     (f) No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

     SECTION 1.4 Stock Options and Equity Awards.

     (a) At the Effective Time, each outstanding employee or director option to purchase shares of Company Common Stock (a 'Company Stock Option') granted under the Company's plans or agreements pursuant to which Company Stock Options or other stock-based awards of the Company have been or may be granted (collectively, the 'Company Stock Plans'), whether vested or not vested, shall be deemed assumed by Parent. At and after the Effective Time (1) each Company Stock Option then outstanding shall entitle the holder thereof to acquire the number (rounded down to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by
(y) the Exchange Ratio, and (2) the exercise price per share of Parent Common Stock subject to any such Company Stock Option at and after the Effective Time shall be an amount (rounded down to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Company Common Stock subject to such Company Stock Option prior to the Effective Time, divided by (y) the Exchange Ratio. Other than as provided above, as of and after the Effective Time, each Company Stock Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time (including, but not limited to, the acceleration of exercisability as of the date of approval of the Merger by the shareholders of the Company), but giving effect to the Merger. Prior to the approval of the Merger by the shareholders of the Company, the Company shall take all actions necessary to cause all restricted shares, restricted stock units and any other stock-based awards outstanding under the Company Stock Plans and the Honeywell Non-Employee Directors Fee and Stock Unit Plan which would otherwise be settled in cash to be settled in shares of Parent Common Stock (with, in the case of restricted stock units, each such unit representing one share of Company Common Stock and with the number of shares of Parent Common Stock to be issued reflecting the Exchange Ratio). To the extent that any such award of restricted shares, restricted stock units or other stock-based award does not become fully vested and free of restrictions in connection with the transactions contemplated hereby, such award shall be converted into a similar award for that number of shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock subject to the portion of such award which had not become fully vested and free of restrictions and (2) the Exchange Ratio, and shall otherwise remain subject to the terms and conditions in effect immediately prior to the Effective Time (it being understood that any performance criteria to which such award remains subject may be equitably adjusted by the Management Development and Compensation Committee of Parent Board (taking into account the recommendation of the Personnel Committee of the Company Board) to reflect the consummation of the Merger).

     (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options and settlement of other stock-based awards of the Company at and after the Effective Time.

     (c) On or as soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Parent Common Stock subject to Company Stock Options and other stock-based awards of the Company, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or 'blue sky' laws, for so long as such options or other stock-based awards remain outstanding.

     SECTION 1.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     SECTION 1.6 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.6, an amount of cash, without interest thereon (rounded to the nearest whole cent), equal to the product of (i) such fraction of a share of Parent Common Stock, multiplied by (ii) the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange (the 'NYSE') Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the ten trading-day period immediately preceding the Closing Date.

     SECTION 1.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 1.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as the Surviving Corporation may direct (which shall not exceed amounts generally required by Parent from holders of Parent Common Stock under similar circumstances), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this Article I.

     SECTION 1.9 Shares Held by Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an 'affiliate' of the Company (identified pursuant to Section 7.8) until the Person shall have delivered to Parent and the Company a duly executed letter as contemplated by Section 7.8.

     SECTION 1.10 Appraisal Rights. In accordance with Section 262 of the Delaware Law, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

                                   ARTICLE II
                           CERTAIN GOVERNANCE MATTERS

     SECTION 2.1 Parent Name Change. At the Effective Time, Parent shall cause its certificate of incorporation to be amended to change its name to 'Honeywell International Inc.' by causing a Subsidiary of Parent to be merged with and into Parent and having the terms of such merger provide for such name change.

     SECTION 2.2 Parent Board of Directors; CEO; By-law Amendment.

     (a) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to cause the Board of Directors of Parent to consist, as of the Effective Time, of fifteen directors, (x) nine of whom shall be persons designated by Parent who were directors of Parent prior to the Effective Time and (y) six of whom shall be persons designated by the Company who were directors of the Company prior to the Effective Time. No more than one person who is an officer of Parent shall be designated by Parent, and no more than one person who is an officer of the Company shall be designated by the Company, in each case pursuant to the prior sentence. If any such persons are not able to serve, the party on whose Board such person presently sits shall select a replacement. The persons designated to serve as directors by each party shall be apportioned proportionately among each of the three classes of directors; it being understood, however, that Michael R. Bonsignore shall be elected to serve as a member of the class with the longest tenure as of the Effective Time.

     (b) Prior to the Effective Time, the Board of Directors of Parent shall take all necessary actions to cause (x) the following committees of the Board of Directors of Parent to exist as of the Effective Time: Audit Committee, Corporate Governance Committee, Corporate Responsibility Committee, Management Development and Compensation Committee, Retirement Plans and Finance Committee and Technology Committee; and (y) the Chairpersons of four of those committees to be persons designated by Parent and the Chairpersons of two of those committees to be persons designated by the Company.

     (c) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary (x) to cause Michael R. Bonsignore to be elected as Chief Executive Officer of Parent as of the Effective Time, (y) to cause Michael
R. Bonsignore to be elected as Chairman of the Board of Directors of Parent effective as of April 1, 2000 or such earlier date as Lawrence A. Bossidy shall retire as Chairman of the Board of Directors of Parent, and (z) to create an

Executive Office (the 'Executive Office') as of the Effective Time consisting of Lawrence A. Bossidy until his retirement as Chairman of the Board of Directors of Parent, Michael R. Bonsignore as the Chief Executive Officer of Parent and, after the retirement of Lawrence A. Bossidy, as Chairman of the Board of Directors of Parent, and Robert D. Johnson and Giannantonio Ferrari, each of whom shall be elected as a Chief Operating Officer and an Executive Vice President of Parent.

     (d) At the Effective Time, Parent shall cause its By-laws to be amended to incorporate the provisions set forth in Exhibit A hereto (such amendment of the By-laws of Parent being referred to herein as the 'By-laws Amendment').

     SECTION 2.3 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation (until amended in accordance with applicable law), except that the first sentence of Article FOURTH thereof shall be amended as of the Effective Time to read in its entirety as follows: 'The Corporation shall have the authority to issue 1,000 shares of par value $1.50 per share designated as Common Stock.'

     SECTION 2.4 By-laws of the Surviving Corporation. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (until amended in accordance with applicable law).

     SECTION 2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, who shall consist as of the Effective Time of those people mutually agreed upon by the chief executive officers of the Company and Parent, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent that except as set forth in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the 'Company Disclosure Schedules') or the Company Commission Documents (as defined in Section 3.7(a)) filed prior to the date of this Agreement:

     SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a 'Material Adverse Effect' with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of this Person and its Subsidiaries, taken as a whole, except to the extent resulting from any changes in general United States or global economic conditions or general economic conditions in industries in which the Person competes or resulting from the announcement of the transaction or any action required to be taken by the terms hereof. The Company has heretofore made available to Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

     SECTION 3.2 Corporate Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in accordance with Delaware Law (the 'Company Stockholder Approval') in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding shares of Company Common Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, in favor of the approval and adoption of this Agreement and the Merger is the only vote of the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreements by Parent and/or Merger Subsidiary, as applicable, each of this Agreement and the Option Agreements constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

     (b) The Company's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger), and (iii) resolved (subject to Section 5.2) to recommend that the Company stockholders vote for the approval and adoption of this Agreement and the Merger.

     SECTION 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the 'HSR Act'), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the 'EC Merger Regulation'), (d) compliance with any other applicable requirements of foreign anti-trust or investment laws, (e) compliance with any applicable environmental transfer statutes, (f) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the 'Exchange Act'), (g) compliance with any applicable requirements of the Securities Act and (h) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Company's consummation of the Merger.

     SECTION 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in
Section 3.3 and subject to receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries (as defined in Section 3.6), (c) subject to receipt of the Company Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, 'Lien' means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on Parent or the Surviving Corporation immediately after the Effective Time.

     SECTION 3.5 Capitalization. The authorized capital stock of the Company consists of 375,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (of which 2,000,000 are designated 'Series B Junior Participating Preferred Stock' and the remaining shares of such preferred stock are not subject to any designation) (the 'Company Preferred Stock'). As of the close of business on June 1, 1999, there were outstanding (i) 126,841,802 shares of Company Common Stock and (ii) no shares of Company Preferred Stock (all of the Series B Junior Participating Preferred Stock being reserved for issuance in accordance with the Rights Agreement (the 'Company Rights Agreement'), dated as of January 16, 1996, by and between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, pursuant to which the Company has issued rights to purchase the Series B Junior Participating Preferred Stock ('Company Rights')) and no other shares of capital stock or other voting securities of the Company were then outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) Company Stock Options to acquire no more than 6,491,358 shares of Company Common Stock issued pursuant to the Company Stock Plans, (b) Company Rights none of which are exercisable, (c) the option granted pursuant to the Parent Option Agreement, (d) stock units for no more than 231,954 shares of Company Common Stock and (e) shares issuable under the Company's employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on June 1, 1999, there were no outstanding options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a 'Company Convertible Security'). Since the close of business on June 1, 1999, the Company has not issued any shares of capital stock or any Company Convertible Securities other than the issuance of Company Common Stock in connection with the exercise of the Company Stock Options described in clause (a) above and/or as permitted by
Section 5.1 hereof. Except as required by the terms of any Company Stock Options, the Blossom Non-Employee Directors Fee and Stock Unit Plan and/or as permitted by Section 5.1, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Convertible Securities.

     SECTION 3.6 Subsidiaries.

     (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the word 'Subsidiary' when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (b) Except for directors' qualifying shares and except as set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998 (the 'Company 10-K'), all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in rule 12b-2 under the Exchange Act) of the Company is, directly or indirectly, owned by the Company. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Company, directly or indirectly, owned by the Company are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a 'Company Subsidiary Convertible Security'). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than the Company or a wholly owned Subsidiary of the Company) any outstanding shares of capital stock of any Subsidiary of the Company or any Company Subsidiary Convertible Securities.

     SECTION 3.7 Commission Filings.

     (a) The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1998, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1998 (the documents referred to in this Section 3.7(a) being referred to collectively as the 'Company Commission Documents'). The Company's quarterly report on
Form 10-Q for its fiscal quarter ended April 4, 1999 is referred to as the 'Company 10-Q'.

     (b) As of its filing date, each Company Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

     (c) As of its filing date, each Company Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed by the Company pursuant to the Securities Act since December 31, 1996, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on

Form 10-Q referred to in Section 3.7 present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, 'Company Balance Sheet' means the consolidated balance sheet of the Company as of April 4, 1999 set forth in the Company 10-Q and 'Company Balance Sheet Date' means April 4, 1999.

     SECTION 3.9 Disclosure Documents.

     (a) Neither the proxy statement of the Company (the 'Company Proxy Statement') to be filed with the Commission in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Parent Proxy Statement (as defined in Section 4.9) or in the Form S-4 (as defined in Section 4.9) or any amendment or supplement thereto will, at the time the Parent Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Parent or at the time the stockholders vote on the matters constituting the Parent Stockholder Approval (as defined in Section 4.2) or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.10 Absence of Certain Changes. Since the Company Balance Sheet Date and, other than with respect to clause (a) below, prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has not been:

     (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than regular quarterly cash dividends payable by the Company in respect of the shares of Company Common Stock consistent with past practice), or any repurchase (other than repurchases of Company Common Stock which occurred subsequent to the Company Balance Sheet Date and prior to the date hereof), redemption or other acquisition by the Company or any of its Significant Subsidiaries of any outstanding shares of their capital stock or any Company Convertible Securities or Company Subsidiary Convertible Securities (except (x) as required by the terms of any Company Stock Option, (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operation of such plan consistent with past practice and/or (z) as otherwise permitted by Section 5.1);

     (c) any amendment of any material term of any outstanding security of the Company or any of its Significant Subsidiaries;

     (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

     (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

     (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice or as permitted by this Agreement; or

     (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

     SECTION 3.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

     (b) liabilities incurred since such date in the ordinary course of business;

     (c) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

     (d) liabilities disclosed in the Company Commission Documents filed prior to the date of this Agreement; and

     (e) liabilities under this Agreement.

     SECTION 3.12 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.13 Taxes. Except as provided for in the Company Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent. For purposes of this Agreement, 'Taxes' shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, 'Tax Returns' shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 3.14 Employee Benefit Plans.

     (a) For purposes of this Agreement, the term 'Company Employee Plans' shall mean and include: each material management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Company Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or director or former employee or director of the Company or any Subsidiary, or under which the Company has any liability contingent or otherwise (including but not limited to each material 'employee benefit plan,' as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), but excluding any such plan that is a 'multiemployer plan,' as defined in Section 3(37) of ERISA).

     (b) Each Company Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). All contributions required to be made under the terms of any Company Employee Plan maintained in the United States have been made, and, where applicable to a Company Employee Plan, the Company and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and
Section 302 of ERISA with respect to each such Company Employee Plan.

     (d) Each Company Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section

501(a) of the Code and, to the Company's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

     (e) No director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Company Stock Plans or other benefit under any compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby; and (ii) no payment made or to be made to any current or former employee or director of the Company or any of its affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event) will constitute an 'excess parachute payment' within the meaning of Section 280G of the Code.

     (f) Since the Company Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

     (g) The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company and its Subsidiaries are pending or threatened, nor are the Company and its Subsidiaries involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Company Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on the Company.

     SECTION 3.15 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     SECTION 3.16 Finders' or Advisors' Fees. Except for Bear, Stearns & Co. Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.17 Environmental Matters.

     (a) Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed within the past three years against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws; and
(iii) to the knowledge of the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

     (b) For purposes of this Section 3.17 and Section 4.17, the term 'Environmental Laws' means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term 'Hazardous Material' means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. 'SS' 300.5.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date of its opinion, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

     SECTION 3.19 Pooling; Tax Treatment.

     (a) The Company intends that the Merger be accounted for under the 'pooling of interests' method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the SEC.

     (b) Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to the Company or its affiliates that would prevent the Merger from qualifying (i) for 'pooling of interests' accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a '368 Reorganization').

     SECTION 3.20 Takeover Statutes and Charter Provisions. The Board of Directors of the Company has taken the necessary action to render Section 203 of the Delaware Law, any other potentially applicable anti-takeover or similar statute or regulation and the provisions of Sections A and B.2 of Article EIGHTH of the Company's certificate of incorporation inapplicable to this Agreement and the Parent Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 3.21 Rights Agreement. The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Parent Option Agreement and the other transactions contemplated hereby and thereby and for the rights to expire as of the Effective Time.

     SECTION 3.22 Intellectual Property Matters.

     (a) The Company and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property (as defined in Section 3.23(b)) necessary for their operations as presently conducted or as contemplated to be conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The conduct of the Company's and its Subsidiaries' businesses as currently conducted or contemplated to be conducted does not interfere, infringe, misappropriate or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the best of the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (b) The term 'Intellectual Property' as used in this Agreement means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

     SECTION 3.23 Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on the Company, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by the Company and computer software incorporated in products manufactured by the Company and its Subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize the advent of the year 2000 without any adverse change in operation associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by the Company and its Subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on the Company.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that except as set forth in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the 'Parent Disclosure Schedules') and Parent Commission Documents (as defined in Section 4.7) filed prior to the date hereof:

     SECTION 4.1 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore made available to the Company true and complete copies of Parent's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect. As of the date hereof, neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock.

     SECTION 4.2 Corporate Authorization.

     (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, and, except for the required approval of Parent's stockholders, for the issuance of Parent Common Stock (the 'Common Stock Issuance') in connection with the Merger (the 'Common Stock Issuance Approval' or the 'Parent Stockholders Approval'), the Common Stock Issuance is in accordance with the rules and regulations of the NYSE. The affirmative vote of the holders of shares of Parent Common Stock having votes representing a majority of the votes cast with respect to the Common Stock Issuance, voting together as a single class, in favor of the Common Stock Issuance (provided that the total number of the votes cast in favor and against the Common Stock Issuance represents over 50% of all of votes eligible to be cast by all holders of Parent

Common Stock) is the only vote of the holders of any of Parent's capital stock necessary in connection with obtaining the Common Stock Issuance Approval. Assuming due authorization, execution and delivery of this Agreement and the Option Agreements by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary and the Option Agreements constitute valid and binding agreements of Parent, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) Parent's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Parent's stockholders, (ii) approved this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger, the Common Stock Issuance and the By-laws Amendment), and
(iii) resolved (subject to Section 6.4) to recommend that Parent's stockholders vote in favor of the Common Stock Issuance.

     SECTION 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger, and a certificate of merger in connection with the merger contemplated by Section 2.1, in each case in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any other applicable requirements of foreign anti-trust or investments laws, (e) compliance with any applicable environmental transfer statutes, (f) compliance with any applicable requirements of the Exchange Act, (g) compliance with any applicable requirements of the Securities Act, and (h) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay Parent's and/or Merger Subsidiary's consummation of the Merger.

     SECTION 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3 and subject to receipt of the Parent Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) subject to receipt of the Parent Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on Parent immediately after the Effective Time.

     SECTION 4.5 Capitalization. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, without par value (of which 51,250 are designated '$91.25 Series A Cumulative Preferred Shares', 3,593,281 are designated '$6.74 Series C Cumulative Convertible Preferred Shares', 984,089 are designated '$12 Series D Cumulative Convertible Preferred Shares', 2,755,173 are designated 'Adjustable Rate Series F Cumulative Preferred Shares,' 24,929 are designated '$86.25
Series G Cumulative Preferred Shares', 968,754 are designated '8.25% Series AA Cumulative Convertible Preferred Shares,' and the remaining shares of such preferred stock are not subject to any designation) ('Parent Preferred Stock'). As of the close of business on June 3, 1999, there were outstanding 549,289,134 shares of Parent Common Stock, no shares of Parent Preferred Stock and no other shares of capital stock or other voting securities of Parent were outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) employee or director stock options to acquire no more than 38,472,492 shares of Parent Common Stock, (b) shares of Parent Common Stock to be issued in connection with the Merger, (c) the option granted pursuant to the Company Option Agreement and
(d) 1,458,867 shares issuable pursuant to Parent's employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on June 3, 1999, there were no outstanding options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a 'Parent Convertible Security'). Since the close of business on June 3, 1999, Parent has not issued any shares of capital stock or Parent Convertible Securities, other than in connection with the exercise of employee stock options described in clause (a) above and/or as permitted by Section 6.1 hereof. Except as required by the terms of any employee or director stock options and/or as permitted by 6.1, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent and of any Parent Convertible Securities.

     SECTION 4.6 Subsidiaries.

     (a) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) Except for directors' qualifying shares and except as set forth in Parent's annual report on Form 10-K for the fiscal year ended December 31, 1998 ('Parent 10-K'), all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Parent is owned, directly or indirectly, by Parent. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Parent owned, directly or indirectly, by Parent are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. There are no outstanding options, warrants or other rights to acquire, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Parent, obligating Parent or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a 'Parent Subsidiary Convertible Security'). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than Parent or a wholly owned Subsidiary of Parent) any outstanding shares of capital stock of any Subsidiary of Parent or any Parent Subsidiary Convertible Securities.

     SECTION 4.7 Commission Filings.

     (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1998, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1998 (the documents referred to in this Section 4.7(a) being referred to collectively as the 'Parent Commission Documents'). Parent's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1999 is referred to as the 'Parent 10-Q'.

     (b) As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

     (c) As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed by Parent pursuant to the Securities Act since December 31, 1996, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.7 present fairly, in all material respects, the financial position of Parent and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, 'Parent Balance Sheet' means the consolidated balance sheet of Parent as of March 31, 1999 set forth in the Parent 10-Q and 'Parent Balance Sheet Date' means March 31, 1999.

     SECTION 4.9 Disclosure Documents.

     (a) The proxy statement of Parent (the 'Parent Proxy Statement') to be filed with the Commission in connection with the Merger and the Registration Statement on Form S-4 of Parent (the 'Form S-4') to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.9(b), comply as to form in all material respects with the applicable requirements of the Securities Act.

     (b) Neither the Parent Proxy Statement nor any amendment or supplement thereto, will, at the date the Parent Proxy Statement or any such amendment or supplement is first mailed to stockholders of Parent or at the time such stockholders vote on the matters constituting the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Parent Proxy Statement or the Form S-4.

     (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time the stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Absence of Certain Changes. Since the Parent Balance Sheet Date, and, other than with respect to clause (a) below, prior to the date hereof, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice and there has not been:

     (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on Parent;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock consistent with past practice) or any repurchase (other than repurchases of Parent Common Stock which occurred subsequent to the Parent Balance Sheet Date and prior to the date hereof), redemption or other acquisition by Parent or any of its Significant Subsidiaries of any outstanding shares of its capital stock or any Parent Convertible Securities (except (x) as required by the terms of any employee or stock option plan or compensation plan or arrangement, (y) in accordance with any dividend reinvestment plan as in effect as of the date of this Agreement in the ordinary course of operation of such plan consistent with past practice, and/or (z) as otherwise permitted by
Section 6.1); or

     (c) any amendment of any material term of any outstanding security of Parent or any of its Significant Subsidiaries;

     (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to Parent and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

     (e) any change prior to the date hereof in any method of accounting or accounting practice (other than any change for tax purposes) by Parent or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP; or

     (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of Parent or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its

Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice or as permitted by this Agreement; or

     (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

     SECTION 4.11 No Undisclosed Material Liabilities. There are no liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

     (b) liabilities incurred since such date in the ordinary course of business;

     (c) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on Parent;

     (d) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement; and

     (e) liabilities under this Agreement.

     SECTION 4.12 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

     SECTION 4.13 Taxes. Except as provided for in the Parent Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any taxing authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown as due and payable on Parent Tax Returns that have been so filed, and, as of the time of filing, the Parent Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Parent and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet); (iii) Parent and its Subsidiaries have made provision for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the Parent Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Parent's knowledge and belief, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Parent is the common parent.

     SECTION 4.14 Employee Benefit Plans.

     (a) For purposes of this Agreement, the term 'Parent Employee Plans' shall mean and include: each material management, consulting, non-compete, employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Parent and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by Parent or any Subsidiary and covers any employee or director or former employee or director of Parent, or under which Parent or any Subsidiary has any liability, contingent or otherwise (including but not limited to each material 'employee benefit plan,' as defined in Section 3(3) of ERISA, but excluding any such plan that is a 'multiemployer plan,' as defined in
Section 3(37) of ERISA).

     (b) Each Parent Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (c) Neither Parent nor any affiliate of Parent has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any affiliate of Parent of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). All contributions required to be made under the terms of any Parent Employee Plan maintained in the United States have been made, and, where applicable to a Parent Employee Plan, Parent and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Parent Employee Plan.

     (d) Each Parent Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to Parent's knowledge, no circumstances exist which will adversely affect such qualification or exception.

     (e) No director or officer or other employee of Parent or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Parent Stock Plans or other benefit under any compensation plan or arrangement of Parent) solely as a result of the transactions contemplated in this Agreement.

     (f) Since the Parent Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Parent Balance Sheet Date.

     (g) Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against Parent and its Subsidiaries is pending or threatened, nor is Parent or its Subsidiaries involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Parent Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on Parent.

     SECTION 4.15 Compliance with Laws. Neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     SECTION 4.16 Finders' or Advisors' Fees. Except for J.P. Morgan & Co. Incorporated whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 4.17 Environmental Matters. Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Parent, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any of its Subsidiaries, threatened by any Person against, Parent or any of its Subsidiaries, and no penalty has been assessed within the past three years against Parent or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Parent and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the knowledge of Parent, there are no liabilities of or relating to Parent or any of its Subsidiaries relating to or arising out of any Environmental Law, and, to the knowledge of Parent, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

     SECTION 4.18 Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan & Co. Incorporated to the effect that, as of the date of this Agreement, the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

     SECTION 4.19 Pooling; Tax Treatment.

     (a) Parent intends that the Merger be accounted for as a 'pooling of interests' as described in Section 3.19(a).

     (b) Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to Parent or its affiliates that would prevent the Merger from qualifying (i) for 'pooling of interests' accounting treatment as described in Section 3.19(a) or (ii) as a 368 Reorganization.

     SECTION 4.20 Takeover Statutes. The Board of Directors of Parent has taken the necessary action to render Section 203 of the Delaware Law, and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the Company Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 4.21 Intellectual Property Matters. Parent and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property necessary for their operations as presently conducted or as contemplated to be conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect on Parent. The conduct of Parent's and its Subsidiaries' businesses as currently conducted or as contemplated to be conducted does not interfere, infringe, misappropriate or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. To the best of Parent's knowledge, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Parent or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     SECTION 4.22 Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on Parent, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by Parent and computer software incorporated in products manufactured by Parent and its Subsidiaries
(a) will, prior to December 31, 1999, accurately and without interruption recognize, the advent of the year 2000 without any adverse change in operation associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by Parent and its Subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on Parent.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.1 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall, subject to the last sentence of this Section 5.1, conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 5.1, with the prior written consent of Parent (which shall not be unreasonably withheld) or as contemplated by this Agreement or the Option Agreements, from the date of this Agreement until the Effective
Time:

     (a) the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

     (b) the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of the Company);

     (c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its any of its Subsidiaries other than (i) issuances of Company Common Stock pursuant to the exercise of Company Stock Options that are outstanding on the date of this Agreement, or pursuant to Company Stock Options or other stock based awards granted in accordance with clause (ii) below and (ii) additional Company Stock Options or other stock-based awards to acquire shares of Company Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of the Company as in effect on the date of this Agreement in the ordinary course of business consistent with past practice;

     (d) the Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Sections 7.4 and 7.9, regular quarterly cash dividends payable by the Company in respect of shares of Company Stock consistent with past practice;

     (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, Company Convertible Securities or Company Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions (x) required by or in connection with the terms of any Company Stock Plan or (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with Section 7.4;

     (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

     (g) the Company will not, and will not permit any Subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries or

(v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a 'change in control' to become a party to any such agreement or a participant in any such plan, in the case of each of clauses (i) through (iv), other than in the ordinary course of business consistent with past practice but subject to Sections 7.4 and 7.9 and, in the case of the establishment of any retention and/or pay-to-stay plans or individual severance arrangements that the Company reasonably believes to be appropriate, after notice to Parent and the Company's good-faith effort to obtain Parent's approval;

     (h) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice;

     (i) other than as contemplated by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

     (j) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

     (k) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement;

     (l) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

     (m) the Company will not enter into any standstill agreement, or amend or waive any provisions of, or grant any approval under, any standstill agreement; provided that the Board of Directors of the Company may grant a waiver of provisions of, or approval under, a standstill agreement with any Person solely to permit such Person to make a Superior Proposal if the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to grant such waiver;

     (n) the Company will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business consistent with past practice; and

     (o) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing but subject to Section 7.4, from the date hereof until the Effective Time, the Company and its Subsidiaries may (x) make acquisitions of property, assets or any business (other than pursuant to a merger or consolidation with or into the Company) solely for cash so long as no one acquisition or series of related acquisitions involves the payment of consideration in an amount in excess of $ 500 million, and all acquisitions pursuant to this clause (x) do not involve the payment of consideration in excess of $ 500 million, in the aggregate, and (y) sell, transfer or otherwise dispose of assets or property so long as the Company and its Subsidiaries do not sell, transfer and otherwise dispose of assets and property pursuant to this clause (y) having a fair market value in excess of $ 500 million, in the aggregate.

     SECTION 5.2 Company Stockholder Meeting; Proxy Material.

     (a) The Company shall cause a meeting of its stockholders (the 'Company Stockholder Meeting') to be duly called and noticed, and, to the extent practicable, held on the same date as the Parent Stockholder Meeting (as defined below) for the purpose of obtaining the Company Stockholder Approval. In connection with the Company Stockholder Meeting, the Company (x) will promptly prepare and file with the Commission, will use its reasonable best efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (y) will use its reasonable best efforts, subject to paragraph (b) of this Section 5.2, to obtain the Company Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

     (b) Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The Board of Directors of the Company shall be permitted (i) not to recommend to the Company's stockholders that they give the Company Stockholder Approval or (ii) to withdraw or modify in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval, only (w) if after receiving an Acquisition Proposal that constitutes a Superior Proposal (each as defined in Section 7.10 below), the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of this Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, (x) after the fifth business day following delivery by the Company to Parent of written notice advising Parent that the Board of Directors of the Company intends to resolve to so withdraw or modify its recommendation absent modification of the terms and conditions of this Agreement, (y) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during such five business day period, such Acquisition Proposal would nonetheless constitute a Superior Proposal (it being understood that Parent shall be permitted to propose adjustments to the terms and conditions hereof, notwithstanding anything contained in the Confidentiality Agreement (as defined in Section 7.3)); and (z) if the Company has complied, in all material respects, with its obligations set forth in Section 7.10; provided, however, that nothing in this paragraph (b) shall be interpreted to excuse the Company from complying with its obligations under paragraph (a) of this Section 5.2.

                                   ARTICLE VI
                              COVENANTS OF PARENT

     Parent agrees that:

     SECTION 6.1 Conduct of Parent. From the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall, subject to the last sentence of this Section 6.1 and except as set forth on the Parent Disclosure Schedules, conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this
Section 6.1 and except as set forth on the Parent Disclosure Schedules, with the prior written consent of the Company (which shall not be unreasonably withheld) or as contemplated by this Agreement or the Option Agreements, from the date of this Agreement until the Effective Time:

     (a) Parent will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws, except as contemplated by Sections 2.1 and 2.2, and except for such changes to increase the number of authorized shares of Parent Common Stock to no more than 2 billion shares and the number of authorized shares of Parent Preferred Stock to no more than 40 million shares and to delete the provisions currently contained in such certificate of incorporation setting forth the terms of series of Parent Preferred Stock designated therein;

     (b) Parent will not, and will not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of Parent);

     (c) Parent will not, and will not permit any Subsidiary of Parent to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or any of its Subsidiaries, other than (i) issuances of Parent Common Stock pursuant to the exercise of employee or director stock options outstanding on the date of this Agreement or that are granted in accordance with clause (ii) below, or (ii) additional options or stock-based awards to acquire Parent Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Parent as in effect as of the of this Agreement in the ordinary course consistent with past practice;

     (d) Parent will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Sections 7.4 and 7.9, regular quarterly cash dividends payable by Parent in respect of the shares of Parent Common Stock consistent with past practice;

     (e) Parent will not, and will not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock, Parent Convertible Securities or Parent Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions (x) required by or in connection with the respective terms of any employee stock option plan or compensation plan or arrangement of Parent, or (y) in accordance with any dividend reinvestment plan as in effect as of the date of this Agreement in the ordinary course of the operation of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with
Section 7.4;

     (f) Parent will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

     (g) Parent will not, and will not permit any Subsidiary of Parent to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of Parent or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its Subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a 'change in control' to become a party to any such agreement or a participant in any such plan, in the case of each of clauses (i) through (iv), other than in the ordinary course of business consistent with past practice but subject to Sections 7.4 and 7.9 and, in the case of the establishment of any retention and/or pay-to-stay plans or individual severance arrangements that Parent reasonably believes to be appropriate, after notice to the Company and Parent's good-faith effort to obtain the Company's approval;

     (h) Parent will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice;

     (i) Other than as contemplated by Section 7.1, Parent will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

     (j) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Parent will not, and will not permit any Subsidiary of Parent to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

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

     (k) Parent will not, and will not permit any Subsidiary of Parent to, enter into any material joint venture, partnership or other similar arrangement;

     (l) Parent will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

     (m) Parent will not enter into any standstill agreement, or amend or waive any provisions of, or grant any approval under, any standstill agreement; provided that the Board of Directors of Parent may grant a waiver of provisions of, or approval under, a standstill agreement with any Person solely to permit such Person to make a Superior Proposal if the Board of Directors of Parent determines in its good faith judgment, after receiving the advice of outside legal counsel that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to grant such waiver;

     (n) Parent will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business, consistent with past practice; and

     (o) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing but subject to Section 7.4, from the date hereof until the Effective Time, Parent and its Subsidiaries may (x) make acquisitions of property, assets or any business for cash, securities (including equity securities) or other consideration, pursuant to a merger, consolidation, reorganization or otherwise, so long as no one acquisition or series of related acquisitions involves the payment of consideration having a fair market value in excess of $1 billion and all acquisitions pursuant to this clause (x) do not involve the payment of consideration having a fair market value in excess of $2 billion, in the aggregate, and (y) sell, transfer or otherwise dispose of assets or property of Parent and its Subsidiaries so long as Parent and its Subsidiaries do not sell, transfer or otherwise dispose of assets and property pursuant to this clause (y) having a fair market value in excess of $1 billion, in the aggregate.

     SECTION 6.2 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.3 Director and Officer Liability.

     (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the 'Indemnitees') with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Effective Time. Following the Effective Time, Parent shall cause the Surviving Corporation to honor all indemnification obligations presently provided under the Company's certificate of incorporation and by-laws in effect on the date hereof. Parent shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. The Company has disclosed to Parent all such indemnification agreements prior to the date of this Agreement.

     (b) For six years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

     (c) The obligations of Parent under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.3 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3).

     SECTION 6.4 Parent Stockholder Meeting; Form S-4.

     (a) Parent shall cause a meeting of its stockholders (the 'Parent Stockholder Meeting') to be duly called and noticed, and, to the extent practicable, held on the same day as the Company Stockholder Meeting for the purpose of obtaining the Parent Stockholders Approval. In connection with the Parent Stockholder Meeting, Parent (x) will promptly prepare and file with the Commission, will use its reasonable best efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable, the Parent Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to paragraph (b) of this Section 6.4, to obtain the Parent Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting. Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the Commission under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

     (b) Except as provided in the next sentence, the Board of Directors of Parent shall recommend approval of the Common Stock Issuance. The Board of Directors of Parent shall be permitted (i) not to recommend to Parent's stockholders that they give the Parent Stockholder Approval or (ii) to withdraw or modify in a manner adverse to the Company its recommendation to the Parent's stockholders that they give the Parent Stockholder Approval, only (w) if after receiving an Acquisition Proposal that constitutes a Superior Proposal, the Board of Directors of Parent determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of this Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, (x) after the fifth business day following delivery by Parent to the Company of written notice advising the Company that the Board of Directors of Parent intends to resolve to so withdraw or modify its recommendation absent modification to the terms and conditions of this Agreement (y) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by the Company during such five business day period, such Acquisition Proposal would nonetheless constitute a Superior Proposal (it being understood that the Company shall be permitted to propose adjustments to the terms and conditions hereof, notwithstanding anything contained in the Confidentiality Agreement); and (z) if Parent has complied, in all material respects, with it obligations set forth in
Section 7.10; provided, however, that nothing in this paragraph (b) shall be interpreted to excuse Parent from complying with its obligations contained in paragraph (a) of this Section 6.4.

     SECTION 6.5 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.6 Employee Benefits.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Company Employee Plans, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Parent). Subject to the previous sentence, no provision of this Agreement shall be construed as a limitation on the right of Parent or the Surviving Corporation to amend or terminate any Company Employee Plan to the extent permitted by the terms thereof (as in effect on the date hereof) and applicable law, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a Company Employee Plan that such employee or beneficiary would not otherwise have under the terms of that Company Employee Plan. Parent and the Company hereby agree that (i) except as

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

contemplated by clause (i) of Section 6.6(e), approval of the Merger by the Company's shareholders shall constitute a 'Change in Control' for purposes of all Company Employee Plans and other employee plans or arrangements of the Company which contain 'change in control' provisions, pursuant to the terms of such plans in effect on the date hereof, and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall constitute an 'Acceleration Event' or a 'Change in Control' for purposes of any Parent Employee Plan or other employee plan or arrangement of Parent which contains an 'acceleration event' or 'change in control' provision, pursuant to the terms of such plan in effect on the date hereof.

     (b) Following the Effective Time, Parent shall provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time ('Affected Employees'), for so long as such Affected Employees remain so employed, employee benefits (including salary, incentive compensation and stock-based benefits) which, in the aggregate, are substantially equivalent to the benefits provided, at Parent's option, either (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements immediately prior to the Effective Time, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent to employees of Parent and its Subsidiaries in positions comparable to positions held by Affected Employees with Parent or its Subsidiaries from time to time after the Effective Time; provided, however, that neither of the foregoing clauses (i) or (ii) shall be construed to limit Parent's flexibility in determining the design of any benefit plan or program.

     (c) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that (i) in the case of a qualified or non-qualified defined benefit plan of Parent or any of its Subsidiaries, Parent need not recognize the pre-Effective Time service of an Affected Employee with the Company or any of its Subsidiaries for benefit accrual purposes so long as the failure to recognize such service does not adversely affect the accrued benefits of such Affected Employee as of the Effective Time under the qualified and non-qualified defined benefit plans of the Company or any of its Subsidiaries in which such Affected Employee then participated, and (ii) in the case of a qualified or non-qualified defined contribution plan of Parent or any of its Subsidiaries, Parent shall be required only to recognize pre-Effective Time participation of an Affected Employee in a qualified or non-qualified defined contribution plan of the Company or any of its Subsidiaries for purposes of determining eligibility for matching or other contributions and the level of such contributions.

     (d) Prior to the date hereof, the Company has taken or has caused to be taken all action necessary such that neither the execution of this Agreement nor any of the transactions contemplated in this Agreement (including but not limited to approval of the Merger by the stockholders of the Company) shall constitute an event that requires the funding of any rabbi trust or similar trust; provided, however, that any such trust may be required to be funded following the Effective Time should any participant in any plan covered by any such trust fail, promptly after written notice has been given Parent, to be paid any benefit required to be paid under such covered plan.

     (e) Prior to approval of the Merger by the stockholders of the Company, (i) the Company shall take or shall cause to be taken all action (including but not limited to the adoption of amendments to applicable plans and trusts) necessary such that neither approval of the Merger by the stockholders of the Company nor consummation of the transactions contemplated hereby shall constitute a 'Change in Control' for purposes of Section 11.4 of the Company's Retirement Benefit Plan (the 'RBP') or any similar provision in any other defined benefit plan maintained by the Company or any of its Subsidiaries, in any case as in effect on the date hereof (provided, however, that in the event the RBP or such other plan is terminated within three years following

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

the approval of the Merger by the shareholders of the Company or if, within such three-year period, a tax-qualified plan of Parent or any of its Subsidiaries with which the RBP or such other plan has been merged or consolidated or to which any assets or liabilities of the RBP or such other plan has been transferred (a 'Successor Plan') is terminated, the provisions of Section 11.4 of the RBP or the applicable provision of such other plan shall be applied to the RBP or such other plan or any Successor Plan, as the case may be, as if such approval of the Merger had constituted a 'Change in Control'), and (ii) the Company may take or cause to be taken such action as may be necessary such that participants in the Company's Corporate Executive Compensation Plan, Supplemental Defined Benefit Retirement Plan and other plans providing for the deferral of cash payments or the accelerated payment of lump sum benefits may continue to defer the payment of awards or benefits thereunder until termination of employment following the Effective Time or otherwise in accordance with the terms of such plan.

     (f) For purposes of the Company's Tier 1-A severance agreements, the amount of the 'on-plan' bonus under the Corporate Executive Compensation Plan referred to under such an agreement for each executive who is a party thereto has been disclosed to Parent prior to the date hereof.

     (g) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     SECTION 6.7 Employment Agreement. At the Effective Time, Parent shall enter into an agreement with Michael R. Bonsignore substantially in the form of Exhibit B attached hereto.

                                  ARTICLE VII
                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.1 Reasonable Best Efforts.

     (a) Subject to Sections 7.1(b) and 7.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

     (b) Without limiting Section 7.1(a), Parent and the Company shall, subject to Section 7.1(c):

          (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing,

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

     on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

          (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that limit its or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. At the request of Parent, the Company shall agree to divest, sell, dispose or, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger and such action when taken together with any similar action by Parent would not have a Material Adverse Effect on Parent at and after the Effective Time. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent (which shall not be unreasonably withheld), sell, divest or dispose of any assets, commit to any sale, divestiture or disposal of assets or businesses of the Company and its Subsidiaries or take any other action or commit to take any action that would limit the Company's, Parent's or any of their Subsidiaries' freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets. Parent also agrees and acknowledges that notwithstanding anything to the contrary in this
     Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither Parent nor any of its Subsidiaries shall, without the Company's prior written consent (which shall not be unreasonably withheld), sell, divest or dispose of any assets, commit to any sale, divestiture or disposal of assets or businesses of Parent and its Subsidiaries or take any other action or commit to take any action that would limit the Company's, Parent's or any of their Subsidiaries' freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets.

     (c) The provisions of this Section 7.1 shall not be construed to require Parent to agree to the sale, transfer, divestiture or other disposition of any businesses, product lines or assets of Parent, the Company or any of their respective subsidiaries if the action would, or would reasonably be expected to, have a Material Adverse Effect on Parent at and after the Effective Time. The provisions of this Section 7.1 shall not be construed to require the Company to agree to the sale, transfer, divestiture or other disposition of any businesses, product lines or assets of the Company or any of its subsidiaries unless any such action, if such action would reasonably be expected to have a Material Adverse Effect on the Company, is subject to consummation of the Merger and such action would not have a Material Adverse Effect on Parent at and after the Effective Time. Any actions taken by Parent or the Company to comply with their respective obligations under Section 7.1(b), including a decision by Parent or the Company to waive any of the provisions of Section 7.1(b), shall be deemed not to have or be reasonably expected not to have a Material Adverse Effect on Parent at and after the Effective Time.

     SECTION 7.2 Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement

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

and the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.3 Access to Information. From the date hereof until the Effective Time, to the extent permitted by applicable law, the Company and Parent will upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of such party and its Subsidiaries during normal business hours, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder, and neither party shall be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege. All information obtained by Parent or the Company pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated May 5, 1999 between Parent and the Company (the 'Confidentiality Agreement').

     SECTION 7.4 Tax and Accounting Treatment.

     (a) Neither Parent nor the Company shall, nor shall they permit their Subsidiaries to, take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (a) for 'pooling of interests' accounting treatment under GAAP and the rules and regulations of the Commission or (b) as a 368 Reorganization.

     (b) Parent shall use its reasonable best efforts to provide to Fried, Frank, Harris, Shriver and Jacobson and Skadden, Arps, Slate, Meagher and Flom LLP a certificate substantially in the form agreed to by the Company and Parent prior to the date of this Agreement. The Company shall use its reasonable best efforts to provide to Fried, Frank, Harris, Shriver and Jacobson and Skadden, Arps, Slate, Meagher and Flom LLP a certificate substantially in the form agreed to by the Company and Parent prior to the date of this Agreement.

     SECTION 7.5 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

     SECTION 7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.7 Notices of Certain Events.

     (a) Each of the Company and Parent shall promptly notify the other party of:

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

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of the Company or Parent, as the case may be, to obtain such consent would be material to the Company or Parent as applicable; and

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

     (b) The Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 7.8 Affiliates.

     (a) Not less than 30 days prior to the Effective Time, each of Parent and the Company (i) shall have delivered to the other party a letter identifying all Persons who, in the opinion of the party delivering the letter, may be, as of the date of the Company Stockholder Meeting or Parent Stockholder Meeting, as applicable, its 'affiliates' for purposes of SEC Accounting Series Releases 130 and 135 and/or, in the case of the Company, for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an 'affiliate' of it in such letter to deliver, as promptly as practicable but in no event later than 20 days prior to the Closing (or after such later date as the Parent and the Company may agree), a signed agreement to Parent in the case of affiliates of Parent, substantially in the form attached as Exhibit C, and in the case of affiliates of the Company, substantially in the form attached as Exhibit D. Each of Parent and the Company shall notify the other party from time to time after the delivery of the letter described in Section 7.8(a)(i) of any Person not identified on such letter who then is, or may be, such an 'affiliate' and use its reasonable best efforts to cause each additional Person who is identified as an 'affiliate' to execute a signed agreement as set forth in this Section 7.8(a).

     (b) Shares of Parent Common Stock and shares of Company Common Stock beneficially owned by each such 'affiliate' of Parent or Company who has not provided a signed agreement in accordance with Section 7.8(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of this transfer during any such period, taking into account the nature, extent and timing of this transfer and similar transfers by all other 'affiliates' of Parent and the Company, this transfer will, in the reasonable judgment of accountants of Parent, interfere with, or prevent the Merger from being accounted for, as a 'pooling of interests' under GAAP and/or the rules and regulations of the SEC. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any affiliate of Parent or the Company who has not provided a signed agreement in accordance with
Section 7.8(a). The restrictions on the transferability of shares held by Persons who execute an agreement pursuant to Section 7.8(a) shall be as provided in those agreements.

     SECTION 7.9 Payment of Dividends. From the date of the Agreement until the Effective Time, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Company Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and the shares of Parent Common Stock any holder of shares of Company Common Stock receives in exchange therefor in connection with the Merger.

     SECTION 7.10 No Solicitation.

     (a) Each of Parent and the Company and their respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition

Proposal (including without limitation, in the case of the Company, by amending, or granting any waiver under, the Company Rights Agreement) or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its Subsidiaries or afford access to the properties, books or records of it or its Subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; provided, however, that, in the event that (x) Parent or the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Section 7.10, (y) prior to receipt of the Parent Stockholder Approval (in the case of Parent) or the Company Stockholder Approval (in the case of the Company), the Board of Directors of either Parent or the Company, as applicable, determines in its good faith judgment, after receiving the advice of outside counsel that, in light of this Superior Proposal, if Parent or the Company, as applicable, fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, there is a reasonable possibility that such Board of Directors would be in violation of its fiduciary duties under applicable law, and (z) after giving the other party two business days' notice of its intention to do so, the party receiving such Superior Proposal may (i) furnish information with respect to it and its subsidiaries to the Person making such Superior Proposal pursuant to a customary confidentiality agreement containing terms generally no less restrictive than the terms contained in the Confidentiality Agreement (but not containing any exclusivity provision and permitting the Person to submit to the Board of Directors of the Company or Parent, as applicable, Acquisition Proposals with respect to the Company or Parent, as applicable, provided that any such Acquisition Proposal is subject to the approval of the Board of Directors of the Company or Parent, as applicable, (which approval may be granted solely in accordance with the terms of Sections 5.1(m) or 6.1(m) hereof)), provided that a copy of all such written information is simultaneously provided to the other party hereto and (ii) participate in discussions and negotiations regarding such Superior Proposal.

     (b) Nothing contained in this Agreement shall prevent the Board of Directors of Parent or the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of that party shall not recommend that the stockholders of that party tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors of that party determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation.

     (c) Any party receiving an Acquisition Proposal will (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth the material terms thereof) the other party to this Agreement after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any Subsidiary of such party or for access to the properties, books or records of such party or any Subsidiary of such party by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the other party to this Agreement reasonably informed of any changes to the material terms of any such Acquisition Proposal or request. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal.

     For purposes of this Agreement, 'Acquisition Proposal' means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of Parent or the Company or any of their respective Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity

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

securities of Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, 'Superior Proposal' means any bona fide written Acquisition Proposal for or in respect of all of the outstanding shares of Company Common Stock, or Parent Common Stock, as applicable, (i) on terms that the Board of Directors of Parent or the Company, as applicable, determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable (other than in immaterial respects) from a financial point of view to its stockholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

     (d) Nothing contained in this Agreement shall prohibit a deferral of the distribution of rights issued pursuant to the Company Rights Agreement following the commencement of a tender offer or an exchange offer for Company Common Stock.

     (e) Each of the Company and Parent agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.10.

     SECTION 7.11 Letters from Accountants.

     (a) Parent shall use reasonable best efforts to cause to be delivered to Parent and the Company two letters from PricewaterhouseCoopers LLP, one dated no earlier than three business days prior to the date on which the Form S-4 shall become effective and one dated no earlier than three business days prior to the Closing Date, each addressed to the Boards of Directors of Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Parent shall use reasonable best efforts to cause to be delivered to Parent and the Company a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, addressed to the Boards of Directors of Parent and the Company, stating that PricewaterhouseCoopers LLP concurs with Parent's management's conclusion that accounting for the Merger as a 'pooling of interests' under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

     (c) The Company shall use reasonable best efforts to cause to be delivered to the Company and Parent two letters from Deloitte & Touche LLP, one dated no earlier than three business days prior to the date on which the Form S-4 shall become effective and one dated no earlier than three business days prior to the Closing Date, each addressed to the Boards of Directors of the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

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

     (d) The Company shall use reasonable best efforts to cause to be delivered to Parent a letter from Deloitte & Touche LLP, dated as of the Closing Date, addressed to the Boards of Directors of the Company and Parent, stating that Deloitte & Touche LLP concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction accounted for as a 'pooling of interests' under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission.

     SECTION 7.12 Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     SECTION 7.13 Headquarters.

     (a) After the Effective Time, the headquarters of Parent shall continue to be located in Morristown, N.J.

     (b) Both Parent and the Company acknowledge the long-standing, mutually beneficial relationship between the Company and the Greater Twin City community. In recognition of this, Parent and the Company hereby confirm their intention to maintain this relationship subsequent to the Effective Time, including, by continuing, following the Effective Time, to provide funding to The Honeywell Foundation and to otherwise maintain the Company's charitable and communal endeavors in the Twin City community, in either instance at levels at least as great as the Company provided or maintained prior to the Effective Time. Parent and the Company also confirm their intention, following the Effective Time, to explore opportunities to minimize the effects, if any, on the local communities served by the Company that the provisions of Section 7.13(a) may have.

     SECTION 7.14 Integration. Prior to the Effective Time, Parent and the Company shall appoint an integration team (the 'Integration Team') half the members of which shall be persons designated by Parent and half the members of which shall be persons designated by the Company. The Integration Team shall have two co-chairpersons, one designated by Parent and one designated by the Company. Prior to the Effective Time, the Integration Team shall report to the persons contemplated by Section 2.2(c) to constitute the Executive Office as of the Effective Time. As of and after the Effective Time, the Integration Team shall report to the Executive Office.

     SECTION 7.15 Transfer Statutes. Each of Parent and the Company agrees to use its commercially reasonable efforts to comply promptly with all requirements of the New Jersey, Connecticut and other state property transfer statutes to the extent applicable to the transactions contemplated hereby, and to take all actions necessary to cause the transactions contemplated hereby to be effected in compliance with such statutes. Parent and the Company agree that they will consult with each other to determine what, if any, actions must be taken prior to or after the Effective time to ensure compliance with such statutes. Each of Parent and the Company agrees to provide the other with any documents to be submitted to the relevant state agencies prior to submission. For purposes of this section, the New Jersey and Connecticut Property Transfer Statutes means the New Jersey Industrial Site Recovery Act, 1993 N.J. Laws 139, and the Connecticut Transfer Act, Conn. Gen. Stat. Ann. 'SS'22a.-134(b).

     SECTION 7.16 Section 16(b). Parent and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     SECTION 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

     (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

     (b) the Common Stock Issuance shall have been approved by the stockholders of Parent in accordance with the rules and regulations of the NYSE;

     (c) any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

     (d) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

     (e) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

     (f) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (g) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

     (h) the letters of PricewaterhouseCoopers LLP and Deloitte & Touche LLP contemplated by paragraphs (b) and (d) of Section 7.11 shall have been delivered as contemplated thereby; and

     (i) (i) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not, and would not be reasonably expected to, have a Material Adverse Effect on Parent at or after the Effective Time and (ii) all such approvals and consents which have been obtained shall be on terms that would not, and would not reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

     SECTION 8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (without giving effect to any limitation as to 'materiality' or 'Material Adverse Effect' set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to 'materiality' or 'Material Adverse Effect' set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any Subsidiary of Parent of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any Subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries; (ii) to impose or confirm limitations on the ability of Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of Company Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders; or (iii) seeking to require divestiture by Parent or any Subsidiary of Parent of any shares of Company Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses (i), (ii) and (iii) would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

     (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

     (d) Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson (or other counsel reasonably acceptable to Parent) in form and substance reasonably satisfactory to Parent, on the basis of customary representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, counsel shall be entitled to rely upon customary representations of officers of Parent and the Company reasonably requested by counsel, including, without limitation, those contained in certificates substantially in the form agreed to by the Company and Parent prior to the date of this Agreement.

     SECTION 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

     (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct (without giving effect to any limitation as to 'materiality' or 'Material Adverse Effect' set forth herein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to 'materiality' or 'Material Adverse Effect' set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by a vice-president of Parent to the foregoing effect; and

     (b) the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other counsel reasonably acceptable to the Company) in form and substance reasonably satisfactory to the Company, on the basis of customary representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon customary representations of officers of Parent and the Company reasonably requested by counsel, including, without limitation, those contained in certificates substantially in the form agreed to by the Company and Parent prior to the date of this Agreement.

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

     (c) Parent shall have taken all such actions as shall be necessary so that the By-laws Amendment shall become effective not later than the Effective Time.

                                   ARTICLE IX
                                  TERMINATION

     SECTION 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or any approval of the Common Stock Issuance by the stockholders of Parent):

     (a) by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent,

          (i) if the Merger has not been consummated as of the eight month anniversary hereof (the 'End Date'); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 8.1(c), 8.1(d), 8.1(e), 8.1(i), 8.2(b) and 8.2(c) and (y) all other conditions set forth in Article 8 have heretofore been satisfied or waived or are then capable of being satisfied, 60 days after such eight month anniversary (which shall then be the 'End Date'); provided, further that at the End Date the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

          (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

          (iii) if the Common Stock Issuance Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

     (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the terminating party has fulfilled its obligations under Section 7.1;

     (d) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Stockholder Meeting in accordance with Section 5.2, or shall have recommended a Superior Proposal (or the Board of Directors of the Company shall resolve to do any of the foregoing);

     (e) by the Company, if the Board of Directors of Parent shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to the Company its approval and recommendation of this agreement or the Common Stock Issuance, whether or not permitted by the terms hereof, or shall have failed to call the Parent Stockholder Meeting in accordance with Section 6.4 or shall have recommended a Superior Proposal (or the Board of Directors of Parent resolves to do any of the foregoing); or

     (f) by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

     The party desiring to terminate this Agreement pursuant to clause (b), (c),
(d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

     SECTION 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2, in Section 10.4, Section 10.5, in the Option Agreements and in the Confidentiality Agreement, and the representations and warranties with respect to the Option Agreements shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     SECTION 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Parent or Merger Subsidiary, to:

        AlliedSignal Inc.
        101 Columbia Road
        P.O. Box 3000
        Morristown, NJ 07962-2496
        Attention: Peter M. Kreindler
        Senior Vice President, General Counsel
          and Secretary
        Facsimile No.: (973) 455-4217

     with a copy to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, NY 10004-1980
        Attention: Arthur Fleischer, Jr., Esq.
                   Charles M. Nathan, Esq.
        Facsimile No.: (212) 859-4000

     if to the Company, to:

        Honeywell Inc.
        Honeywell Plaza
        Minneapolis, MN 55408
        Attention: Edward D. Grayson
        Vice President and General Counsel
        Facsimile No.: (612) 951-3859

     with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, N.Y. 10022-3897
        Attention: Peter Allan Atkins, Esq.
                   David J. Friedman, Esq.
        Facsimile No.: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     SECTION 10.3 Amendments; No Waivers.

     (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the Parent Stockholder Approval and/or the Company Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange requires further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.4 Expenses.

     (a) Except as otherwise specified in Sections 10.5 or 10.6, the Option Agreements or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that (a) the filing fees in respect to filings made pursuant to the HSR Act, the EC Merger Regulation and all similar filings in other jurisdictions, (b) filing fees in connection with the filing with the SEC of the Form S-4, the Parent Proxy Statement and the Company Proxy Statement, (c) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4, the Parent Proxy Statement and the Company Proxy Statement and (d) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and the Company.

     SECTION 10.5 Company Termination Fee.

     (a) If:

          (i) Parent shall terminate this Agreement pursuant to Section 9.1(d), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Company Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in
     Section 8.3(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

          (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(ii) and prior to the Company Stockholder Meeting any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company; or

          (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(i) and (x) prior to such termination any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company and (y) within nine months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal made prior to, as of or after such termination; or

          (iv) Parent shall terminate this Agreement pursuant to Section 9.1(f) and prior to such termination any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company;

then, (x) in the case of clause (i), the Company shall pay to Parent, not later than the date of termination of this Agreement, an amount equal to $350 million,
(y) in the case of clause (iii), the

Company shall pay to Parent, not later than the date the Company enters into a definitive agreement with respect to any Acquisition Proposal, $350 million, and
(z) in the case of clauses (ii) or (iv), (a) the Company shall pay to Parent, not later than the date of termination of this Agreement, an amount equal to $200 million, and (b) if within nine months after the termination of this Agreement, the Company enters into a definitive agreement in respect of an Acquisition Proposal, the Company shall pay to Parent, not later than the date such agreement is entered into, an additional amount equal to $150 million. Acceptance by Parent of the final payment to which Parent is entitled in connection with the events described in clauses (i), (ii), (iii) or (iv) (other than in the case of the events described in clause (iv), if the breach involved constitutes a willful breach), as applicable, referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (except for its obligations under the Company Option Agreement). For purposes of clause (ii) of this Section 10.5(a), the term 'Acquisition Proposal' shall have the meaning set forth in
Section 7.10, except that all references to '20%' shall be replaced with '40%,' and for purposes of clauses (iii) and (iv) of this Section 10.5(a), such term shall have the meaning set forth in Section 7.10, except that all references to '20%' shall be replaced with '50%'.

     (b) If:

          (i) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(ii) and no Acquisition Proposal relating to the Company has been made to the Company or the stockholders of the Company prior to the Company Stockholder Meeting; or

          (ii) Parent shall terminate this Agreement pursuant to Section 9.1(f) and no Acquisition Proposal relating to the Company has been made prior thereto to the Company or the stockholders of the Company, then, in any such case, the Company shall, upon request of Parent, reimburse Parent for all of its out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereof, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors, and costs and expenses otherwise allocated to Parent pursuant to
Section 10.4, up to an aggregate of $20 million.

     (c) All payments and reimbursements made under this Section 10.5 shall be made by wire transfer of immediately available funds to an account specified by Parent.

     SECTION 10.6 Parent Termination Fee.

     (a) If:

          (i) The Company shall terminate this Agreement pursuant to
     Section 9.1(e), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Parent Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in Section 8.2(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

          (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(iii), and prior to the Parent Stockholder Meeting any Person shall have made to Parent or to the stockholders of Parent an Acquisition Proposal relating to Parent; or

          (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(i) and (x) prior to such termination any Person shall have made to Parent or to the stockholders of Parent an Acquisition Proposal relating to Parent and (y) within nine months after such termination, Parent enters into a definitive agreement with respect to any Acquisition Proposal made prior to, as of or after such termination; or

          (iv) the Company shall terminate this Agreement pursuant to
     Section 9.1(f) and prior to such termination any Person shall have made to Parent or to the stockholders of Parent an Acquisition Proposal relating to Parent;

then, (x) in the case of clause (i), Parent shall pay to the Company not later than the date of termination of this Agreement an amount equal to $350 million,
(y) in the case of clause (iii), Parent shall pay to the Company, not later than the date Parent enters into a definitive agreement with respect to any Acquisition Proposal, $350 million, and (z) in the case of clauses (ii) or (iv),
(a) Parent shall pay to the Company, not later than the date of termination of this Agreement, $200 million, and (b) if within nine months after the termination of this Agreement, Parent enters into a definitive agreement in respect of an Acquisition Proposal, Parent shall pay to the Company, no later than the date such agreement is entered into, an additional amount equal to $150 million. Acceptance by the Company of the final payment to which the Company is entitled in connection with the events described in clauses (i), (ii), (iii) or
(iv) (other than in the case of the events described in clause (iv), if the breach involved constitutes a willful breach), as applicable, referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, Parent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (except for its obligations under Parent Option Agreement). For purposes of clause (ii) of this Section 10.6(a), the term 'Acquisition Proposal' shall have the meaning set forth in Section 7.10, except that all references to '20%' shall be replaced with '40%,' and for purposes of clauses (iii) and (iv) of this Section 10.6(a), such term shall have the meaning set forth in Section 7.10, except that all references to '20%' shall be replaced with '50%'.

     (b) If:

          (i) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(iii) and no Acquisition Proposal relating to Parent has been made to Parent or the stockholders of Parent prior to the Parent Stockholder Meeting; or

          (ii) the Company shall terminate this Agreement pursuant to
     Section 9.1(f) and no Acquisition Proposal relating to Parent has been made prior thereto to Parent or the stockholders of Parent,

then, in any such case, Parent shall upon request of the Company, reimburse the Company for all of its out-of-pocket expenses incurred by the Company in connection with this Agreement and the transaction contemplated hereof, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors, and costs and expenses otherwise allocated to the Company pursuant to Section 10.4, up to an aggregate of $20 million.

     (c) All payments and reimbursements made under this Section 10.6 shall be made by wire transfer of immediately available funds to an account specified by the Company.

     SECTION 10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

     SECTION 10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

     SECTION 10.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Option Agreements or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

     SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.12 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Option Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.3(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

     SECTION 10.13 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 10.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          ALLIEDSIGNAL INC.


                                          By: /s/ Lawrence A. Bossidy
                                              -------------------------------
                                          Name: Lawrence A. Bossidy
                                          Title: Chairman and Chief Executive
                                          Officer


                                          HONEYWELL INC.


                                          By: /s/ Michael R. Bonsignore
                                              -------------------------------
                                          Name: Michael R. Bonsignore
                                          Title: Chairman and Chief Executive
                                          Officer


                                          BLOSSOM ACQUISITION CORP.


                                          By: /s/ Peter M. Kreindler
                                              -------------------------------
                                          Name: Peter M. Kreindler
                                          Title: Senior Vice President and
                                          Secretary

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this 'Agreement'), dated as of June 4, 1999, between ALLIEDSIGNAL INC., a Delaware corporation ('Parent'), and HONEYWELL INC., a Delaware corporation (the 'Company').

                              W I T N E S S E T H:

     WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the 'Merger Agreement') pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions stated therein; and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement and as a condition for Parent's agreeing so to do, the Company has granted to Parent the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

     SECTION 2. Grant of Stock Option. The Company hereby grants to Parent an irrevocable option (the 'Stock Option') to purchase, on the terms and subject to the conditions hereof, for $109.453 per share (the 'Exercise Price') in cash, up to 25,241,518 fully paid and non-assessable shares (the 'Option Shares') of the Company's common stock, par value $1.50 per share (the 'Common Stock'). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 5 below.

     SECTION 3. Exercise of Stock Option.

     (a) Parent may, subject to the provisions of this Section 3, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Company Trigger Event (defined below) and prior to the Termination Date. 'Termination Date' shall mean, subject to Section 9(a), the earliest of (i) the Effective Time of the Merger, (ii) 120 days after the date full payment contemplated by Section 10.5(a) of the Merger Agreement is made by the Company to Parent thereunder, (iii) the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Company Trigger Event has occurred or could still occur pursuant to Section 10.5(a) of the Merger Agreement or (iv) the first anniversary of the date of termination of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, Parent shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Parent exercised the Stock Option prior to the occurrence of the Termination Date. A 'Company Trigger Event' shall mean an event the result of which is that the total fee or fees required to be paid by the Company to Parent pursuant to Section 10.5(a) of the Merger Agreement is equal to $350 million.

     (b) Parent may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any waiting period applicable to the purchase of the Option Shares under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to the Company and its Subsidiaries, taken as a whole.

     (c) If Parent shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving the Company written notice (the 'Stock Exercise Notice') to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Parent may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

     (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a), Parent may elect to send a written notice to the Company (the 'Cash Exercise Notice') specifying a date not later than 20 business days and not earlier than 5 business days following the date such notice is given on which date the Company shall pay to Parent in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such relevant portion of the Option Shares subject to the Stock Option as Parent shall specify. As used herein, 'Spread' shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal relating to Parent (the 'Proposed Alternative Transaction Price') or (y) the average of the closing prices of the shares of Common Stock on the principal securities exchange or quotation system on which the Common Stock is then listed or traded as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) for the five consecutive trading days immediately preceding the date on which the Cash Exercise Notice is given (the 'Average Market Price'). If the Proposed Alternative Transaction Price includes any property other than cash, the Proposed Alternative Transaction Price shall be the sum of (i) the fixed cash amount, if any, included in the Proposed Alternative Transaction Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Proposed Alternative Transaction Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Parent of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of the Company to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 5.

     (e) (i) At any closing pursuant to Section 3(c) hereof, Parent shall make payment to the Company of the aggregate purchase price for the Option Shares to be purchased and the Company shall deliver to Parent a certificate representing the purchased Option Shares, registered in the name of Parent or its designee and (ii) at any closing pursuant to Section 3(d) hereof, the Company will deliver to Parent cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Parent to the Company, or by the Company to Parent, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by the Company to designate such a bank account shall not preclude Parent from exercising the Stock Option. If at the time of the issuance of Options Shares pursuant to the exercise of the Stock Option, Company Rights or any similar securities are outstanding, then the Option Shares issued pursuant to such exercise shall be accompanied by corresponding Company Rights or such similar securities.

     (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

    'The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended.'

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if Parent shall have delivered to the Company a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

     SECTION 4. Representations of Parent. Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by Parent with the intention of making a public distribution thereof, other than pursuant to an effective registration statement under the Securities Act or otherwise in compliance with the Securities Act.

     SECTION 5. Adjustment upon Changes in Capitalization or Merger.

     (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would effect Parent's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Stock Option a number and class of shares or amount of other securities or property that Parent would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect any shares subject or issued pursuant to the Stock Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 5, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Parent or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with this merger, the shares of Common Stock outstanding immediately prior to the consummation of this merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing this transaction shall make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Parent would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. The Company shall take such steps in connection with such consolidation, merger, liquidation or other transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

     SECTION 6. Further Assurances; Remedies.

     (a) The Company agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from the Company, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

     (b) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company.

     (c) The Company agrees that promptly after the occurrence of a Company Trigger Event it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with Parent in Parent's preparing and processing the required notices or applications) in order to permit Parent to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

     (d) The parties agree that Parent would be irreparably damaged if for any reason the Company failed, in breach of its obligations hereunder, to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 5 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Parent would not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Company. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Parent may have against the Company for any failure to perform its obligations under this Agreement.

     SECTION 7. Listing of Option Shares. Promptly after the occurrence of a Company Trigger Event and from time to time thereafter if necessary, the Company will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     SECTION 8. Registration of the Option Shares.

     (a) If, within two years of the exercise of the Stock Option, Parent requests the Company in writing to register under the Securities Act any of the Option Shares received by Parent hereunder, the Company will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Parent of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith the Company shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Parent's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Parent in accordance with the plan of disposition specified by Parent in its request. The Company shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that the Company may postpone the filing of a registration statement relating to a registration request by Parent under this Section 8 for a period of time (not in excess of 90 days) if in the Company's reasonable, good faith judgment such filing would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (but in no event shall the Company exercise such postponement right more than once in any twelve month period).

     (b) The Company shall notify Parent in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If Parent wishes to have any portion of its Option Shares included in such registration statement, it shall advise the Company in writing to that effect within two business days following receipt of such notice, and the Company will thereupon include the number of Option Shares indicated by Parent under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise the Company that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to securities intended to be registered by the Company for its own account and, thereafter, the Company shall include in such registration Option Shares requested by Parent to be included therein pro rata with the shares of Common Stock intended to be included therein by other stockholders of the Company.

     (c) All expenses relating to or in connection with any registration contemplated under this Section 8 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at the Company's expense except for underwriting discounts or commissions and brokers' fees. The Company and Parent agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. The Company shall indemnify Parent, its officers, directors, agents, other controlling persons and any underwriters retained by Parent in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Parent, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Parent or its underwriters to the Company. Parent and its underwriters, respectively, shall indemnify the Company to the same extent with respect to information furnished in writing to the Company by Parent and such underwriters, respectively.

     SECTION 9. Miscellaneous.

     (a) Extension of Exercise Periods. The periods during which Parent may exercise its rights under Sections 2 and 3 hereof shall be extended in each such case at the request of Parent to the extent necessary to avoid liability by Parent under Section 16(b) of the Exchange Act by reason of such exercise.

     (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

     (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Parent, to:

        AlliedSignal Inc.
        101 Columbia Road
        P.O. Box 3000
        Morristown, NJ 07962-2496

        Attention: Peter M. Kreindler
        Senior Vice President, General Counsel
          and Secretary
        Facsimile No.: (973) 455-4217

     with a copy to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, NY 10004-1980
        Attention: Arthur Fleischer, Jr., Esq.
                   Charles M. Nathan, Esq.
        Facsimile No.: (212) 859-4000

     if to the Company, to:

        Honeywell Inc.
        Honeywell Plaza
        Minneapolis, MN 55408

        Attention: Edward D. Grayson
        Vice President and General Counsel
        Facsimile No.: (612) 951-3859

     with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, NY 10022-3897
        Attention: Peter Allan Atkins, Esq.
                   David J. Friedman, Esq.
        Facsimile No.: (212) 735-2000

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this
Section 9 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this
Section 9.

     (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

     (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     (g) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(c) shall be deemed effective service of process on such party.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

     (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Company, but may be assigned by Parent in whole or in part to any direct or indirect wholly-owned subsidiary of Parent, provided that Parent shall remain liable for any obligations so assigned.

     (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     (m) Public Announcement. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing Agreement with any national securities exchange, may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

     SECTION 10. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as defined below) exceed $400 million (the 'Maximum Amount') and, if it otherwise would exceed such Maximum Amount, Parent at its sole election may (i) pay cash to the Company,
(ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, or (iii) any combination thereof, so that Parent's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Parent, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

     (c) As used herein, the term 'Total Profit' shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Parent pursuant to Section 10.5(a) of the Merger Agreement less any repayment by Parent to the Company pursuant to Section 10(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by Parent pursuant to the sale of Option Shares (or of any other securities into or for which such Option

Shares are converted or exchanged), less (y) Parent's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Parent pursuant to Section 3(d).

     (d) As used herein, the term 'Notional Total Profit' with respect to any number of Option Shares as to which Parent may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Parent and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     SECTION 11. Restrictions on Certain Actions; Covenants of Parent. From and after the date of exercise of the Stock Option (other than an exercise contemplated by Section 3(d) hereof), in whole or part, and for as long as Parent owns shares of Common Stock acquired pursuant to the exercise of the Stock Option:

     (a) Without the prior consent of the Board of Directors of the Company, Parent will not, and will not permit any of its affiliates to:

          (i) acquire or agree, offer or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 25% of any class of Voting Securities (as defined in below), or any rights or options to acquire such ownership (including from a third party);

          (ii) propose a merger, consolidation or similar transaction involving the Company;

          (iii) offer or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company;

          (iv) solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Company;

          (v) enter into any agreements or arrangements with any third party with respect to any of the foregoing; or

          (vi) request permission to do any of the foregoing or any permission to make any public announcement with respect to any of the foregoing; and

        (b) (i) Parent agrees to be present in person or to be represented by proxy at all stockholder meetings of the Company so that all shares of Voting Securities beneficially owned by it or its affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

          (ii) Parent agrees to vote or cause to be voted all Voting Securities beneficially owned by it or its affiliates proportionately with the votes cast by all other stockholders present and voting.

          (iii) The provisions of this Section 11 shall terminate at such time as the Stock Option granted hereby expires without having been exercised in whole or part. The provisions of this Section 11 shall not apply to actions taken pursuant to the Merger Agreement. 'Voting Securities' means the shares of Common Stock, preferred stock and any other securities of the Company entitled to vote generally for the election of directors or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.

                                          ALLIEDSIGNAL INC.


                                          By: /s/ Lawrence A. Bossidy
                                              ---------------------------------
                                          Name: Lawrence A. Bossidy
                                          Title: Chairman and Chief Executive
                                                 Officer


                                          HONEYWELL INC.


                                          By: /s/ Michael R. Bonsignore
                                              ---------------------------------
                                          Name: Michael R. Bonsignore
                                          Title: Chairman and Chief Executive
                                                 Officer

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this 'Agreement'), dated as of June 4, 1999, between ALLIEDSIGNAL INC., a Delaware corporation ('Parent'), and HONEYWELL INC., a Delaware corporation (the 'Company').

                             W I T N E S S E T H :

     WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the 'Merger Agreement') pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions stated therein; and

     WHEREAS, in order to induce the Company to enter into the Merger Agreement and as a condition for the Company's agreeing so to do, Parent has granted to the Company the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

     SECTION 2. Grant of Stock Option. Parent hereby grants to the Company an irrevocable option (the 'Stock Option') to purchase, on the terms and subject to the conditions hereof, for $58.375 per share (the 'Exercise Price') in cash, up to 109,308,537 fully paid and non-assessable shares (the 'Option Shares') of Parent's common stock, par value $1.00 per share (the 'Common Stock'). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 5 below.

     SECTION 3. Exercise of Stock Option.

     (a) The Company may, subject to the provisions of this Section 3, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Parent Trigger Event (defined below) and prior to the Termination Date. 'Termination Date' shall mean, subject to Section 9(a), the earliest of (i) the Effective Time of the Merger, (ii) 120 days after the date full payment contemplated by Section 10.6(a) of the Merger Agreement is made by Parent to the Company thereunder, (iii) the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Parent Trigger Event has occurred or could still occur pursuant to Section 10.6(a) of the Merger Agreement or (iv) the first anniversary of the date of termination of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, the Company shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent the Company exercised the Stock Option prior to the occurrence of the Termination Date. A 'Parent Trigger Event' shall mean an event the result of which is that the total fee or fees required to be paid by Parent to the Company pursuant to Section 10.6(a) of the Merger Agreement is equal to $350 million.

     (b) The Company may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any waiting period applicable to the purchase of the Option Shares under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Parent and its Subsidiaries, taken as a whole.

     (c) If the Company shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving Parent written notice (the 'Stock Exercise Notice') to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as the Company may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

     (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a), the Company may elect to send a written notice to Parent (the 'Cash Exercise Notice') specifying a date not later than 20 business days and not earlier than 5 business days following the date such notice is given on which date Parent shall pay to the Company in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such relevant portion of the Option Shares subject to the Stock Option as the Company shall specify. As used herein, 'Spread' shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal relating to Parent (the 'Proposed Alternative Transaction Price') or (y) the average of the closing prices of the shares of Common Stock on the principal securities exchange or quotation system on which the Common Stock is then listed or traded as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) for the five consecutive trading days immediately preceding the date on which the Cash Exercise Notice is given (the 'Average Market Price'). If the Proposed Alternative Transaction Price includes any property other than cash, the Proposed Alternative Transaction Price shall be the sum of (i) the fixed cash amount, if any, included in the Proposed Alternative Transaction Price plus
(ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Proposed Alternative Transaction Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by the Company of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of Parent to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 5.

     (e) (i) At any closing pursuant to Section 3(c) hereof, the Company shall make payment to Parent of the aggregate purchase price for the Option Shares to be purchased and Parent shall deliver to the Company a certificate representing the purchased Option Shares, registered in the name of the Company or its designee and (ii) at any closing pursuant to Section 3(d) hereof, Parent will deliver to the Company cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by the Company to Parent, or by Parent to the Company, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by Parent to designate such a bank account shall not preclude the Company from exercising the Stock Option.

     (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

         'The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended.'

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if the Company shall have delivered to Parent a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

     SECTION 4. Representations of the Company. The Company hereby represents and warrants to Parent that any Option Shares acquired by the Company upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by the Company with the intention of making a public distribution thereof, other than pursuant to an effective registration statement under the Securities Act or otherwise in compliance with the Securities Act.

     SECTION 5. Adjustment upon Changes in Capitalization or Merger.

     (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would effect the Company's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Company will receive upon exercise of the Stock Option a number and class of shares or amount of other securities or property that the Company would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect any shares subject or issued pursuant to the Stock Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 5, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that Parent enters into an agreement (i) to consolidate with or merge into any Person, other than the Company or one of its Subsidiaries, and Parent will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than the Company or one of its Subsidiaries, to merge into Parent and Parent will be the continuing or surviving corporation, but in connection with this merger, the shares of Common Stock outstanding immediately prior to the consummation of this merger will be changed into or exchanged for stock or other securities of Parent or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than the Company or one of its Subsidiaries, then, and in each such case, the agreement governing this transaction shall make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that the Company would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. Parent shall take such steps in connection with such consolidation, merger, liquidation or other transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

     SECTION 6. Further Assurances; Remedies.

     (a) Parent agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Parent, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

     (b) Parent agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Parent.

     (c) Parent agrees that promptly after the occurrence of a Parent Trigger Event it shall take all actions as may from time to time be required (including
(i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with the Company in the Company's preparing and processing the required notices or applications) in order to permit the Company to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

     (d) The parties agree that the Company would be irreparably damaged if for any reason Parent failed, in breach of its obligations hereunder, to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 5 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that the Company would not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Parent. Accordingly, if the Company should institute an action or proceeding seeking specific enforcement of the provisions hereof, Parent hereby waives the claim or defense that the Company has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Parent further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that the Company may have against Parent for any failure to perform its obligations under this Agreement.

     SECTION 7. Listing of Option Shares. Promptly after the occurrence of a Parent Trigger Event and from time to time thereafter if necessary, Parent will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     SECTION 8. Registration of the Option Shares.

     (a) If, within two years of the exercise of the Stock Option, the Company requests Parent in writing to register under the Securities Act any of the Option Shares received by the Company hereunder, Parent will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by the Company of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith Parent shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of the Company's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by the Company in accordance with the plan of disposition specified by the Company in its request. Parent shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that Parent may postpone the filing of a registration statement relating to a registration request by the Company under this Section 8 for a period of time (not in excess of 90 days) if in Parent's reasonable, good faith judgment such filing would require the disclosure of material information that Parent has a bona fide business purpose for preserving as confidential (but in no event shall Parent exercise such postponement right more than once in any twelve month period).

     (b) Parent shall notify the Company in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If the Company wishes to have any portion of its Option Shares included in such registration statement, it shall advise Parent in writing to that effect within two business days following receipt of such notice, and Parent will thereupon include the number of Option Shares indicated by the Company under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise Parent that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to securities intended to be registered by Parent for its own account and, thereafter, Parent shall include in such registration Option Shares requested by the Company to be included therein pro rata with the shares of Common Stock intended to be included therein by other stockholders of Parent.

     (c) All expenses relating to or in connection with any registration contemplated under this Section 8 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at Parent's expense except for underwriting discounts or commissions and brokers' fees. Parent and the Company agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. Parent shall indemnify the Company, its officers, directors, agents, other controlling persons and any underwriters retained by the Company in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which the Company, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by the Company or its underwriters to Parent. The Company and its underwriters, respectively, shall indemnify Parent to the same extent with respect to information furnished in writing to Parent by the Company and such underwriters, respectively.

     SECTION 9. Miscellaneous.

     (a) Extension of Exercise Periods. The periods during which the Company may exercise its rights under Sections 2 and 3 hereof shall be extended in each such case at the request of the Company to the extent necessary to avoid liability by the Company under Section 16(b) of the Exchange Act by reason of such exercise.

     (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

     (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Parent, to:

        AlliedSignal Inc.
        101 Columbia Road
        P.O. Box 3000
        Morristown, NJ 07962-2496
        Attention: Peter M. Kreindler
        Senior Vice President,
        General Counsel
        and Secretary
        Facsimile No.: (973) 455-4217

     with a copy to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, NY 10004-1980
        Attention: Arthur Fleischer, Jr., Esq.
                   Charles M. Nathan, Esq.
        Facsimile No.: (212) 859-4000

     if to the Company, to:

        Honeywell Inc.
        Honeywell Plaza
        Minneapolis, MN 55408
        Attention: Edward D. Grayson
        Vice President and General Counsel
        Facsimile No.: (612) 951-3859

     with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, NY 10022-3897
        Attention: Peter Allan Atkins, Esq.
                   David J. Friedman, Esq.
        Facsimile No.: (212) 735-2000

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this
Section 9 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this
Section 9.

     (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

     (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     (g) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(c) shall be deemed effective service of process on such party.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

     (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Parent, but may be assigned by the Company in whole or in part to any direct or indirect wholly-owned subsidiary of the Company, provided that the Company shall remain liable for any obligations so assigned.

     (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     (m) Public Announcement. The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing Agreement with any national securities exchange, may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

     SECTION 10. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Company's Total Profit (as defined below) exceed $400 million (the 'Maximum Amount') and, if it otherwise would exceed such Maximum Amount, the Company at its sole election may (i) pay cash to Parent, (ii) deliver to Parent for cancellation Option Shares previously purchased by the Company, or (iii) any combination thereof, so that the Company's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, the Company, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

     (c) As used herein, the term 'Total Profit' shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by the Company pursuant to Section 10.6(a) of the Merger Agreement less any repayment by the Company to Parent pursuant to Section 10(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by the Company pursuant to the sale of Option Shares (or of any other securities into or for which such

Option Shares are converted or exchanged), less (y) the Company's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by the Company pursuant to Section 3(d).

     (d) As used herein, the term 'Notional Total Profit' with respect to any number of Option Shares as to which the Company may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by the Company and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     SECTION 11. Restrictions on Certain Actions; Covenants of the Company. From and after the date of exercise of the Stock Option (other than an exercise contemplated by Section 3(d) hereof), in whole or part, and for as long as the Company owns shares of Common Stock acquired pursuant to the exercise of the Stock Option:

     (a) Without the prior consent of the Board of Directors of Parent, the Company will not, and will not permit any of its affiliates to:

          (i) acquire or agree, offer or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 25% of any class of Voting Securities (as defined in below), or any rights or options to acquire such ownership (including from a third party);

          (ii) propose a merger, consolidation or similar transaction involving Parent;

          (iii) offer or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of Parent;

          (iv) solicit or participate in the solicitation of any proxies or consents with respect to the securities of Parent;

          (v) enter into any agreements or arrangements with any third party with respect to any of the foregoing; or

          (vi) request permission to do any of the foregoing or any permission to make any public announcement with respect to any of the foregoing; and

     (b) (i) The Company agrees to be present in person or to be represented by proxy at all stockholder meetings of Parent so that all shares of Voting Securities beneficially owned by it or its affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

          (ii) The Company agrees to vote or cause to be voted all Voting Securities beneficially owned by it or its affiliates proportionately with the votes cast by all other stockholders present and voting.

          (iii) The provisions of this Section 11 shall terminate at such time as the Stock Option granted hereby expires without having been exercised in whole or part. The provisions of this Section 11 shall not apply to actions taken pursuant to the Merger Agreement. 'Voting Securities' means the shares of Common Stock, preferred stock and any other securities of Parent entitled to vote generally for the election of directors or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed as of the day and year first above written.

                                          ALLIEDSIGNAL INC.

                                          By: /s/ Lawrence A. Bossidy
                                              --------------------------------
                                          Name:  Lawrence A. Bossidy
                                          Title: Chairman and Chief Executive
                                                 Officer

                                          HONEYWELL INC.

                                          By: /s/ Michael R. Bonsignore
                                              --------------------------------
                                          Name:  Michael R. Bonsignore
                                          Title: Chairman and Chief Executive
                                                 Officer

                                                                         ANNEX D

                                                                          [LOGO]

J.P. Morgan Securities Inc.

60 Wall Street
New York NY
10260-0060

June 4, 1999

The Board of Directors
AlliedSignal Inc.
101 Columbia Road
Morristown, New Jersey 07962

Attention: Mr. Lawrence A. Bossidy
           Chairman of the Board and Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to AlliedSignal Inc. (the 'Company') of the consideration to be paid by the Company in connection with the proposed merger (the 'Merger') of Blossom Acquisition Corp., a wholly owned subsidiary of the Company (the 'Merger Subsidiary'), with and into Honeywell Inc. ('Honeywell'). Pursuant to the Agreement and Plan of Merger, dated as of June 4, 1999 (the 'Agreement'), by and among the Company, Honeywell and the Merger Subsidiary, the Merger Subsidiary will merge with and into Honeywell, Honeywell will be the surviving corporation in the Merger, and each share of common stock, par value $1.50 per share, of Honeywell outstanding immediately prior to the effective time of the Merger (other than certain shares which are to be canceled pursuant to the Agreement) will be converted into the right to receive 1.875 shares of common stock, par value $1.00 per share (the 'Company Common Stock'), of the Company.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and Honeywell and of certain other companies engaged in businesses comparable to those of the Company and Honeywell, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to Honeywell and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and Honeywell; (v) the audited financial statements of the Company and Honeywell for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company and Honeywell for the period ended March 31, 1999 and April 4, 1999, respectively;
(vi) certain internal financial analyses and forecasts prepared by the Company and Honeywell and their respective managements; and (vii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and Honeywell with respect to certain aspects of the Merger, the past and current business operations of the Company and Honeywell, the financial condition and future prospects and operations of the Company and Honeywell, the effects of the Merger on the financial condition and future prospects of the Company and Honeywell, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Honeywell or otherwise obtained by us from third party sources, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Honeywell to which such analyses or forecasts relate. In addition, as to certain loss contingencies, we have relied on estimates provided by management of Honeywell as to the probable amount thereof. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company Common Stock or the combined company's common stock will trade at any future time.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Merger and related transactions.

We will receive a fee from the Company for the delivery of this opinion. As you are aware, we and our affiliates provide commercial banking, investment banking and asset management services to the Company, and we and our affiliates also provide commercial banking and asset management services to Honeywell. In addition, Mr. Lawrence A. Bossidy is a director of J.P. Morgan & Co. Incorporated. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or Honeywell for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Company in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By:   /s/ JACQUES AIGRAIN
   ----------------------------
    Name:  Jacques Aigrain
    Title:  Managing Director

                                                                         ANNEX E


[Logo]                                                 BEAR, STEARNS & CO. INC.

                                                                245 PARK AVENUE
                                                       NEW YORK, NEW YORK 10167
                                                                 (212) 272-2000

                                                                ATLANTA  BOSTON
                                                   CHICAGO  DALLAS  LOS ANGELES
                                                        NEW YORK  SAN FRANCISCO
                                                              GENEVA  HONG KONG
                                                           LONDON  PARIS  TOKYO


June 4, 1999

Board of Directors
Honeywell Inc.
2701 Fourth Avenue South
Minneapolis, MN 55408

Attention: Michael R. Bonsignore
           Chairman and Chief Executive Officer

Ladies and Gentlemen:

We understand that Honeywell Inc. ('Honeywell') and AlliedSignal Inc. ('AlliedSignal') have entered into an Agreement and Plan of Merger dated
June 4, 1999 (the 'Merger Agreement') pursuant to which a newly-formed acquisition subsidiary of AlliedSignal will be merged with and into Honeywell (the 'Merger') and Honeywell will continue as the surviving entity as a wholly-owned subsidiary of AlliedSignal (the 'Transaction'). Pursuant to the terms of the Merger Agreement, each outstanding share of common stock, par value $1.50 per share, of Honeywell ('Honeywell Common Stock') will be converted into 1.875 shares of common stock, par value $1.00 per share, of AlliedSignal ('AlliedSignal Common Stock') in accordance with the terms of the Merger Agreement. Such ratio of AlliedSignal Common Stock to Honeywell Common Stock is hereinafter referred to as the 'Exchange Ratio'.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view to the holders of Honeywell Common Stock.

In the course of our analyses for rendering this opinion, we have:

      1. reviewed the Merger Agreement;

      2. reviewed certain publicly-available business and financial information relating to Honeywell including Honeywell's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Honeywell's quarterly report on Form 10-Q for the quarter ended April 4, 1999;

      3. reviewed certain operating and financial information, including projections, provided to us by management of Honeywell relating to Honeywell's business and prospects;

      4. met with certain members of Honeywell's senior management to discuss its operations, historical financial statements, future prospects and the potential benefits of the Transaction including the estimated synergies reasonably obtainable upon the consummation of the Transaction (the 'Synergies');

      5. reviewed the historical prices and trading volume of the common shares of Honeywell;

      6. reviewed certain publicly-available business and financial information relating to AlliedSignal including AlliedSignal's Annual Report to Shareholders and Annual Report

Honeywell Inc.
June 4, 1999
Page 2

         on Form 10-K for the fiscal year ended December 31, 1998 and AlliedSignal's quarterly report on Form 10-Q for the quarter ended March 31, 1999;

      7. reviewed certain operating and financial information, including projections, provided to us by management of AlliedSignal relating to AlliedSignal's business and prospects;

      8. met with certain members of AlliedSignal's senior management to discuss its operations, historical financial statements, future prospects and the potential benefits of the Transaction including the Synergies;

      9. reviewed the historical prices and trading volume of the common shares of AlliedSignal;

     10. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Honeywell and AlliedSignal;

     11. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to the Transaction; and

     12. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including projections and the Synergies, provided to, discussed with, or reviewed by or for us by Honeywell and AlliedSignal or otherwise publicly available. With respect to Honeywell's and AlliedSignal's projected financial results and the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Honeywell and AlliedSignal as to the expected future performance of Honeywell and AlliedSignal, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections and the Synergies and we have further relied upon the assurances of the senior managements of Honeywell and AlliedSignal that they are unaware of any facts that would make such information, projections or Synergies provided to us incomplete or misleading. We have also assumed with your consent that the Merger will
(i) qualify as a tax-free reorganization for U.S. federal income tax purposes,
(ii) be accounted for under the pooling-of-interests method of accounting and
(iii) otherwise be consummated in accordance with the terms described in the Merger Agreement, without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would be material to our analysis. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Honeywell and AlliedSignal, nor have we been furnished with any such appraisals. In rendering our opinion, we have not solicited, and have not been authorized to solicit, third party acquisition interest in Honeywell. In addition, we are not expressing any opinion as to the price or range of prices at which Honeywell Common Stock or AlliedSignal Common Stock may trade subsequent to the announcement or consummation of the Transaction. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

We have acted as financial advisor to Honeywell in connection with the Transaction and will receive a fee for such services, including the rendering of this opinion, a significant portion of which is contingent upon the consummation of the Transaction. We have previously rendered certain investment banking and financial advisory services to both Honeywell and AlliedSignal for which we received customary compensation. In the ordinary course of our business, we may actively trade the securities of Honeywell and/or AlliedSignal for our own account and for the

Honeywell Inc.
June 4, 1999
Page 3

accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Honeywell, does not address Honeywell's underlying business decision to effect the Transaction nor constitute a recommendation to the Board of Directors of Honeywell in connection with the Merger, and does not constitute a recommendation to any holder of Honeywell Common Stock as to how to vote shares in connection with the Merger. This opinion is not intended to be relied upon or confer any rights or remedies upon any creditor or shareholder of Honeywell, or any other third party. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Honeywell Common Stock in connection with the Transaction.

Based on and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Honeywell Common Stock as of the date hereof.

Very truly yours,

BEAR, STEARNS & CO. INC.


By: /s/ Michael J. Urfirer
    ----------------------------------------
    Name: Michael J. Urfirer
    Title: Senior Managing Director

                                                                         ANNEX F

                            Certificate of Amendment
                                       of
                     Restated Certificate of Incorporation
                                       of
                               AlliedSignal Inc.

     AlliedSignal Inc., a Delaware corporation (the 'Corporation'), hereby certifies as follows:


     1. The Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring the proposed amendment to be advisable and directing that the proposed amendment be presented to a special meeting of the Corporation's shareowners, such amendment to replace existing Article FOURTH of the Restated Certificate of Incorporation in its entirety with a new Article FOURTH, to read as follows:



          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 2,040,000,000 shares of which 2,000,000,000 shares shall be Common Stock, par value $1.00 per share ('Common Shares'), and 40,000,000 shares shall be Preferred Stock, without par value ('Preferred Stock').


     2. The amendment of the Restated Certificate of Incorporation as set forth above has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

                                          AlliedSignal Inc.


                                          By:
                                             ---------------------------------
                                             Name:
                                             Title:


Attest:


------------------------------------
Name:
Title:

Dated:           , 1999

                                   PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a 'derivative action'), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article ELEVENTH of AlliedSignal's Restated Certificate of Incorporation, each person who is or was a director or officer of AlliedSignal, and each director or officer of AlliedSignal who serves or served any other enterprise or organization at the request of AlliedSignal, shall be indemnified by AlliedSignal to the full extent permitted by the DGCL.

     Under the DGCL, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of AlliedSignal, or serves or served any other enterprise or organization at the request of AlliedSignal, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of AlliedSignal, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of AlliedSignal, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of AlliedSignal except that if such a person is adjudged to be liable in such suit to AlliedSignal, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnify for such expenses.

     In addition, AlliedSignal maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

                                 EXHIBIT INDEX


  2.1 -- Agreement and Plan of Merger, dated as of June 4, 1999, among Honeywell Inc., AlliedSignal Inc. and Blossom
         Acquisition Corp. (included in the joint proxy statement/prospectus as Annex A).
  3.1 -- AlliedSignal's Restated Certificate of Incorporation
         (incorporated by reference to Exhibit 3(i) to AlliedSignal's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).
  3.2 -- AlliedSignal's By-laws, as amended (incorporated by reference to Exhibit 3(ii) to AlliedSignal's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 1996).
  3.3 -- Form of proposed amendment to the Restated Certificate of Incorporation of AlliedSignal Inc. (included in the joint proxy statement/prospectus as Annex F).
  3.4 -- Form of amendment to the By-laws of AlliedSignal Inc. to be effective as of the effective time of the merger.*
  5.1 -- Opinion of J. Edward Smith, Esq., Assistant General
         Counsel of AlliedSignal Inc., regarding the legality of the shares being issued in the merger.
  8.1 -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain federal income tax consequences described in the joint proxy statement/prospectus.
  8.2 -- Opinion of Fried, Frank, Harris, Shriver & Jacobson as to certain federal income tax consequences described in the joint proxy statement/prospectus.
 10.1 -- Stock Option Agreement, dated as of June 4, 1999, by and between Honeywell Inc. and AlliedSignal Inc. (Honeywell as issuer) (included in the joint proxy statement/prospectus as Annex B).
 10.2 -- Stock Option Agreement, dated as of June 4, 1999, by and between Honeywell Inc. and AlliedSignal Inc. (AlliedSignal as issuer) (included in the joint proxy statement/prospectus as Annex C).
 10.3 -- Form of Employment Agreement between Michael R.
         Bonsignore and Honeywell International Inc.*
 15.1 -- PricewaterhouseCoopers LLP Acknowledgment Letter as to the incorporation of its report relating to unaudited interim financial information of AlliedSignal Inc.
 23.1 -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 8.1).
 23.2 -- Consent of Fried, Frank, Harris, Shriver & Jacobson
         (included in Exhibit 8.2).
 23.3 -- Consent of PricewaterhouseCoopers LLP.
 23.4 -- Consent of Deloitte & Touche LLP.
 23.5 -- Consent of J.P. Morgan Securities Inc.*
 23.6 -- Consent of Bear, Stearns & Co. Inc.*
 23.7 -- Consent of J. Edward Smith, Esq. (included in Exhibit 5.1).
 24.1 -- Powers of Attorney of directors of Registrant.*
 99.1 -- Forms of Proxies of AlliedSignal Inc.
 99.2 -- Form of Proxy of Honeywell Inc.
 99.3 -- Consent of Michael R. Bonsignore.*
 99.4 -- Consent of Jaime Chico Pardo.
 99.5 -- Consent of Bruce Karatz.
 99.6 -- Consent of Gordon Bethune.
 99.7 -- Consent of James J. Howard.
 99.8 -- Consent of Michael W. Wright.


------------


* Previously filed.

     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22.  UNDERTAKINGS.

    (A)  The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the 'Securities Act');

             (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

            (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                  (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                  Section 15(d) of the Securities Exchange Act of 1934
                  (the 'Exchange Act') that are incorporated by reference in this registration statement.
         (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C)  The undersigned Registrant hereby undertakes:

         (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (D)  The undersigned Registrant hereby undertakes:

         (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (F)  The undersigned Registrant hereby undertakes:

         (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to
             Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Morris, State of New Jersey, on July 22, 1999.


                                          ALLIEDSIGNAL INC.


                                          By: /s/ RICHARD F. WALLMAN
                                             ..................................
                                             Richard F. Wallman
                                             Senior Vice President and
                                             Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.


                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
                    *                       Chairman of the Board of Directors,
------------------------------------------  President, Chief Executive Officer
           Lawrence A. Bossidy              and Director

          /s/ RICHARD F. WALLMAN            Senior Vice President and Chief         July 22, 1999
------------------------------------------    Financial Officer
            Richard F. Wallman                (Principal Financial Officer)

        /s/ RICHARD J. DIEMER, JR.          Vice President and Controller           July 22, 1999
------------------------------------------    (Chief Accounting Officer)
          Richard J. Diemer, Jr.

                    *                       Director
------------------------------------------
             Hans W. Becherer

                    *                       Director
------------------------------------------
            Marshall N. Carter

                    *                       Director
------------------------------------------
               Ann M. Fudge

                    *                       Director
------------------------------------------
            Robert P. Luciano

                    *                       Director
------------------------------------------
             Robert S. Palmer

                    *                       Director
------------------------------------------
            Russell E. Palmer

                    *                       Director
------------------------------------------
            Frederic M. Poses

                    *                       Director
------------------------------------------
            Ivan G. Seidenberg

                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
                    *                       Director
------------------------------------------
             Andrew C. Sigler

                    *                       Director
------------------------------------------
             John R. Stafford

                    *                       Director
------------------------------------------
            Thomas P. Stafford

                    *                       Director
------------------------------------------
            Robert C. Winters

                    *                       Director
------------------------------------------
              Henry T. Yang

*By:     /s/ PETER M. KREINDLER
    --------------------------------------
           (Peter M. Kreindler
            Attorney-in-fact)

    July 22, 1999

                                 EXHIBIT INDEX


 2.1 -- Agreement and Plan of Merger, dated as of June 4, 1999, among Honeywell Inc., AlliedSignal Inc. and Blossom
        Acquisition Corp. (included in the joint proxy statement/prospectus as Annex A).
 3.1 -- AlliedSignal's Restated Certificate of Incorporation
        (incorporated by reference to Exhibit 3(i) to AlliedSignal's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).
 3.2 -- AlliedSignal's By-laws, as amended (incorporated by reference to Exhibit 3(ii) to AlliedSignal's Quarterly
        Report on Form 10-Q for the quarter ended March 31, 1996).
 3.3 -- Form of proposed amendment to the Restated Certificate of Incorporation of AlliedSignal Inc. (included in the joint proxy statement/prospectus as Annex F).
 3.4 -- Form of amendment to the By-laws of AlliedSignal Inc. to be effective as of the effective time of the merger.*
 5.1 -- Opinion of J. Edward Smith, Esq., Assistant General
        Counsel of AlliedSignal Inc., regarding the legality of the shares being issued in the merger.
 8.1 -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain federal income tax consequences described in the joint proxy statement/prospectus.
 8.2 -- Opinion of Fried, Frank, Harris, Shriver & Jacobson as to certain federal income tax consequences described in the joint proxy statement/prospectus.
10.1 -- Stock Option Agreement, dated as of June 4, 1999, by and between Honeywell Inc. and AlliedSignal Inc. (Honeywell as issuer) (included in the joint proxy statement/prospectus as Annex B).
10.2 -- Stock Option Agreement, dated as of June 4, 1999, by and between Honeywell Inc. and AlliedSignal Inc. (AlliedSignal as issuer) (included in the joint proxy statement/prospectus as Annex C).
10.3 -- Form of Employment Agreement between Michael R.
        Bonsignore and Honeywell International Inc.*
15.1 -- PricewaterhouseCoopers LLP Acknowledgment Letter as to the incorporation of its report relating to unaudited interim financial information of AlliedSignal Inc.
23.1 -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (included in Exhibit 8.1).
23.2 -- Consent of Fried, Frank, Harris, Shriver & Jacobson
        (included in Exhibit 8.2).
23.3 -- Consent of PricewaterhouseCoopers LLP.
23.4 -- Consent of Deloitte & Touche LLP.
23.5 -- Consent of J.P. Morgan Securities Inc.*
23.6 -- Consent of Bear, Stearns & Co. Inc.*
23.7 -- Consent of J. Edward Smith, Esq. (included in Exhibit 5.1).
24.1 -- Powers of Attorney of directors of Registrant.*
99.1 -- Forms of Proxies of AlliedSignal Inc.
99.2 -- Form of Proxy of Honeywell Inc.
99.3 -- Consent of Michael R. Bonsignore.*
99.4 -- Consent of Jaime Chico Pardo
99.5 -- Consent of Bruce Karatz
99.6 -- Consent of Gordon M. Bethune
99.7 -- Consent of James J. Howard
99.8 -- Consent of Michael W. Wright


------------


* Previously filed.




                            STATEMENT OF DIFFERENCES
                            ------------------------

The registered trademark symbol shall be expressed as ..................... 'r'
The section symbol shall be expressed as .................................. 'SS'